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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                  SECURITIES EXCHANGE ACT OF 1934 (AS AMENDED)



File by the Registrant                               [X]

Filed by a Party other than the Registrant           [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CERION TECHNOLOGIES INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
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         (2) Aggregate number of securities to which transaction applies:
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         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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         (4)  Proposed maximum aggregate value of transaction:
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         (5) Total fee paid:
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[X]   Fee paid previously with preliminary materials.
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[ ]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
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         (2) Form, Schedule or Registration Statement no.:
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         (4) Date Filed:
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                            CERION TECHNOLOGIES INC.
                              1401 INTERSTATE DRIVE
                            CHAMPAIGN, ILLINOIS 61822


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 29, 1998

         Notice is hereby given that a Special Meeting of Stockholders of Cerion Technologies Inc. (the "Company") will be held at the Union League Club, 65 West Jackson Street, Chicago, Illinois, on December 29, 1998 at 10:00 a.m., Central Time, for the following purposes:

         1. To consider and act upon the Liquidation Proposal, including adoption of a Plan of Complete Liquidation and Dissolution substantially in the form attached as Appendix A to the Proxy Statement, dated December 3, 1998.

         2. To consider and transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 13, 1998 as the record date for determining the stockholders of the Company having the right to notice of, and the right to vote at, this meeting.

         Please vote, date, sign and return the Proxy in the enclosed postage prepaid envelope at your earliest convenience. If you return the Proxy, you may nevertheless attend the meeting and vote your shares in person.







                                     SAM ERWIN
                                     Secretary


December 3, 1998

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 IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT
                   YOU ATTEND THE MEETING, PLEASE VOTE, DATE,
       SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

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                            CERION TECHNOLOGIES INC.
                              1401 INTERSTATE DRIVE
                            CHAMPAIGN, ILLINOIS 61822


                                 PROXY STATEMENT


                                     GENERAL

         The Board of Directors of Cerion Technologies Inc. ("CERION" or the "COMPANY"), a Delaware corporation, whose principal executive offices are located at 1401 Interstate Drive, Champaign, Illinois 61822, is distributing this Proxy Statement and soliciting the accompanying Proxy for use at the Special Meeting of Stockholders of Cerion (the "MEETING") to be held on December 29, 1998 at 10:00 a.m., Central Time at the Union League Club, 65 West Jackson Street, Chicago, Illinois, and at any adjournment thereto.

         Shares represented by duly executed Proxies in the enclosed form that are received by the Company prior to the Meeting will be voted as instructed in the Proxy on each matter submitted to the vote of stockholders. If any duly executed Proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by that Proxy (i) FOR the proposal to approve the sale of all of the Company's assets and adopt the Plan of Complete Liquidation and Dissolution attached as Appendix A to this Proxy Statement (the "LIQUIDATION PROPOSAL") and (ii) in the discretion of the persons named on the Proxy with respect to any other matters properly brought before the Meeting.

         The Board of Directors is proposing for approval by the stockholders at the Meeting the Liquidation Proposal, which includes the sale or distribution of all of the Company's assets and adoption of a Plan of Complete Liquidation and Dissolution of the Company (the "PLAN"), a copy of which is attached as Appendix A to this Proxy Statement. Under the Liquidation Proposal, the Board of Directors will endeavor to sell or convert into cash all of the assets of the Company (other than cash and cash equivalents), including inventory, real estate, fixed assets, plant and equipment, accounts receivable and certain intellectual property relating to the Company's business. The Board of Directors will not seek to sell the Company, in whole or in part, to the Company's officers, directors, beneficial owners of stock or other affiliates. While the Board of Directors would prefer to sell the Company's business as a whole, its lack of success in doing so despite substantial efforts over an extended period have led the Company to conclude that such a sale is extremely unlikely, although it would be permitted under the Liquidation Proposal.

         The Liquidation Proposal would eventually result in the complete liquidation of all of the Company's assets. If the Liquidation Proposal is approved, the Board of Directors will cause the Company to file a certificate of dissolution, wind up the Company's affairs, attempt to convert all Company assets into cash or cash equivalents, pay or attempt to adequately provide for the payment of all of the Company's known obligations and liabilities and distribute pro rata in one or more liquidating distributions to or for the benefit of the Company's stockholders, as of the applicable record date(s), all of the Company's cash.

         If assets of the Company remain undistributed to its stockholders by December 31, 2000 (the "FINAL DISTRIBUTION DATE"), those assets would be transferred to a liquidating trust (the "LIQUIDATING TRUST") for the pro rata benefit of the stockholders of the Company of record on the Final Distribution Date. Approval of the Liquidation Proposal will constitute stockholder approval

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of the Plan and of the possible appointment by the Board of Directors of one or more trustees of the Liquidating Trust (the "LIQUIDATING TRUSTEES") and the execution of a liquidating trust agreement with the Liquidating Trustees on such terms and conditions as the Board of Directors shall determine in its absolute discretion. In addition, approval of the Liquidation Proposal will constitute stockholder approval of any and all sales of assets of the Company approved by the Board of Directors or, if applicable, the Liquidating Trustees. See "Approval of Liquidation Proposal" for a more complete description.

         Certain directors and officers of the Company may have an interest in approval of the Liquidation Proposal. Three executive officers of the Company (including David A. Peterson, a director) have employment contracts with the Company that provide that these officers would be entitled to a severance benefit equal to three times the sum of their annual salary and bonus (subject to reduction, however, to avoid certain excise taxes) if their employment is terminated or they resign under certain conditions following a "Change of Control", which would include stockholder approval of the Liquidation Proposal, or a sale of the Company. Also, the chief executive officer of Nashua Corporation, which owns 36.8% of the outstanding shares of Common Stock and which is a co-defendant with the Company in certain securities litigation, was a director of the Company when the Board of Directors approved the Liquidation Plan, although subsequently he resigned as a director. These matters are discussed below under "Liquidation Analysis and Estimates," "Interest of Certain Persons," "Certain Compensation Arrangements," "Certain Claims" and "Share Ownership of Certain Beneficial Owners."

         The Board of Directors does not know of any matter other than the Liquidating Proposal that may be brought before the Meeting. In the event that any other matter should come before the Meeting, the persons named on the Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

         Each Proxy executed and returned by a stockholder may be revoked by delivering written notice of such revocation to the Secretary of Cerion or by executing and delivering to the Secretary a Proxy bearing a later date, at any time at or before the Meeting except as to any matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authorization conferred by such Proxy, or by a vote cast in person at the Meeting. Presence at the Meeting does not itself revoke a Proxy previously given.

         This Proxy Statement is being mailed to stockholders on or about December 3, 1998.


                                VOTING SECURITIES

         The only outstanding class of voting securities of Cerion is Common Stock, $.01 par value (the "COMMON STOCK"), each share of which entitles the holder thereof to one vote. Only stockholders of record at the close of business on November 13, 1998, are entitled to vote at the Meeting and at any adjournment thereof. As of the close of business on such date, there were 7,054,593 shares of the Company's Common Stock outstanding. The holders of a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, constitute a quorum for the transaction of business. Any stockholders voting by proxy to abstain with respect to the Liquidation Proposal will be counted as present for quorum purposes, while broker non-votes will not be counted as present.

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         Information regarding all persons known to be the beneficial owners of more than 5% of the outstanding Common Stock, including Nashua Corporation, which owns 36.8% of the outstanding Common Stock, appears below under the caption "Share Ownership of Certain Beneficial Owners."


                             ADDITIONAL INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         The Company previously distributed to stockholders its Annual Report on Form 10-K for its fiscal year ended December 31, 1997 ("FORM 10-K"), and has subsequently publicly filed Forms 10-Q for its fiscal quarters ended April 3, 1998, July 3, 1998 and October 2, 1998 ("THIRD QUARTER FORM 10-Q"). The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered a copy of any or all of the foregoing documents (other than exhibits). Requests for such documents should be directed to Cerion Technologies Inc., 1401 Interstate Drive, Champaign, Illinois 61822, Attention:
Richard A. Clark, Vice President- Finance, Chief Financial Officer and
Treasurer.

         Attached to this Proxy Statement, and made a part hereof, are copies of the Form 10-K as Appendix C, Exhibit 99.1 to the Form 10-K (as amended) as Appendix D, Exhibit 99.2 to the Form 10-K as Appendix E and the Third Quarter Form 10-Q as Appendix F.


                    FORWARD-LOOKING STATEMENTS - SAFE HARBOR

         This Proxy Statement and the documents referred to above contain certain "forward-looking" statements, including among others the statements regarding the possibility of finding a buyer or buyers for assets of the Company, the potential value of any assets of the Company, the amount and nature of liabilities of or that may be asserted against the Company, the timing and amount of any distributions to stockholders pursuant to the Liquidation Proposal, industry conditions and prospects and the Company's operating results for the fourth quarter of 1998. Without limiting the foregoing, words such as "anticipates", "believes", "expects", "intends", "plans" and similar expressions are intended to identify "forward-looking" statements.

         All of these "forward-looking" statements are inherently uncertain, and stockholders must recognize that actual events could cause actual results to differ materially from senior management's expectations. Key risk factors that could, in particular, have an adverse impact on the Company's ability to effect the Liquidation Proposal on a timely basis and on the amount of any


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distributions that may be made to stockholders pursuant to the Liquidation
Proposal include the Company's inability to date to find any buyer for the Company as a going concern despite significant efforts to do so (leading the Company to conclude that the prospects for any such sale are extremely unlikely), depressed conditions in the industry in which the Company operates that have persisted for approximately two years and seem likely to continue, and the existence of certain contingent liabilities of the Company, including a securities law class action.

         As discussed below under "Liquidation Analysis and Estimates," based on management's present estimates, the Company expects to be able to distribute net proceeds from the Liquidation Proposal to the Company's shareholders. NONETHELESS, THERE CAN BE NO ASSURANCE THAT THERE WILL BE ANY SUCH DISTRIBUTIONS, LET ALONE AS TO THEIR AMOUNT OR WHEN IT OR THEY MIGHT OCCUR.


                        APPROVAL OF LIQUIDATION PROPOSAL


GENERAL

         The Board of Directors has adopted a Liquidation Proposal, which would include the sale or distribution of all of the Company's assets, and adoption of a Plan of Complete Liquidation and Dissolution of the Company. The Liquidation Proposal, including the Plan, was approved by the Board of Directors, subject to stockholder approval, on September 14, 1998. A copy of the Plan is attached as Appendix A to this Proxy Statement. The material features of the Liquidation Proposal, including the Plan, are summarized below. This summary does not claim to be complete and is subject in all respects to the provisions of the Plan. STOCKHOLDERS ARE URGED TO READ THE PLAN IN ITS ENTIRETY.


BACKGROUND AND REASONS FOR THE LIQUIDATION PROPOSAL

         On May 30, 1996, the Company closed the initial public offering of its common stock, realizing net proceeds of $19,525,350. On May 31, 1996, in accordance with its expected use of proceeds described in its Prospectus dated May 24, 1996, the Company prepaid (principal plus interest) the two outstanding Promissory Notes (the "NASHUA NOTES") issued to Nashua Corporation ("NASHUA"), in a combined total amount of $11,341,402. The prepayments were made without penalty. The Company received the benefit of a prepayment discount of $183,000, representing part of the accrued interest, by paying the $10 million Nashua Note on or before May 31, 1996. After payment of the Nashua Notes, $8,183,948 remained of the proceeds to the Company of the initial public offering. In addition to the amounts it received upon payment of the Nashua Notes, Nashua also realized net proceeds, before expenses, of $26,900,250 in this offering, from the sale of a portion of the outstanding shares of the Company owned by Nashua. See "Share Ownership of Certain Beneficial Owners" below for information regarding Nashua's current stock ownership in the Company.

         Following payment of the Nashua Notes, the Company used the remaining proceeds from the initial public offering to fund the Company's working capital requirements, including selling, general and administrative expenses, and capital expenditures in respect of modifications to the Company's existing equipment, purchases of new equipment to increase manufacturing capacity and efficiency, and construction of additional building space and facilities at its existing location. The Company also purchased short-term investments (investment grade commercial paper) with its available cash.


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         At the time of its initial public offering, the Company intended to use approximately $9 to $12 million of its net proceeds (plus funds available to it under the revolving credit facility that the Company entered into simultaneously with the closing of the initial public offering) to build, purchase or lease a "New Facility" as described in its Prospectus dated May 24, 1996. In the second half of 1996, however, the Company decided not to proceed at that time with plans to build or purchase a "New Facility," for a combination of reasons relating to the decline in the Company's sales attributable to an industry downturn, including the absence of long-term purchase commitments from the Company's customers, the cancellation in July 1996 by StorMedia Incorporated ("STORMEDIA"), a major customer, of all of its then outstanding purchase orders with the Company, and an increasing risk of excess capacity in the supply of disk substrates, including the impact of vertically-integrated hard disk manufacturers. In addition, the Company achieved improved utilization of its existing production capacity, productivity gains and additional capacity as a result of its capital expenditures with respect to its existing facilities.

         The Company's single line of business is the manufacture of precision-machined aluminum disk substrates, which are the metallic platforms of magnetic thin-film disks used in the hard disk drives of portable and desk-top computers, network servers, add-on storage devices and storage upgrades. The market for these substrates and for storage media generally has been difficult for approximately two years. Since the third quarter of 1996, the market for aluminum substrates has been marked by overcapacity, with resulting pressure on prices. This trend has been exacerbated by vertical integration, which has resulted in certain companies that were formerly significant customers of Cerion acquiring their own substrate manufacturing capacity and thus curtailing business with the Company.

         As a result of these difficult market conditions, the Company incurred substantial losses in the second half of 1996, was only marginally profitable in 1997 and has incurred further significant losses in 1998.

         These conditions led the Board of Directors of the Company to undertake a strategic analysis of the Company's viability as an independent entity in the first half of 1997. The Board of Directors retained Advest, Inc. ("ADVEST") to assist it in this analysis on March 31, 1997, after interviews with several other investment banking firms. As a result of this strategic analysis, the Board of Directors decided at a meeting on May 28, 1997 to engage Advest to assist the Company in approaching on a confidential basis six larger businesses identified by the Board of Directors, with a view to determining any interest in a possible investment in, joint venture with or acquisition of the Company. The Company and representatives of Advest had various discussions with these six businesses at various times in the second half of 1997 and the first half of 1998, including fairly extensive discussions with three of these businesses and one in particular. Nevertheless, all these discussions terminated without any of these companies making a definite proposal to Cerion for such a transaction.

         During 1998, the Company's results of operations and, in the opinion of the Board of Directors, its prospects have further worsened. Adverse industry conditions have persisted, while the Company suffered a further loss in customers and a delinquency in a significant amount of accounts receivable from a formerly significant customer. As discussed below, a single customer accounted for nearly all of the Company's net sales in the second and third quarters of 1998.

         Management of the Company believes that, at least over the near term, the market for significant purchases of its products has been effectively reduced to three potential customers - MMC Technologies, Inc. ("MAXMEDIA"), Trace Storage Technologies Inc. ("TRACE"), and International Business Machines Corporation ("IBM"). The primary cause for this small number of


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potential customers is the move by a number of thin-film disk manufacturers in
1996 and 1997 to vertically integrate by adding internal disk substrate manufacturing capacity. Moreover, while thin-film disk manufacturers with that internal capacity have in the past purchased substrates from the Company, management believes that, now and for the foreseeable future, they are likely to have excess internal substrate manufacturing capacity, so that they would have no need to obtain additional substrates from independent producers such as the Company.

         Before it ceased manufacturing operations, the Company had been dependent on one customer - MaxMedia - for nearly 100% of its revenue since the second quarter of 1998. MaxMedia's order backlog with the Company totaled approximately $1.7 million as of September 17, 1998 and it had informed the Company prior to that date of its uneasiness, in light of the Company's continuing losses and other factors, as to the Company's ability to continue as a going concern and supply aluminum disk substrates.

         The Company's only other customer that accounted for more than 5% of revenue in any quarter in 1998 - Trace represented nearly 94% of the Company's revenue in the first quarter of 1998. However, Trace suspended shipments by the Company in the first quarter of 1998, when orders from its own customers were dramatically reduced due to the worsening oversupply of thin-film media in the data storage industry. Trace did not purchase any substrates from the Company in the second or third quarters of 1998 and does not appear likely to purchase any for the balance of 1998.

         The Company was chosen by IBM early in the Company's third fiscal quarter 1998 to begin qualification of its aluminum disk substrates, as a possible second supplier supplementing IBM's current sole supplier, Kobe Steel, Ltd. and its subsidiaries ("KOBE"). Although successful qualification may result in future orders from IBM, there can be no assurance that future orders would result. Furthermore, the qualification process would require the successful integration of the Company's aluminum disk substrates into IBM thin film media products, which would involve a variety of uncertainties. Successful qualification, in any event, would probably take in excess of 6 months because of the multiple phases of the process. Thus, orders, if any, upon successful qualification would not have been expected until early 1999, at the earliest.

         As a result of the continuing oversupply of aluminum disk substrate capacity, the Company experienced pricing pressure from its sole significant customer, MaxMedia. Specifically, average selling prices were correctly expected to be approximately 6% lower in the third quarter of 1998 than in the second quarter. Furthermore, at the time of the meetings of the Company's Board of Directors in August and September 1998 referred to below, the Company had committed to further price reductions for MaxMedia that were expected to decrease average selling prices by at least 4% in the fourth quarter of 1998.

         The Company believes that its primary competitor - Kobe - has a significant cost advantage in that approximately 40% of its total substrate manufacturing capacity is located in Malaysia, where labor costs are much lower than those incurred by the Company in central Illinois. Management of the Company believes that this cost advantage allows Kobe to continue to lower prices to gain market share and secure its dominant position within the independent aluminum disk substrate market.

         At the time of the August and September 1998 Board meetings, the Company expected that it would incur net operating losses and negative cash flows from operating activities during the third and fourth quarters of 1998. The Company expected that revenue would not exceed $4 million in either of these quarters, based upon maintaining current order volumes with its only current


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customer, MaxMedia. These expected levels of revenue would be likely to result in the Company incurring net operating losses in excess of $1.3 million in each of the third and fourth quarters, were the Company to have operated at then current levels through yearend. Furthermore, any significant reduction in expected revenues from MaxMedia would have caused a significant increase in projected net operating losses, which would exhaust the Company's cash resources sooner than would otherwise happen.

         (In fact, in part as a result of the Company's cessation of manufacturing operations on November 15, 1998, the Company incurred net operating losses of approximately $1.6 million for its quarter ended October 2, 1998, before giving effect to an additional charge of approximately $654,000 with respect to the receivable from StorMedia referred to in Note (a) under "Liquidation Analysis and Estimates - Estimated Values of Assets of the Company" below, and approximately $600,000 in special expenses related to that decision and the Liquidation Proposal.)

         The Company's operating losses in 1998 have eroded its capital position and liquidity and the projected operating losses will erode them further. Based on an assumed continuance of the levels of revenue and operating losses at present projected by management of the Company for the fourth quarter of 1998, as indicated above, the Company believes that it would have exhausted its present cash resources in the first quarter of 1999 if it did not, as discussed below, terminate operations before then.

         As noted above, worsening industry conditions during the second quarter resulted in pricing pressure from the Company's sole significant customer during that quarter, MaxMedia, as a result of which prices during that quarter were significantly lower than management had anticipated at the end of the first quarter. Moreover, management of the Company concluded that, as a result of market conditions at the end of the second quarter, product prices would probably be considerably lower for the balance of 1998 than management had previously anticipated.

         The conditions and developments discussed above have had an adverse impact on the trading price of the Company's Common Stock. As a result, the Company was notified by Nasdaq National Market personnel that it no longer satisfied the listing requirement that it maintain a minimum "market value of public float" of $5 million, and that if the "public float" remained below $5 million through October 30, 1998, as it did, the Common Stock would be delisted from the National Market as of November 3, 1998. Based on the reported closing price of the Common Stock on the Nasdaq National Market on November 23, 1998 of $0.28 per share, the Company had a "public float" of approximately $2 million as of that date. On October 29, 1998, the Company requested a hearing with the Nasdaq National Market to appeal the delisting of the Company's Common Stock, as a result of which delisting has been suspended at least temporarily.

         In light of all of the foregoing developments (to the extent then known), including the lack of result from the discussions assisted by Advest with the six larger businesses identified by the Board of Directors, the Board met on August 10, 1998 to consider further its strategic analysis. It received a presentation by a representative of Advest, who reviewed developments since the original strategic analysis and evaluated possible current alternatives. The Board of Directors concluded at this meeting that continued existence as a small independent company might entail an unacceptably high risk during this period of prolonged industry overcapacity. Accordingly, the Board of Directors decided to intensify efforts to sell the Company or its assets and the Company publicly announced on August 13, 1998 that it was actively seeking a buyer.

         On behalf of the Company, Advest contacted both those businesses with which it had had discussions previously and others, some outside the disk drive industry. While one business

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
initially expressed interest and engaged in discussions with the Company, it subsequently informed the Company prior to the Board of Directors meeting on September 14, 1998 that it had decided not to pursue an acquisition of the Company. Other parties contacted Advest or the Company directly in the wake of the August 13, 1998 public announcement, but those discussions too led to no definite proposal. The failure of the Company to obtain any serious indication of interest from any potential buyer of the Company as a whole has, in the Company's view, rendered it extremely unlikely that such a buyer can be found, although such a sale would be permitted under the Liquidation Proposal. (The Company did receive a proposal from a company that was interested in pursuing a so-called "back-door IPO," under which a business unrelated to that of Cerion in which the proposing company had a significant interest would have been merged into Cerion, in return for the issuance of new shares that would have constituted a substantial majority of total Cerion shares outstanding to that company and the other stockholders of the unrelated business. The Board of Directors of Cerion decided not to pursue such a proposal.)

         In light of the failure of efforts to find a buyer for the Company as a going concern, the Board of Directors unanimously decided at a meeting held on September 14, 1998 to adopt the Liquidation Proposal, subject to stockholder approval. The Board of Directors concluded that the Liquidation Proposal was likely to produce more value for the Company's stockholders than continuing to operate indefinitely while attempting to find a buyer for the Company as a going concern. See "Recommendation of the Board of Directors" below.

         The Board of Directors of the Company authorized management to cease manufacturing operations on November 15, 1998, in light of the Company's continuing operating losses discussed above, and that cessation occurred. Management believes that any expense savings that would have been realized from an earlier termination of manufacturing operations would have been exceeded by increased severance costs associated with the federal Worker Adjustment and Retraining Notification Act ("WARN ACT"). The WARN Act requires notification 60 calendar days in advance of certain plant closings and major layoffs, and the Company gave such a notification to its employees on September 16, 1998.

         As a result of the cessation of manufacturing operations, the Company's former and potential customers have arranged to find other sources for those products they might otherwise have obtained from the Company. If the Liquidation Proposal is not approved, there can be no assurances that the Company would be able to obtain further business from those customers or other customers.


OPINION OF ADVEST, INC.

         Advest was retained by the Company to render an opinion as to whether liquidating the Company at the earliest opportunity is fair, from a financial point of view, to the stockholders of the Company as compared to continuing to operate the Company while attempting to sell it as a going concern. The Company did not impose any limitations upon Advest with respect to the investigations made, procedures followed or factors considered in rendering its opinion. The management of the Company cooperated fully with Advest in connection with its analysis.

         Advest has delivered to the Board of Directors of the Company its written opinion (the "FAIRNESS OPINION"), dated as of the date of this Proxy Statement. The Fairness Opinion is substantially identical to an oral opinion delivered by Advest to the Board of Directors of the Company at its meeting held September 14, 1998. The Fairness Opinion concludes that, as of such date, the decision to liquidate the Company is fair to the Company's stockholders from a financial


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point of view, as compared to continuing to operate indefinitely while continuing to attempt to sell the Company as a going concern. In reaching this conclusion, Advest determined that the range of values expected to be obtained by liquidation exceeds the present value of (a) the Company's projected net operating cash flow and (b) the value of any eventual sale of the Company (which reflects the risk that the Company would survive until a sale could be accomplished and the risk of accomplishment of any sale).

         The full text of the Fairness Opinion is attached as Appendix B to this Proxy Statement. The material features of the Fairness Opinion are summarized below. This summary does not claim to be complete in all respects. STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY.

         In rendering its opinion, Advest, among other things:

- Reviewed and analyzed information available as of the date of the Fairness Opinion, including (i) business and financial information for the Company; (ii) various analyses performed by Company management; (iii) other relevant and appropriate information, financial studies, analyses and industry projections including financial, economic, market and industry data; and (iv) other information furnished by the Company.

- Met with members of senior management of the Company to discuss the market, business operations, historical financial results and future prospects of the Company.

         In performing its analysis, Advest assumed and relied upon the accuracy, completeness and reasonableness, without independent verification, of the financial projections and other information provided to it by the Company. Advest did not make or seek to obtain current appraisals of the Company's assets in connection with its analysis, although it did read appraisals for equipment and real estate that the Company possessed. It also made numerous assumptions with respect to industry outlook, general business and economic conditions, estimated net sale proceeds of certain assets, expected ranges of future operating losses and other matters, many of which are beyond the control of the Company.

         With respect to the Company's viability as an independent entity, Advest noted the following unfavorable conditions in the Fairness Opinion:

- The data storage industry has been subject to oscillations of under and over capacity with resultant price instability, including a long term trend of price decreases for aluminum substrates.

- The market for aluminum substrates has undergone a rapid and broadly-based vertical integration, whereby actual and potential customers for the Company's products obtained their own production capacity and the Company's few customers have been reduced to one. In its market, the Company is notably alone in not having any strategic partners or alliances.

- The Company's sole significant customer from the second quarter of 1998 onwards, MaxMedia, indicated concerns about relying on the Company as a vendor given the Company's deteriorating financial condition. Orders from two potential customers would not be placed, if at all, until late 1998 or sometime in 1999.

- The Company's competitors, operating in Asia, enjoy a significant cost advantage as compared to the Company's sole manufacturing facility in Illinois.

-             The Company's recent financial performance and outlook are poor.
              Sales for the first half of 1998 were only $6.2 million and the Company reported a loss at the gross margin level of $665,000, while the net loss was $8.3 million. At the time of the meetings of the Company's Board of Directors in August and September, 1998, the Company expected to incur net operating losses in excess of $1.3 million in each of the third and fourth quarters of 1998. In the six months ended July 3, 1998, the Company suffered an erosion of over $4 million in its net working capital position, and experienced a cash burn rate of approximately $300,000 per month.

- In addition to the impact to the Company of overcapacity in the substrate market and continuing downward price pressures, alternative materials are increasingly being used in place of aluminum for disk drive substrates, putting the Company at risk of technical obsolescence.

         Since June, 1997, Advest has conducted an aggressive but unsuccessful campaign (a) to find a buyer of the Company as a going concern, or (b) to arrange a significant investment by or other strategic relationship with a larger company. Most recently, the Company has imposed no limitations on Advest's efforts to sell the Company. As factors contributing to the lack of a buyer for the Company, Advest cites the Company's poor financial performance and outlook, the unfavorable economic conditions in Asia and the deteriorating conditions in the hard disk drive industry generally. Although the attractiveness of the Company as an acquisition target might be improved if and when the current overcapacity in the substrate market subsides and the situation in Asia improves, Advest cautions that the likelihood and timing of both events are difficult to predict. It also notes that, in the meantime, the Company is experiencing (and is expected to continue to experience) negative cash flows that will erode shareholder value.

         Advest also reviewed a study (performed by Company management) of several operating scenarios as alternatives to liquidation: (a) continue operating at current expense levels; (b) implement severe cuts in staffing, wages and benefits in an attempt to stay alive until the substrate market and the Company's prospects improve; or (c) move the Company's manufacturing capacity to a lower cost location, such as Mexico. Each alternative was examined using low, medium and high sales projections for the Company's product. Although certain of these scenarios resulted in some positive cash flow over the next two years, most showed negative or minimal cash flow and some required external financing which is not expected to be available. None of the alternatives proved to be significantly different than liquidation in terms of cash flow and estimated value of the business two years out.

         Advest has consented to the use of the Fairness Opinion in this Proxy Statement. However, the Fairness Opinion does not constitute a recommendation to any stockholder as to how he, she or it should vote at the Meeting.

         Advest was selected by the Board of Directors based upon its view of Advest's qualifications, expertise, experience and familiarity with the Company's situation (based on Advest's prior strategic analysis of the Company's viability as an independent entity and its ongoing efforts to sell the Company). As an integral part of its investment banking business, Advest arranges business combinations on behalf of buyers and sellers. It also forms opinions as to the values of businesses for pricing mergers and acquisitions, and the fairness thereof. Advest has no present or contemplated financial interest in the Company or in any related party.

         Advest has been paid $100,000 for its strategic analysis and presentation to the Board of Directors and $30,000 during the course of its attempts to sell the Company. If Advest had succeeded in arranging a sale of the Company, it would have been paid a "success fee" of $450,000. Since a sale resulting in a "success fee" did not occur, Advest has been paid $250,000 in conjunction with rendering its Fairness Opinion. The compensation due Advest is not dependent on the findings of the Fairness Opinion.


LIQUIDATION ANALYSIS AND ESTIMATES

         Management of the Company has estimated the following potentially realizable values or ranges of realizable values for its assets, estimated liabilities and estimated costs of liquidation after the Company ceases operations. These estimates reflect the impact of projected operating losses through the date the Company ceased manufacturing operations, November 15, 1998. There can be no assurance, however, that the Company will be able to dispose of any of the assets below for or within the indicated values or ranges (or at all), and the Company has not sought current, independent appraisals for any of its assets.

                                                                      (in thousands $)
 (i)      ESTIMATED VALUES OF ASSETS OF THE COMPANY

          Cash and cash equivalents                                             $3,040
          Accounts Receivables (a)                                               2,605
          Refundable income taxes                                                  494
          Other assets                                                             369
          Land and Building (b)                                          1,700 - 2,000
          Machinery and equipment (c)                                    2,000 - 2,886
          Intellectual property (d)                                            0 - 500
                                                                              --------

          Total assets                                                 10,208 - 11,894

 (ii)     ESTIMATED LIABILITIES OF THE COMPANY

          Amounts payable to vendors                                              450
          Accrued expenses (primarily payroll and vacation pay)                   992
          Severance costs (e)                                                   1,334
                                                                                -----

          Total estimated liabilities                                           2,776

 (iii)    ESTIMATED OPERATING COSTS DURING LIQUIDATION (F)

          Payroll and benefits for liquidation personnel                           750
          Insurance, utilities and real estate taxes                               350
          Legal, audit and other professional fees                                 252
          Commission on sale of assets                                       285 - 450
          Other costs                                                              350
                                                                                  ----

          Total estimated operating costs                                1,987 - 2,152
                                                                         -------------

 (iv)     ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION
          TO SHAREHOLDERS                                               $5,445 - $6,966
                                                                        ===============

 (v)      ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION
          PER OUTSTANDING COMMON SHARE (G)                                $0.77 - $0.99
                                                                          =============

 -------------------

         (a) The Company has a total receivable of $3.6 million from StorMedia. The Company has established reserves equaling the total amount owed, so that no portion of this receivable is reflected in the estimated value. StorMedia filed for Chapter 11 bankruptcy protection on or about October 11, 1998. A reserve for $3.1 million was established by the Company at the end of its fiscal quarter ended July 3, 1998, following termination in late May 1998 of negotiations that the Company believed made it probable that the entire amount of this receivable would be recovered by the Company. The balance of $0.5 million was reserved against following the Chapter 11 filing referred to above.

         (b) The estimated value was based upon recent sales of buildings or asking prices for buildings currently for sale in the same geographical locale as the Company.

         (c) The aggregate estimated value is based upon management's assessment of recoverable value upon the liquidation of equipment utilized in its operations. The estimated values are based upon expected prices that a willing buyer may pay for used equipment similar to the Company's. Furthermore, management compared the estimated fair value to a 1996 appraisal of the equipment, prepared in conjunction with the Company obtaining a revolving credit facility in 1996, to assess the reasonableness of management's aggregate estimated value.

         (d) Management estimated the value that may be obtained by selling its intellectual property, which consists of proprietary knowledge regarding grinding systems including the chemical etching of aluminum disk substrates, stone formulations and related applications, and grinder design.

         (e) The estimated severance costs liability is the estimated amount specified by employment contracts between the Company and three of its executive officers entered into in 1996. Those employment contracts provide that upon termination of employment under certain circumstances, including a sale or liquidation of the Company, the employee would receive severance equal to three times the sum of his annual salary and bonus. These severance payments are subject to reduction to the extent necessary to avoid excise taxes under Section 280G of the Internal Revenue Code, which is reflected in the estimated amount shown. The estimated costs also include severance payments made to two officers terminated in September 1998, pursuant to similar employment contracts.

         (f) The estimate of operating costs during liquidation (which includes all costs presently known or intended by management of the Company) is based upon management's estimate that it will require approximately six months from the date that the Company ceases manufacturing operations to dismantle and sell the majority of the Company's assets. Furthermore, management has included an estimate of administrative costs to dissolve the Company and, if necessary, transfer the remaining assets and liabilities into a Liquidating Trust.

         (g) Based on 7,054,593 shares outstanding as of November 13, 1998. Disregards shares subject to outstanding options, since exercise prices are substantially in excess of recent trading prices for the Common Stock. (The lowest exercise price of any outstanding option is $1.84 per share.)

         THE METHODS USED BY THE BOARD OF DIRECTORS AND MANAGEMENT IN ESTIMATING THE VALUES AND VALUE RANGES OF THE COMPANY'S ASSETS ARE INEXACT AND MAY NOT APPROXIMATE VALUES ACTUALLY REALIZED. THE BOARD OF DIRECTORS' ASSESSMENT ASSUMES THAT THE ESTIMATES OF THE COMPANY'S LIABILITIES AND OPERATING COSTS ARE ACCURATE, BUT THOSE ESTIMATES ARE SUBJECT TO NUMEROUS UNCERTAINTIES BEYOND THE COMPANY'S CONTROL AND ALSO DO NOT REFLECT ANY CONTINGENT LIABILITIES THAT MAY MATERIALIZE. FOR ALL THESE REASONS, THERE CAN BE NO ASSURANCE THAT THE ACTUAL NET PROCEEDS DISTRIBUTED TO SHAREHOLDERS IN LIQUIDATION WILL NOT BE SIGNIFICANTLY LESS THAN THE ESTIMATED AMOUNT SHOWN. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT ANY AMOUNTS TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS RECENTLY TRADED OR MAY TRADE IN THE FUTURE.

         Since the terms of any disposition of assets pursuant to the Liquidation Proposal have not been determined, the Company has concluded that pro forma financial information concerning the Liquidation Proposal cannot be presented in any meaningful fashion. The following table, however, sets forth a reconciliation of relevant portions of the estimates set forth above under "Liquidation Analysis and Estimates" with the Company's stockholders equity, as set forth in its unaudited consolidated balance sheet as of October 2, 1998:

                                                               (in thousands $)

                                                               Low        High

Total stockholders equity as of October 2, 1998              $ 9,118    $ 9,118

(Reduction) Increase in the carrying value of property,
         plant and equipment as of October 2, 1998
         compared to the estimated fair value                   (375)     1,311
Estimated Operating Costs during liquidation                  (1,987)    (2,152)
Estimated Operating Losses subsequent to
         October 2, 1998                                      (1,311)    (1,311)
                                                             -------    -------

ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION
TO SHAREHOLDERS                                              $ 5,445    $ 6,966
                                                             =======    =======


INTEREST OF CERTAIN PERSONS

         David A. Peterson, a director and the Chairman, President and Chief Executive Officer of the Company, entered into an Employment Contract with the Company in 1996 that entitles him to certain severance benefits, the amount of which depend on whether his employment terminates before or after a "Change of Control" of the Company as defined in that contract. Stockholder approval of the Liquidation Proposal would constitute such a "Change of Control," as would any sale of the Company. Thus, it is anticipated that, if Mr. Peterson's employment terminates in 1999 following stockholder approval of the Liquidation Proposal, he would be entitled to a severance benefit of approximately $611,000, which would be payable within 30 days after the date of his termination.

         Gerald G. Garbacz, a director of the Company until his resignation on November 4, 1998, is chief executive officer of Nashua Corporation, which, as discussed below under "Share Ownership of Certain Beneficial Owners," owns 36.8% of the outstanding shares of Common Stock. Nashua Corporation is also a co-defendant with the Company in certain securities litigation, as discussed below under "Certain Claims."

         In addition to the employment contract with Mr. Peterson, the employment contracts between the Company and two of its other executive officers (also entered into in 1996) have substantially identical provisions for severance benefits in the event of certain terminations of employment after a "Change of Control." It is anticipated that, if the employment of these two officers terminates in 1999 following stockholder approval of the Liquidation Proposal, they would be entitled to severance benefits approximating $700,000 in the aggregate.

         Pursuant to the Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of any extraordinary efforts they, or any of them, may undertake in connection with the implementation of the Plan. The Board of Directors does not intend, however, to authorize any payment to any of the three executive officers referred to above other than payments required under their employment contracts. The Company also has no present intention of paying any special compensation to directors or other officers of the Company.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board of Directors has concluded that the Liquidation Proposal is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously approved the Liquidation Proposal at a meeting held on September 14, 1998. In arriving at this conclusion, the Board considered a number of factors, including the alternatives to the Liquidation Proposal and the future prospects of the Company, as well as the opinion of Advest attached as Appendix B and summarized above, which is substantially identical to oral advice given by Advest at the September 14, 1998 Board meeting.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE LIQUIDATION PROPOSAL.

         If the Liquidation Proposal is not approved by the stockholders, the Board of Directors will explore the alternatives then available for the future of the Company.


PRINCIPAL PROVISIONS OF THE PLAN

         Distributions. The Company or the Liquidating Trust will make distributions of Available Cash pro rata to stockholders at such time or times and in such amounts as determined by the Board of Directors or the Liquidating Trustees. "AVAILABLE CASH" means the cash held by the Company or the Liquidating Trust after deduction for the expenses of the operation of the Company or the Liquidating Trust and a contingency reserve in an amount determined by the Board of Directors or the Liquidating Trustees to be sufficient to satisfy any liabilities, expenses and obligations of the Company or the Liquidating Trust not otherwise paid or provided for and that could be recovered against the stockholders to the extent of the amounts distributed to them by the Company or the Liquidating Trust (the "CONTINGENCY RESERVE").

         The Company cannot predict the timing of the distributions. It is the present intention of the Board of Directors, however, that any Available Cash will be distributed to the stockholders as promptly as practicable following the Final Record Date (as defined below). Nevertheless, no distributions will be made until the Board of Directors or Liquidating Trustees have determined the amount of the Contingency Reserve.

         The Board of Directors believes that the Company and the Liquidating Trust will have sufficient assets to pay the current and future obligations of the Company and the Liquidating Trust and to make distributions to the stockholders, but there can be no assurance to that effect. The amount of the distributions will depend on the accounts payable and other liabilities of the Company existing on the date of the approval of the Liquidating Proposal, the expenses of operation of the Company and the Liquidating Trust that accrue following approval of the Liquidation Proposal, and the amount of any claims that may be asserted against the Company or the Liquidating Trust. The expenses of operation of the Company and the Liquidating Trust will include professional fees and other expenses of liquidation and could be substantial. The Company does not anticipate that property, other than cash, will be distributed to the stockholders by the Company or the Liquidating Trust.

         Terms of the Liquidating Trust. The Board of Directors will determine whether and when to transfer assets of the Company to the Liquidating Trust, but if all of the Company's assets are not sold or distributed prior to the Final Distribution Date, the Company must transfer all the remaining assets of the Company (including the Contingency Reserve) to the Liquidating Trust. The purpose of the Liquidating Trust will be to liquidate any non-cash assets held by the Liquidating Trust and distribute the proceeds of all Available Cash to the stockholders of record on the Final Record Date. The Liquidating Trust will be required to pay the expenses of its operations and all unsatisfied expenses, liabilities and obligations of the Company. Such expenses, liabilities and obligations will be paid initially out of the Contingency Reserve, but if the Contingency Reserve is exhausted, such expenses, liabilities and obligations will be paid out of the other assets held by the Liquidating Trust.

         If assets are transferred to the Liquidating Trust, each stockholder on the Final Record Date will receive an interest (an "INTEREST") in the Liquidating Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Liquidating Trust will be made pro rata in accordance with the Interests. The Interests will not be transferable except by operation of law or upon death. Because the Interests will not be transferable, it is anticipated that the Liquidating Trust will not be required to comply with the periodic reporting and proxy statement requirements of the Exchange Act. The Liquidating Trustees will, however, maintain books and records of the Liquidating Trust, which will be available for inspection by holders of Interests, in accordance with law.

         The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as Liquidating Trustees of the Liquidating Trust and to cause the Company to enter into a Liquidating Trust agreement with such Liquidating Trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such Liquidating Trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the Liquidating Trust and the ability of such individual or entity to serve the best interests of the stockholders of the Company. Approval of the Liquidation Proposal will constitute the approval by the stockholders of any such appointment and the execution of a liquidating trust agreement with the Liquidating Trustees.

         As the stockholders of the Company will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets transferred to the Liquidating Trust (see "Certain Federal Income Tax Consequences" below), the transfer to the Liquidating Trust of assets could result in immediate tax liability to the holders of Interests without their readily being able to realize the value of such Interests to pay such taxes or otherwise.

         Possible transfer of assets to the Liquidating Trust is only a contingency plan to provide for the possibility that the Company may not be able to convert all assets into cash or satisfy all liabilities before the Final Distribution Date. Therefore, the Board has not finally determined the detailed terms or structure for the Liquidation Trust, which would be determined by the Board at a future date.

         Contingency Reserve. Under Delaware law, the Company is required, in connection with its dissolution, to pay or provide for payment of all of its expenses, liabilities and obligations. These include known liabilities and obligations of the Company accrued through the date of the approval of the Liquidation Proposal, expenses to be incurred by the Company following approval of the Liquidation Proposal in connection with the winding-up and dissolution of the Company, any expenses to be incurred in connection with the operations of the Liquidating Trust, claims that have been asserted against the Company but that have not been settled or reduced to judgment and claims that have not yet been asserted but may be asserted in the future. Known liabilities and obligations of the Company include severance and other employer-related costs, accounts payable and professional fees. Claims that have been or may be asserted may include, among others, a class action alleging securities law violations. See "Certain Claims" below.

         Following approval of the Liquidation Proposal by the stockholders and prior to any distribution of Available Cash to stockholders, the Board of Directors will set aside from all other assets of the Company a Contingency Reserve to fund all then known liabilities and obligations of the Company and the expenses expected to be incurred by the Company or the Liquidating Trust in connection with its windup and dissolution, including the anticipated operational expenses of the Company or the Liquidating Trust and other possible claims against the Company or the Liquidating Trust. The Company is currently unable to estimate with precision the amount of the Contingency Reserve, and the estimated operating costs set forth above under "Liquidation Analysis and Estimates" are for illustrative purposes only. The Contingency Reserve will initially be based upon the assessment and estimates of the Board of Directors of the Company's known liabilities and obligations, future operating expenses and possible claims.

         After the Contingency Reserve is established, the Board of Directors or the Liquidating Trustees, as the case may be, may increase or decrease the Contingency Reserve based on their then current estimate and assessment of the operating expenses of the Company and/or the Liquidating Trust, the probable value of any known claims against the Company or the Liquidating Trust and the possibility of any then unknown claims being asserted against the Company or the Liquidating Trust. Any increase in the amount of the Contingency Reserve will be funded from the cash assets of the Company or the Liquidating Trust, as the case may be, and will reduce the amount available for distribution to the stockholders. The amount of any decrease in the Contingency Reserve would increase the assets available for distribution to the stockholders. After all expenses, liabilities and obligations of the Company and the Liquidating Trust have been satisfied and the Board of Directors or the Liquidating Trustees, as the case may be, determines that any future claims against the Company or the Liquidating Trust are not probable of occurrence, any remaining funds in the Contingency Reserve will be distributed pro rata to holders of Interests in the Liquidating Trust.

         In the event the Company fails to create an adequate Contingency Reserve for payment of expenses, liabilities and obligations, or should that Contingency Reserve and the assets held by the Liquidating Trust be exceeded by the amount ultimately found payable in respect of the Company's expenses, liabilities and obligations, each stockholder could be held liable to the Company's creditors for repayment of the stockholder's pro rata share of such excess, but limited to the amounts previously received by the stockholder from the Company or the Liquidating Trust. In addition, if a court holds at any time that the Company or the Liquidating Trust has failed to make adequate provision for expenses, liabilities and obligations, or if the amount ultimately required to be paid in that respect exceeds the amount available from the Contingency Reserve and the assets of the Liquidating Trust, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed are needed to provide for the payment of the Company's expenses, liabilities and obligations. Any such action could delay or substantially diminish the cash distributions to be made to the stockholders under the Plan.

         Disposition of Certain Assets. The Plan gives to the Board of Directors of the Company the power to sell all the assets of the Company on such terms and in such manner as determined by the Board of Directors and to transfer remaining assets to the Liquidating Trust, to be sold by the Liquidating Trustees. The prices at which the Company or the Liquidating Trust may be able to sell those assets will depend on factors that may be beyond the control of the Company or the Liquidating Trust and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the Liquidation Proposal will constitute approval of any such sales.

         Certain Compensation Arrangements. Pursuant to the Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's present or former officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of any extraordinary efforts they, or any of them, may undertake in connection with the implementation of the Plan. See also "Certain Claims" below.

         Closing of Transfer Books. The Company will close its transfer books on the earliest date (the "FINAL RECORD DATE") to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution to stockholders, (ii) the close of business on the date of the transfer of the Company's remaining assets to the Liquidating Trust, and
(iii) the date on which the Company ceases to exist under Delaware law (following any post-dissolution continuation period under that law). After the Final Record Date, the Company will not record any further transfers of Common Stock and will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the Company's shares will occur after the Final Record Date, and it is possible that trading will effectively terminate before then. All liquidating distributions from the Liquidating Trust or the Company on or after the Final Record Date will be made to the stockholders pro rata according to their holdings of Common Stock as of the Final Record Date. Subsequent to the Final Record Date, the Company may, at its election, require stockholders to surrender certificates representing their shares of Common Stock in order to receive distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Liquidating Trust or the Company, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish the Company with satisfactory evidence of the loss, theft or destruction thereof, together with surety bond or other indemnity, as a condition to the receipt of any distribution. Any interim liquidating distribution from the Company prior to the final distribution date will be made as of a record date prior to that interim distribution that will be established by the Board of Directors.

         Indemnification. Pursuant to the Plan, the Company will indemnify its officers, directors, employees, agents and representatives for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of assets of the Liquidating Trust. The Liquidating Trust will similarly be authorized to indemnify the Liquidating Trustees and any employees, agents or representatives of the Liquidating Trust for actions taken in connection with the operations of the Liquidating Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Liquidating Trust.

         Dissolution of the Company. If the stockholders approve the Liquidation Proposal, the Company will subsequently file a Certificate of Dissolution with the Secretary of State of Delaware dissolving the Company (the "CERTIFICATE OF DISSOLUTION"). The dissolution of the Company will become effective, in accordance with Delaware law, upon the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware or upon such later date as may be specified in the Certificate of Dissolution. Under Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to the stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

         Following the filing of the Certificate of Dissolution, the Board of Directors will cause notices of dissolution to be sent to all known creditors of the Company, and will publish notice of the Company's dissolution as required by and otherwise comply with Delaware law. Except for the requirements of Delaware law and the Exchange Act in connection with the Meeting of stockholders to vote on the Liquidation Proposal, and except for the filing of the Certificate of Dissolution and any required filings under federal or state tax laws, no federal or state regulatory requirements must be complied with or approvals obtained in connection with the dissolution.

         UNDER DELAWARE LAW, IN THE EVENT THE COMPANY FAILS TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF ITS EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE (AND THE ASSETS HELD BY ANY LIQUIDATING TRUST) BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND TO BE PAYABLE IN RESPECT OF THE COMPANY'S EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO THE COMPANY'S CREDITORS OF SUCH STOCKHOLDER'S PRO RATA SHARE OF SUCH EXCESS, BUT LIMITED TO THE AMOUNTS PREVIOUSLY RECEIVED BY SUCH STOCKHOLDER FROM THE COMPANY (AND FROM ANY LIQUIDATING TRUST). ACCORDINGLY, IN THAT EVENT A STOCKHOLDER COULD BE REQUIRED TO RETURN ALL DISTRIBUTIONS PREVIOUSLY MADE AND THUS WOULD RECEIVE NOTHING FROM THE COMPANY AS A RESULT OF THE LIQUIDATION PROPOSAL. MOREOVER, IN THE EVENT A STOCKHOLDER HAS PAID TAXES ON AMOUNTS PREVIOUSLY RECEIVED, A REPAYMENT OF ALL OR A PORTION OF SUCH AMOUNT COULD RESULT IN A SITUATION IN WHICH A STOCKHOLDER MAY INCUR A NET TAX COST IF THE REPAYMENT OF THE AMOUNT DISTRIBUTED DOES NOT CAUSE A REDUCTION IN TAXES PAYABLE IN AN AMOUNT EQUAL TO THE AMOUNT OF THE TAXES PAID ON AMOUNTS PREVIOUSLY DISTRIBUTED.

         THE ANTICIPATED TAX TREATMENT OF THE LIQUIDATION PROPOSAL IS SET FORTH UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" BELOW. NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO THE ANTICIPATED TAX TREATMENT OF THE LIQUIDATION PROPOSAL, AND THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL WITH RESPECT TO THE ANTICIPATED

TAX TREATMENT. THE FAILURE TO OBTAIN A RULING FROM THE IRS OR AN OPINION OF COUNSEL RESULTS IN LESS CERTAINTY THAT THE ANTICIPATED TAX TREATMENT SUMMARIZED THEREIN WILL BE OBTAINED. IF ANY OF THE CONCLUSIONS STATED UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" PROVE TO BE INCORRECT, THE RESULT COULD BE INCREASED TAXATION AT THE CORPORATE AND/OR STOCKHOLDER LEVEL, THUS REDUCING THE BENEFIT TO THE STOCKHOLDERS AND THE COMPANY FROM THE LIQUIDATION.


AMENDMENT AND ABANDONMENT

         Under the Plan, if the Board of Directors determines that liquidation and dissolution are not in the best interests of the Company or its stockholders, the Board of Directors may direct that the Plan be abandoned. The Company nevertheless may cause the performance, without further stockholder approval, of any contract for the sale of assets executed before then which the Board of Directors considers in the best interests of the Company. The Board of Directors also may amend or modify the Plan if it determines such action to be in the best interests of the Company or its stockholders, without the necessity of further stockholder approval.


CONDUCT OF THE COMPANY FOLLOWING ADOPTION OF THE LIQUIDATION PROPOSAL

         Following stockholder approval of the Liquidation Proposal, the Company expects to begin winding-up its affairs, including the attempted sale or liquidation of all of the Company's remaining non-cash assets, payment of or provision for its obligations, liabilities and expenses and compliance with law, and, if necessary, transfer of any remaining assets to the Liquidating Trust. The Board of Directors will not seek to sell the Company, in whole or in part, to the Company's officers, directors, beneficial owners of stock or other affiliates.

CERTAIN CLAIMS

         The Company has certain known liabilities and contingent liabilities, for which it is or may be liable in the future. To the extent liabilities are known and estimable, the Company has included its current estimate in its summary of estimated liabilities and operating costs included in "Liquidation Analysis and Estimates" above. The following is an outline of the various principal liabilities of and claims against the Company.

- THE WARN ACT. This law provides "protection to workers, their families and communities by requiring employers to provide notification sixty calendar days in advance of plant closings and mass layoffs." To comply, the Company notified its employees on September 16, 1998 of its intention to cease operations on or about November 15, 1998. The Company operated during this period and the related costs of operation, including payroll, have been included as a reduction in the "Estimated Net Proceeds Available for Distribution to Shareholder" included in "Liquidation Analysis and Estimates" above.

- EMPLOYMENT CONTRACTS. The Company has Employment Agreements with three executive officers and the aggregate severance payments under these Agreements are estimated in "Liquidation Analysis and Estimates" above.

- SECURITIES LITIGATION. The Company currently has a securities litigation matter pending against it that might result in significant liability - two consolidated claims initiated in 1996 and pending in the Circuit Court of Cook County, Illinois, in which plaintiffs purporting to represent a class consisting of persons who purchased the Company's Common Stock between May 24, 1996 and July 9, 1996 allege various securities law violations against the Company, Nashua Corporation (of which Gerald G. Garbacz, a former director of the Company, is chief executive officer), William Blair & Co. and certain directors and officers of the Company (including Mr. Garbacz), as described in greater detail in the Third Quarter Form 10-Q. On May 6, 1998, the Cook County Circuit Court dismissed these actions with prejudice. On June 5, 1998, the Plaintiffs filed a notice of appeal of the Court's ruling in the Appellate Court of Illinois.

              The Company believes this lawsuit to be without merit and no estimate of costs related to this matter has been included in the estimated liabilities and operating costs included in "Liquidation Analysis and Estimates" above. If plaintiffs' pending appeal of this lawsuit's dismissal is granted and the Circuit Court's dismissal order is reversed, the Company could incur significant costs in connection with this lawsuit, which would reduce amounts otherwise distributable to stockholders pursuant to the Liquidation Proposal.

              TERMINATED EMPLOYEE LITIGATION. The employment of Michael F. Brown, who had been the Company's Vice President-Marketing, was terminated by the Company in September 1998. Mr. Brown was party to an employment contract, entered into in 1996, substantially similar to the employment contracts described above under "Interest of Certain Persons," providing for certain severance benefits if his employment terminated after a "Change of Control," with lesser benefits in the event of a termination before a Change of Control. The Company paid Mr. Brown $119,108 upon his termination, which was the amount provided for by his contract for termination before a Change of Control. On November 10, 1998, Mr. Brown filed suit against the Company in the Circuit Court of Champaign County, Illinois. The complaint alleges that Mr. Brown should have received the higher severance benefit payable for termination after a Change of Control, resulting in alleged damages to Mr. Brown of $300,000.

              The Company believes this lawsuit to be without merit and no estimate of costs related to this matter has been included in the estimated liabilities and operating costs included in "Liquidation Analysis and Estimates" above. In the event that plaintiff prevails, however, any amounts that he recovers would reduce amounts otherwise distributable to stockholders pursuant to the Liquidation Proposal.


LISTING AND TRADING OF THE COMMON STOCK

         The Company will close its transfer books on the Final Record Date (as described above) and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in the shares will cease on or shortly after such date, and trading may effectively terminate before then. To the extent the Company makes interim liquidating distributions to stockholders prior to the Final Record Date, the Common Stock will continue to trade, but the market price of the Common Stock will likely decline as a result of such distributions.

         As noted above, the Company's "market value of public float," based on its reported closing Common Stock price of $0.28 on November 23, 1998, was approximately $2 million, which is below the minimum $5,000,000 "public float" required under Nasdaq National Market listing maintenance criteria. Nasdaq National Market personnel notified the Company that if its "public float" remained below $5,000,000 through October 30, 1998, as it did, the Common Stock would be delisted from the National Market as of November 3, 1998. On October 29, 1998, the Company requested a hearing with the Nasdaq National Market to appeal the delisting of the Company's Common Stock, as a result of which delisting has been suspended at least temporarily.


ABSENCE OF APPRAISAL RIGHTS

         Under Delaware law, the stockholders of the Company are not entitled to appraisal rights for their shares of the Company's capital stock in connection with the transactions contemplated by the Liquidation Proposal, or to any similar rights of dissenters under Delaware law.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the material federal income tax consequences of the Liquidation Proposal, including the Plan, to the Company and its stockholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

         The discussion is based upon the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate in accordance with the Plan. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurances can be given that the tax treatment described herein will remain unchanged through each distribution. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There can be no assurance that the Liquidating Trust will be treated as a liquidating trust for federal income tax purposes or that the distributions made pursuant to the Plan will be treated as liquidating distributions. There can be no assurance that the Company's determination of the fair market value of any property distributed will not be challenged, or that, if challenged, will be upheld. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or the stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation.

         Consequences to the Company. After the approval of the Liquidation Proposal and until the liquidation is complete, the Company will continue to be subject to tax on its taxable income. The Company will generally recognize taxable gain or loss on sales of its property pursuant to the Plan. Upon any liquidating distribution of property to stockholders or to the Liquidating Trust, the Company will generally recognize gain or loss as if such property were sold to the stockholders and/or the Liquidating Trust. The amount of any such gain or loss will be the difference between (i) the Company's adjusted tax basis for each asset and (ii) the amount of consideration received for that asset (reduced by the costs of the transaction allocable to that asset) in the case of a sale, or the asset's fair market value in the case of a liquidating distribution.

         It is anticipated that the net taxable income recognized by the Company as a result of the sale of the assets will not create a current regular federal income tax liability for the Company because of the Company's anticipated level of operating losses and expenses for the fiscal year ending December 31, 1998.

         Consequences to Stockholders. The stockholders will not recognize any gain or loss as a result of the sale by the Company of its assets. As a result of receiving a liquidating distribution from the Company, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such stockholder directly or to the Liquidating Trust on the stockholder's behalf, and (ii) such stockholder's adjusted tax basis for his or her shares of Common Stock. A stockholder's adjusted tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. Any gain or loss should be capital gain or loss provided that the shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if held by the stockholder for more than one year. Long-term capital gain realized by a stockholder that is an individual, estate or trust may be eligible for reduced tax rates. The adjusted tax basis of any property other than cash received by each stockholder upon the complete liquidation of the Company will be the fair market value of the property at the time of the distribution.

         The Company will provide stockholders and the IRS with a statement of the amount of cash and the fair market value of any property distributed to the stockholders during that year (as determined by the Company), at such time and in such manner as required by the Treasury Regulations.

         The Liquidating Trust. If the Company transfers assets to the Liquidating Trust, stockholders will be treated for tax purposes at the time of transfer as having received their pro rata share of money and the fair market value of property other than money transferred to the Liquidating Trust, reduced by the amount of known liabilities assumed by the Liquidating Trust or to which the property transferred is subject. The Liquidating Trust itself should not be subject to tax, assuming that it is treated as a liquidating trust for federal income tax purposes. After formation of the Liquidating Trust, stockholders must take into account for federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the trust. As a result of the transfer of property to the Liquidating Trust and the ongoing operations of the Liquidating Trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax.

         As indicated above, the Company has not obtained any IRS ruling as to the tax status of the Liquidating Trust, and there can be no assurance that the IRS will agree with the Company's conclusion that the Liquidating Trust should be treated as a liquidating trust for federal income tax purposes. If it were determined that the Liquidating Trust should be classified for federal income tax purposes as an association taxable as a corporation (as a result of a change in law, changes in the IRS ruling guidelines or administrative positions, a change in facts or otherwise), income and losses of the Liquidating Trust would be reflected on its own tax return rather than being passed through to the stockholders and the Liquidating Trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the Liquidating Trust could be treated as a dividend subject to tax at ordinary income tax rates.

         Taxation of Non-United States Stockholders. Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.


STATE AND LOCAL INCOME TAX CONSEQUENCES

         The Company may be subject to liability for state and local taxes with respect to the sale of assets. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the Liquidating Trust. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan.

         THE FOREGOING SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN.


REQUIRED VOTE

         Approval of the Liquidation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company. Abstentions and broker non-votes will have the same effect as votes against the Liquidation Proposal.


                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table shows the number of shares and percentage of Cerion's outstanding Common Stock deemed to be beneficially owned as of September 28, 1998, by (i) all persons known to Cerion to be the beneficial owners of more than 5% of its common stock, (ii) each director of the Company and (iii) the directors and officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power with respect to all shares owned.



                                               AMOUNT AND NATURE      PERCENTAGE OF
                                                  OF BENEFICIAL        OUTSTANDING
                                                    OWNERSHIP              SHARES
NAME OF BENEFICIAL OWNER (a)

Nashua Corporation....................             2,599,000 (b)           36.8%

State of Wisconsin Investment Board...               686,200 (c)            9.8%

David A. Peterson (d).................                88,300                1.2%

Osmund M. Fundingsland (e)............                 9,688                0.1%

Ross W. Manire (e)....................                 8,936                0.1%

Gerard V. Schenkkan...................                 4,848                0.1%

Ronald D. Verdoorn....................                 4,848                0.1%

Directors and Officers as a group
(7 persons) (f).......................               200,821                2.8%

--------------------------------------------------------------------------------

(a) Information as to the interests of the directors and officers has been furnished in part by them. The inclusion of information concerning shares held by or for their spouses or children or by corporations in which they have an interest does not constitute an admission by such nominees of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

(b) Based on information reported in a Schedule 13G filed with the Securities and Exchange Commission dated February 13, 1998. By virtue of its substantial ownership position in the Company, Nashua Corporation accounts for its pro rata share of the Company's results of operations using the equity method.

(c) Based on information reported in a Schedule 13G filed with the Securities and Exchange Commission dated January 20, 1998.

(d) Includes 86,300 shares Mr. Peterson has a right to acquire within 60 days of November 17, 1998 through the exercise of stock options.

(e) Includes 1,000 shares this Director has a right to acquire within 60 days of November 17, 1998 through the exercise of stock options.

(f) Includes 169,850 shares which the directors and officers of Cerion have the right to acquire within 60 days of November 17, 1998 through exercises of stock options.


                                  MISCELLANEOUS

         The cost of solicitation of proxies will be borne by Cerion. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Cerion, without extra compensation, by telephone or by other means of communication. Arrangements will also be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock held of record by such persons, and the Company may reimburse such persons for their reasonable out-of-pocket expenses.

                                                     SAM ERWIN
                                                     Secretary

Champaign, Illinois
December 3, 1998

PROXY                                                                      PROXY

                            CERION TECHNOLOGIES INC.
                             1401 INTERSTATE DRIVE
                           CHAMPAIGN, ILLINOIS 61822

               SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 29, 1998

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

     The undersigned hereby appoints David A. Peterson, Richard A. Clark and Sam Erwin, and each of them, attorneys with full power of substitution, to vote, as designated below, all shares of Common Stock of Cerion Technologies Inc. (the "Company") of the undersigned, at the Special Meeting of Stockholders, to be held on December 29, 1998 and at any and all adjournments thereof.

             PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                           IN THE INCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. To approve the Liquidation Proposal described in the
   Company's Proxy Statement, dated December 3, 1998
   (the "Proxy Statement").                               FOR   AGAINST  ABSTAIN
                                                          [ ]     [ ]      [ ]

2. In their discretion, on such other business as may
   properly be brought before the meeting or any
   adjournment thereof.
                                                          FOR   AGAINST  ABSTAIN
                                                          [ ]     [ ]      [ ]




                                THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITEM 1. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
                                FOR ITEM 1.

                                The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the Proxy Statement.


                                                 Dated: ________________________

                                Signature(s) ___________________________________

                                ________________________________________________
                                Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

             PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                                                                      APPENDIX A


                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                       OF
                            CERION TECHNOLOGIES INC.


         This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of Cerion Technologies Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

         1. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan and called a meeting of the Company's stockholders (the "Stockholders") to take action on the Plan. If, at said meeting of the Stockholders, a majority of the outstanding common stock, par value $.01 per share (the "Common Stock"), votes for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the "Adoption Date").

         2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the values of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

         3. From and after the Adoption Date, the Company shall complete the following corporate actions:

         (a) The Company shall determine whether and when to (i) transfer the Company's property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

         (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

         (c) The Company shall distribute pro rata to the Stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

         4. The distributions to the Stockholders pursuant to Sections 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution,
(ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company ceases to exist under the Delaware General Corporation Law (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

         5. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

         6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the "Trustees"), under a liquidating trust (the "Trust"), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders
(a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section 6 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

         7. Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to December 31, 2000, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in
Section 6.

         8 After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with the Delaware General Corporation Law.

         9. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

         10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

         11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of the payment of any such compensation.

         12. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligations hereunder.

         13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the Delaware General Corporation Law.

         14. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

                                                                      APPENDIX B


                          [Letterhead of Advest, Inc.]


December 3, 1998

Board of Directors
Cerion Technologies Inc.
1401 Interstate Drive
Champaign, IL  61821-1090

Gentlemen:

You have requested the opinion (the "Opinion") of Advest, Inc., through its Investment Banking department ("Advest"), as to whether the decision to undertake the liquidation of Cerion Technologies, Inc. (the "Company") at the earliest opportunity (the "Liquidation") is fair to the shareholders of the Company from a financial point of view as of the date of this letter as compared to continuing to operate while continuing to attempt to sell the Company as a going concern.

INFORMATION REVIEWED

In connection with our review of the Liquidation and in arriving at our Opinion, we have reviewed and analyzed information available as of the date of this letter including: (i) business and financial information for the Company; (ii) various analyses performed by Company management; and (iii) such other information, financial studies, analyses, and industry projections deemed by Advest to be relevant and appropriate including, but not limited to, financial, economic, market, and industry data. We have reviewed other information furnished to Advest by the Company and have met with members of senior management of the Company to discuss the market, business operations, historical financial results, and future prospects of the Company. The management of the Company cooperated fully with Advest in connection with its analysis.

ADVEST'S UNDERTAKINGS ON BEHALF OF THE COMPANY

Advest was retained on March 31, 1997 after the Company had conducted interviews with several other investment banking firms. The objective of that engagement was to provide information and the analysis of an independent third party to assist the Company in evaluating the strategic alternatives available the Company. Advest presented its analysis to the Board of Directors of the Company on May 28, 1997.

That analysis discussed the then current situation of the data storage industry in general and the resultant implications for the Company as a supplier to that industry. The data storage industry in general had suffered oscillations of over and under capacity with resultant price instability. In addition, a long term trend of price decreases for increasingly technological superior products was significant. This pricing trend directly translated into a similar price decline for the aluminum substrates that are the Company's sole significant product.

The Company's sole significant product is aluminum substrates. The Company buys blank aluminum discs and mills the inside and outside diameters to specified dimensions and produces smooth finishes on the two faces of the discs with etching and grinding operations. These are just the first production steps in the manufacture of hard disk drives. Subsequent operations are: nickel plating and polishing the disks, the application of the actual storage media to the disk, and the final assembly of the hard disk drive. The Company sells its "finished" product (in reality an intermediate and preliminary stage of production) both to vertically integrated companies lacking grinding capacity and to other companies involved in producing intermediate production steps.

The market for ground aluminum substrates had undergone rapid changes with the broad adoption of strategies of vertical integration, whereby the actual and potential customers of the Company obtained their own capacity for the production of substrates. This left only a few customers available to the Company for sales as a primary vendor and an unstable market for "merchant" product whereby the Company competed with other suppliers and with vertically integrated customers with temporary excess substrate capacity to provide substrates to vertically integrated customers with temporary production problems or capacity imbalances.

In addition, many of these vertically integrated companies and the Company's prime competitor in the merchant market, a subsidiary of Kobe Steel, Ltd. ("Kobe"), a large Japanese company, had manufacturing locations in Asia with resultant significant cost advantages over the Company with its sole manufacturing location in central Illinois. This fact, combined with the long term price decline trend, meant the Company was at a competitive disadvantage in pricing its product and, furthermore, had to aggressively pursue continual cost reductions in an attempt to stay ahead of the price decline curve. That price decline curve indicated that the Company's cost to produce its product would exceed the sales price obtainable in the marketplace within a period of approximately two to five years unless the Company was able to achieve continued cost reductions. The range in time is a result of varying estimates of the price decline rate and the range of sales volume obtainable by the Company, and thus the percentage of capacity utilized and resultant ability of the Company to spread its fixed costs over more or less units produced.

Adding further pressure on the substrate market was the excess capacity, both existing and projected. The 1997 demand for substrates was projected to be 435 million by a leading industry commentator, TrendFocus. In contrast, the Company estimated an industry capacity of 640 million units, an overcapacity situation of 47%.

The rate of growth of shipments was slowing and user requirements for storage were growing at a slowing rate. In addition, technological advances enabled the disk drive makers to provide enhanced storage capabilities with fewer disks, exacerbating the overcapacity situation in the industry.

In addition, alternate materials for substrates, such as glass and carbon compounds, were making increasing inroads on the market, decreasing the demand for aluminum substrates. Such alternative substrates were moving up the disk sizes and had captured a large portion of the drives below 3.5 inch in diameter. Since almost all of the Company's shipments were of 3.5 inch substrates, the Company was thus exposed to technological obsolescence if the makers of such alternate substrates could capture the 3.5 inch market. In addition, longer range technological threats existed from alternate storage technologies not utilizing rotating disks, such as holography.

In its market, the Company was notably alone in not having any strategic partners or in being part of a group which could capture profit margins over several stages of production. Its main competitor, Kobe, was part of a large Japanese company which also manufactured the raw aluminum blanks.

Advest recommended that the Company undertake an effort to find a strategic partner or a buyer to reduce the risk situation then facing the Company as a small independent company with a relatively weak strategic position in a volatile market with an uncertain outlook.

Advest was retained on June 2, 1997 to attempt to sell the Company or to arrange a significant investment or other strategic relationship with parties that had been identified and approved in advance by the Board of Directors of the Company. Advest was not otherwise limited in its efforts to sell the Company. Advest conducted an aggressive campaign on the Company's behalf, eventually contacting six companies. Of these, three companies expressed initial interest and Advest conducted a series of presentations customized to each company and entered into extended discussions. One company moved quite far in the process, but the acquisition failed to obtain the necessary support by the overseas headquarters of that company, due in part to the steadily deteriorating conditions in Asia and in the disk drive industry. Such efforts by Advest to sell the Company have continued up to this date.

Advest's engagement letter was amended on August 10, 1998 after a meeting of the Board of Directors of the Company on that date at which meeting a decision was made to publicly announce that the Company was for sale immediately following the release of the Company's financial performance for the quarter ended July 3, 1998. In preparation for such meeting, Advest assisted the Company in the evaluation of a Liquidation and presented its analysis at that meeting. Advest was instructed to continue its efforts to sell the Company and to assist the Company in discussions with parties who may be interested in buying selected assets of the Company. The Board of Directors also requested that Advest be prepared to render a Fairness Opinion in the event of any subsequent decision to Liquidate. On August 13, 1998 the Company publicly announced that it was actively seeking a buyer, that it had hired Advest as its investment banker, and that the Board of Directors of the Company had "concluded that a small independent company may face unacceptably high risks due to the current period of overcapacity in the data storage industry".

Advest was instructed by the Board of Directors of the Company that the time period for finding a buyer was relatively short, given the then current and projected negative cash flow for the Company and the poor prospects for increased sales for the next several quarters. At that time, the Board of Directors of the Company indicated that they would seriously consider adopting a plan of Liquidation if a buyer could not be identified in the near-term future. No limitations were imposed on Advest for this process.

Advest contacted both the parties who had been interested previously and others, some outside the disk drive industry. One party, a unit of a large public company, initially expressed interest and visited the Company for a tour and a detailed presentation, but subsequently informed Advest that it had, after deliberation, decided not to pursue an acquisition of the Company in whole or in part. In addition, the public announcement that the Company was actively seeking a buyer produced several calls from parties that initially expressed interest, but upon review resulted in no interest in pursuing the matter further. Advest discussed the situation anew with its Japanese affiliate with respect to the possibility of arranging a sale with an Asian company and was advised that the current economic climate in Asia meant that there was little likelihood of arranging a sale and that the mode of doing business in Asia when combined with the current economic situation in Asia meant that even ascertaining if there was interest would take an extended period of time. Advest, however, proceeded to contact Asian companies in the storage industry to ensure that they were appraised of the fact that the Company was actively seeking a buyer and were provided information on the Company and its proprietary processes. At this date, no party has indicated any continuing interest in pursuing an acquisition of the Company as a going concern. (The Company also received a proposal from a company that was interested in pursuing a so-called "back-door IPO." Under that proposal, a business unrelated to that of the Company in which the proposing company had a significant interest would have been merged into the Company. In return, the proposing company and the other stockholders of the unrelated business would have been issued new shares in the Company that would have constituted a substantial majority of total Company shares outstanding. The Company's Board of Directors decided not to pursue such a proposal.)

Advest was paid a fee of $100,000 for its strategic analysis and presentation to the Board of Directors and received payments of $30,000 from the Company during the course of its attempts to sell the Company. If Advest had succeeded in closing a sale of the Company, it would have received a Success Fee of $450,000. Advest received a fee of $250,000 in conjunction with the rendering of this Opinion since a sale resulting in a Success Fee did not occur.

Advest has no present or contemplated financial interest in the Company, or in any related party. The compensation received by Advest from this engagement is not dependent on the findings of this Opinion.

THE DECISION TO LIQUIDATE

Advest has concluded that the Company has been exposed to the market for a considerable period of time and that the likely buyers have been contacted or have otherwise been made aware of the fact that the Company has been actively seeking a buyer for over a year, particularly given the relatively small number of companies in the disk drive industry. In addition, the public announcement of an active sale process has alerted other potential buyers. The Company's poor financial performance and outlook has been a factor in the lack of finding a buyer, as has been the deteriorating conditions in Asia and in the hard disk drive industry generally, with widespread overcapacity and price pressures. The attractiveness of the Company as an acquisition target might be improved if and when the current overcapacity in the substrate market subsides and the situation in Asia improves, both of which events are difficult to project as to their likelihood and timing. The Company will, however, face a continuing severe cost disadvantage to Asian producers. The Company has experienced, is currently experiencing, and is expected to experience in the immediate future, negative cash flow which is eroding shareholder value.

At the time the Company ceased manufacturing operations on November 15, 1998, it had only one customer, MMC Technologies, Inc. ("Maxmedia"), and that customer had indicated concerns about relying on the Company as a vendor given the Company's deteriorating financial condition. There appear to be only two other potential customers left available to the Company, other than episodic merchant market demand. One, Trace Storage Technologies, Inc. ("Trace"), is not expected to resume purchasing until some time in 1999, if ever, since it has experienced difficulties in the market accompanied by a sharp decline in the demand for its products. The other, International Business Machines Corporation ("IBM"), may order some product from the Company, but such orders would be subject to the Company qualifying its product, a process than can take up to six months. Significant order volume from IBM, if any, would not have been expected until the second half of 1999. Although the potential exists for substantial orders from IBM, the range of potential volumes for the Company as a second source, when combined with the expected level of orders from Maxmedia are not expected to produce financial results that compensate the Company's shareholders for the significant risks involved. To continue to have operated at negative cash flows with one customer in the hope that the Company would qualify with IBM and that IBM would order significant volumes from the Company would have exposed the Company to the very real risk that its cash and working capital would be eroded to the point that cessation of operations would have been required anyway. Given the poor financial condition and outlook for the Company and the data storage industry, it is unlikely that financing could be obtained for the Company, and any financing, if arranged, would significantly dilute the ownership position of the Company's current shareholders.

COMPANY FINANCIAL PERFORMANCE

For 1997, the Company reported net income of $827 thousand on sales of $31.8 million. However, sales for the first half of 1998 were only $6.2 million and the Company reported a loss at the gross margin level of $665 thousand, while the net loss was $8.3 million (of which $6.4 million was the result of the establishment or reserves against asset values). The Company suffered an erosion of over $4 million its net working capital position from December 31, 1997 to June 30, 1998.

Prior to ceasing manufacturing operations, the Company experienced a cash burn rate of approximately $300 thousand a month.

The Company incurred net operating losses of approximately $1.6 million for its quarter ended October 2, 1998 (before giving effect to an additional charge of approximately $654,000 with respect to the receivable from StorMedia referred to below and prior to an additional charge of $621,000 for costs associated with ceasing operations). Prior to its decision to cease manufacturing operations on November 15, 1998, the Company expected to incur net operating losses in excess of $1.3 million in each of the third and fourth quarters of 1998.

COMPANY STOCK MARKET PRICING AND NASDAQ NOTIFICATION OF POTENTIAL DELISTING

The Company's poor financial performance and outlook has resulted in a continued deterioration of its stock price. Its stock price, once as high as $19.50, was $0.69 as of the close of business on September 11, 1998 (prior to public announcement by the Company of the proposed Liquidation). Trading volumes have similarly shrunk. The NASDAQ notified the Company that it no longer satisfies the listing requirements in that its public float was under $5 million and that if such float remained under $5 million through October 30, 1998, as it did, the Common Stock would be delisted from the National Market as of November 3, 1998.

At the closing price of $0.69 on September 11, 1998 (prior to public announcement by the Company of the proposed Liquidation), the total equity market capitalization of the Company was $4.9 million. At the closing price of $0.28 on November 23, 1998, the total equity market capitalization of the Company was approximately $2 million.

On October 29, 1998, the Company requested a hearing with the NASDAQ National Market to appeal delisting of the Company's Common Stock, as a result of which delisting has been suspended at least temporarily.

OTHER ALTERNATIVES EXAMINED BY THE COMPANY

Prior to the August 10, 1998 board meeting, Company management undertook a study of the feasibility of several operating alternatives: (i) continued operation at current expense levels, (ii) severe cuts in staffing, wages, and benefits, an attempt to stay alive until the substrate market and prospects for the Company improved; (iii) move the manufacturing capacity to a lower cost location such as Mexico. Each alternative was examined under high, medium, and low projections for the Company's achievable sales.

Although certain of these scenarios resulted in some positive cash flow over the next two years, most showed negative or minimal net cash flow and some required external financing which is not expected to be available. The most optimistic combination of factors resulted in a total net cash flow plus estimated value of the business in two years that was not significantly different from the projected result in two years of a Liquidation now and investing the resultant net proceeds in "risk free" securities, i.e. U.S. Treasuries. All such scenarios left little or no room for contingencies, showed negative cash flow for the immediate future, and exposed the Company to the possible loss of key personnel. The Company would remain at a cost disadvantage which may make it impossible to compete with Asian companies, with a potential market of only a few customers, in a market that is subjected to technological obsolescence.

ESTIMATED NET LIQUIDATION PROCEEDS

Company management has prepared an estimated Liquidation scenario which results in an estimated future net proceeds distributable to the shareholders of approximately $5.4 to $7.0 million. This amount excludes $3.6 million in accounts receivable from StorMedia, a past customer, which has been reserved against for accounting purposes. Further collection on this receivable may be possible, although StorMedia filed for Chapter 11 bankruptcy protection on or about October 11, 1998. The estimated Liquidation proceeds are thus likely to be in excess of the market capitalization of $4.9 million as of September 11, 1998 (prior to public announcement by the Company of the proposed Liquidation).

CONTINGENT AND LIMITING CONDITIONS

Our Opinion is subject to the following contingent and limiting conditions: (i) information, estimates, and opinions supporting this Opinion were obtained from sources considered reliable; however, no liability for such sources is assumed by Advest; (ii) the Company and their representatives have warranted to Advest that the information supplied to Advest was complete and accurate to the best of their knowledge and not misleading and that this Opinion will be used only in compliance with all applicable laws and regulations; (iii) possession of this Opinion, or a copy thereof, does not carry with it the right of publication of all or any part of it, nor may it be used for any purpose by any but the Company without the previous written consent of Advest, and, in any event, only with proper attribution; (iv) this Opinion applies to this situation only, and may not be used out of the context presented herein; (v) our Opinion is necessarily based upon conditions as they existed and could be evaluated as of the date of this letter; (vi) our Opinion relies upon the reported financial statements, budgets, and projections for the Company and would necessarily be modified if the results, budget, or projections were substantially different than presented.

In performing our analysis we have relied upon, without independent verification the financial projections, estimates and other information provided to Advest by the Company for the operation of the Company with respect to their accuracy, completeness, and reasonableness.

Advest did not make or seek to obtain current appraisals of the Company's assets in connection with its analysis, although it did read such appraisals for equipment and real estate as the Company provided. Our analysis is based on numerous assumptions with respect to industry outlook, general business and economic conditions, estimated net sale proceeds of certain assets, expected ranges of future operating losses, and other matters, many of which are beyond the control of the Company. Any such assumption is not necessarily indicative of actual outcomes or results that may occur, and such actual outcome may be significantly more or less favorable than assumed.

Our Opinion is directed solely at the fairness from a financial point of view of the decision to undertake the Liquidation as compared to continuing to operate while continuing to attempt to sell the Company as a going concern, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at any shareholders' meeting. No limitations were imposed by the Company on Advest with respect to the investigations made, procedures followed, or factors considered by Advest in rendering its Opinion.

The Company has indicated that it will not require Advest to update this Opinion. Accordingly, Company shareholders should be aware that they may not place any reliance on this Opinion to the extent of any material changes since December 3, 1998 in the facts, assumptions, securities market conditions, or actual or projected results of operations of the Company.

CONSENT

Advest consents to a description and inclusion of the Opinion in the documents required to be filed with the appropriate regulatory authorities and distributed to the Company's stockholders in connection with the Liquidation and to references to Advest in such documents provided that any such descriptions and references are reasonably acceptable to Advest. The Opinion is solely for the use and benefit of the Company and its shareholders and may not be relied upon by third parties.

CONCLUSION

Advest, as an integral part of its investment banking business, arranges business combinations on behalf of buyers and sellers and arranges financing for clients through public and private placements of debt and equity securities. Advest also forms opinions as to the values of businesses and their securities for pricing mergers and acquisitions; for formal opinions of fairness and solvency for complex transactions; in conjunction with our financing efforts; for recapitalizations, including bankruptcy situations and the structuring of ESOPs; for a wide variety of corporate financial planning purposes; for estate tax filings; and also for disputes and litigation situations as experts in corporate finance. Advest has been working with the Company since March 31, 1997, both in an analysis/advice mode and in actively seeking buyers for the Company, and we believe that we are qualified to offer our expert opinion based on our experience and the information obtained in that regard and based on our previous professional experience and qualifications.

In evaluating the fairness of a decision between alternate courses of action, one must evaluate, among other factors, the relative present values of the cash flows and future values, which reflect the time and risk factors embedded in the differing courses of action. With respect to the Liquidation, we conclude that the range of values expected to be obtained is in excess of the present value of net operating cash flow and the present value of any eventual sale of the Company. That present value of cash flows and eventual sale reflect the risks: that the Company could obtain those cash flows, survive until such a sale could be accomplished, and could accomplish such a sale.

In reviewing our analysis within the context of the Liquidation, and in view of the risk profile of the Company within the context of its industry and the outlook for that industry, we are of the Opinion that the decision undertake a Liquidation is fair to the shareholders of the Company from a financial point of view as of the date of this letter as compared to continuing to operate while continuing to attempt to sell the Company as a going concern. We gave an oral opinion to the Board of Directors of the Company at their meeting on September 14, 1998 which was substantially identical to this written opinion.

Very Truly Yours,

ADVEST, INC.


---------------------
William A. Lundquist
Managing Director
Advest Investment Banking

                                                                      APPENDIX C

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K
(MARK ONE)
(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997      COMMISSION FILE NUMBER 1-5492-1

                            CERION TECHNOLOGIES INC.
             (Exact name of registrant as specified in its Charter)

                 DELAWARE                                  02-0485458
    (State of or other jurisdiction of      (I.R.S. Employer Identification Number)
      incorporation or organization)

                             1401 INTERSTATE DRIVE
                           CHAMPAIGN, ILLINOIS 61821
                                 (217) 359-3700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $.01 per share

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing
requirements for the past 90 days.  Yes X      No ____

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (X)

     On March 9, 1998, the aggregate market value of the voting stock held by nonaffiliates totaled approximately $14,729,300 based on the closing stock price as reported by The Nasdaq Stock Market.

     On March 9, 1998, there were 7,034,051 shares of common stock, $.01 par value, of the registrant issued and outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

1. Portions of the 1997 Annual Report to Shareholders are incorporated by reference herein and filed as Exhibits hereto.

================================================================================

                            CERION TECHNOLOGIES INC.
                          1997 FORM 10-K ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                   PART I
Item 1.   Business....................................................    3
Item 2.   Facilities and Properties...................................   10
Item 3.   Legal Proceedings...........................................   11
Item 4.   Submission of Matters to a Vote of Security Holders.........   11

                                  PART II
Item 5.   Market for Registrant's Common Equity and Related
            Stockholder Matters.......................................   12
Item 6.   Selected Financial Data.....................................   13
Item 7.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations.................................   13
Item 8.   Financial Statements and Supplementary Data.................   18
Item 9.   Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure..................................   18

                                  PART III
Item 10.  Directors and Executive Officers of the Registrant..........   18
Item 11.  Executive Compensation......................................   21
Item 12.  Security Ownership of Certain Beneficial Owners and
            Management................................................   26
Item 13.  Certain Relationships and Related Transactions..............   27

                                  PART IV
Item 14.  Exhibits, Financial Statements Schedules and Reports on Form
            8-K.......................................................   28
Signatures............................................................   31

     This Report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 as discussed in greater detail in Item 7 below. Such statements are inherently uncertain and actual results could differ materially from the Company's expectations. Specifically, such results are subject to certain risks and uncertainties, including without limitation those discussed in "Matters Affecting Future Results" in Item 7 below and those discussed in the Company's 1997 Annual Report to Shareholders in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" (which section is filed as Exhibit 99.1 hereto and hereby incorporated by reference herein). Such forward-looking statements speak only as of the date on which they are made, and the Company cautions not to place undue reliance on such statements. The Company disclaims any duty to update any such statements.

                                     PART I

ITEM 1.  BUSINESS

GENERAL

     Cerion Technologies Inc. ("Cerion" or "the Company") manufactures precision-machined aluminum disk substrates, which are the metallic platforms of magnetic thin-film disks used in the hard disk drives of portable and desktop computers, network servers, add-on storage devices and storage upgrades. The Company's manufacturing and engineering expertise, together with its proprietary manufacturing processes and equipment, enable it to supply customers with high product volumes and consistent quality while meeting increasingly stringent product tolerances. See "Matters Affecting Future Results" in Item 7 below for discussion regarding matters that may affect the Company's future performance.

INDUSTRY BACKGROUND

     Fluctuating Market Conditions. The markets in which the Company sells its aluminum disk substrates have shown rapid but fluctuating growth in demand over the last five years, but increased demand also has generated a rapid growth in production capacity. Periods of shortage have alternated recently with periods of oversupply. During the latter half of 1996 and throughout 1997 and continuing since then, the market appears to have been dominated by oversupply and consequently, pricing pressures. Although the Company's strategy during 1996 and 1997 was to compete on quality more than on price, during the latter half of 1996 and throughout 1997 the Company was nevertheless forced to compete increasingly on price, even on those products meeting the tightest specifications. These changing market forces had a significant impact on the Company's sales and margins.

     Growth in Demand. The introduction of increasingly powerful microprocessors and more memory intensive software, combined with the development and growth of multimedia computing applications and Internet usage, have stimulated demand for PCs in both the home and business markets. In addition, the applications currently being developed for PCs require greater storage capacity, sharply increasing the demand for high-capacity disk drives. The market demand for aluminum substrates used for thin-film disks in disk drives has been growing rapidly, stimulated by demand for PCs, storage upgrades and add-ons to existing computers and the growing use of sophisticated network servers. According to TrendFOCUS in 1997, an industry publication, the number of thin-film disks produced worldwide in 1993, 1994, 1995, 1996 and 1997 was 134 million, 186 million, 256 million, 344 million and 417 million, respectively, and projected at 450 million in 1998, which would represent a compound annual growth rate of approximately 28 percent over this six-year period.

     Although the average storage capacity per disk drive has increased significantly, the average number of disks per drive has remained relatively constant, primarily as a result of significant advances in technology and in the storage capacity of thin-film disks. The Company believes that success in the disk drive industry will continue to depend on the ability of the disk drive manufacturers, together with their suppliers of critical components, such as thin-film disks and disk substrates, to keep pace with these advances. As a result, thin-film disk manufacturers are likely to continue to require more stringent smoothness and flatness tolerances and higher quality levels from their aluminum disk substrate suppliers.

     Growth in Supply. Aluminum disk substrates are produced by independent producers, including the Company and Kobe Steel, Ltd. ("Kobe") through its subsidiaries and by vertically integrated thin-film disk manufacturers including Seagate Technologies, Inc. ("Seagate"), Komag, Inc. ("Komag"), StorMedia Incorporated ("StorMedia") and HMT Technology Corporation ("HMT"). During 1996 and 1997, StorMedia and HMT began to move towards vertically integrated production. In 1996, HMT acquired a facility in Oregon for aluminum disk substrate production. StorMedia announced in 1996 it would produce aluminum disk substrates at a new manufacturing facility in Singapore and in December 1997 acquired Akashic Memories Corporation ("Akashic"), which had significant production capacity to produce substrates. HMT and StorMedia represented 2 percent and 43 percent, respectively, of the Company's revenue in 1997 and 44 percent and 29 percent, respectively, in 1996. While Cerion has been able to sell substrates to certain of these vertically integrated companies, it has lost revenues from others, including a significant amount of revenues lost from one vertically integrated company, HMT. Even as the demand has increased for smoothness, flatness and uniformity, pricing pressures have increased substantially during the latter half of 1996 through 1997 and are expected to continue into 1998, even for disks meeting the most stringent specifications.

     Changes in Aluminum Disk Substrate Performance Characteristics. A thin-film disk is composed of a substrate, generally aluminum, which must be flat, smooth and free of surface defects. This base substrate is then coated with very thin layers of nickel and magnetic material, which create the disk's magnetic properties. Minor deviations in the tolerance or qualities of the aluminum substrate can cause significant numbers of disks to be rejected, creating significant yield loss to thin-film disk manufacturers.

     The increased demand for high-performance disk drives has resulted in increased pressures for aluminum substrate manufacturers to tighten their specifications for smoothness, flatness and uniformity. These qualities contribute to improved disk performance in the following ways: (i) the flatter the disk, the less risk that the recording head will "crash" against the surface of the disk, thus increasing the performance and reliability of the finished product; (ii) with a smoother original substrate, thin-film disk manufacturers are able to spend less time and use less material on the smoothing of the nickel plating layer that is applied on the aluminum substrate, resulting in cost efficiencies; and (iii) a smoother disk facilitates storage of information at higher densities, thus increasing the disk's memory capability.

THE CERION STRATEGY

     Cerion focuses on providing value-added engineering and technological solutions that meet the demands of the memory disk substrate markets requiring precision finishing of aluminum. The Company's strategy is to combine engineering expertise, innovative manufacturing techniques and proprietary equipment to provide a high volume of advanced, precision-machined aluminum disk substrates of consistent, high quality at competitive prices.

     In the latter half of 1996 and throughout 1997, market conditions, dominated by oversupply and growth in vertical integration by thin-film disk manufacturers, forced the Company to pursue "commodity" products with less stringent tolerances for a significant portion of its aluminum disk substrate production to maintain market share. The Company believes that similar market conditions will exist into the foreseeable future. Differentiation in the areas of service, and responsiveness to short-term demand swings will be required to maintain the Company's current market share. The Company will continue a long-term focus on continual improvement by striving to provide products meeting more demanding specifications for flatness, smoothness and uniformity. These products will be focused on meeting the typically more stringent demands of "high-end" drive applications. In addition, the Company expects that market conditions will require it to offer customized products to meet each customer's specific product parameters. The Company's continued strategic focus will be to maintain and grow relative market share through an emphasis on continual product improvement.

     The Company has sought to be a supplier to the "high end" of the disk market for the following reasons: (i) those customers that demand the highest quality and most stringent tolerances have the greatest ability to benefit from the value added by the Company's core competencies -- engineering skills, proprietary manufacturing processes and proprietary equipment; and (ii) the Company believes that, unlike the "lower end," less-exacting segment of the disk market, suppliers in the high end of the market compete substantially on quality as well as on price. Although, providing the best product may not result in higher market prices, it may prove to cushion sporadic swings in market demand as the Company's customers may choose to maintain a constant supply of the highest quality substrate.

     The key elements of the Company's strategy are as follows:

     - Focus on Manufacturing Cost Improvement. The reduction in market demand for the Company's products in the second half of 1996, driven by backwards integration by its largest customer, cancellation of orders by its second largest customer and a general oversupply of capacity throughout the industry, required the Company to shift from supplying primarily "high-end" products to providing the market customized products that are categorized by both "high-end" and "low-end" to maintain market share in 1997. The Company expects that its 1998 revenue will be from products that vary in product parameters that could be categorized by both "low-end" and "high-end." Thus, Cerion is focused on bringing manufacturing costs in line with new pricing standards in the industry. This focus requires innovative manufacturing process changes designed to increase output from existing labor and equipment resources. One element of the strategy is the automation of additional processing steps, which currently is under evaluation.

     - Development of "High-End" Products. The Company believes it is a leader in developing new products exceeding current industry requirements. For example, the Company's innovations in proprietary processes, such as chemical etching, resulted in the manufacture of substrates capable of meeting increasingly stringent tolerance requirements. In addition, Cerion's proprietary grinding technology has led to the development of the Company's newest product, its FFX Super Smooth ("FFX") disk, which is substantially smoother than aluminum disk substrates commercially available. The FFX disk is not currently being sold to any customers but is an example of the Company's focus on developing products ahead of market requirements, increasing the likelihood that the Company's products will be designed into new disk media for higher-capacity disk drives.

     - Continue to Improve Proprietary Manufacturing Processes and Production Equipment. The Company seeks to continue to improve its manufacturing processes and equipment to increase efficiency and production capacity and to improve product quality. The Company believes its proprietary equipment enables Cerion to achieve significant cost savings and to reduce the capital required to expand capacity. In addition, the Company believes that continuing advances in these areas have helped Cerion to develop manufacturing expertise that may give it a competitive advantage.

     - Maintain Strict Control of Manufacturing Process. The Company's real-time statistical monitoring of its manufacturing processes results in greater product uniformity and higher production yields, and provides its customers with more detailed statistical information regarding product consistency, which can improve production yields of Cerion's customers relative to competing substrates. In addition, product uniformity is an essential factor in the supplier qualification process of disk drive manufacturers. The Company's quality system is ISO 9001 registered.

PRODUCTS

     The Company currently manufactures products within one category, aluminum disk substrates, which represented at least 95 percent of net sales for the last three years, and historically (prior to 1997) a second category, OPC drum substrates. Cerion's aluminum disks are the base, or substrate, for the memory disk in a hard disk drive. The Company's current aluminum disk substrate products consist of 130mm (5 1/4 inch), 95mm (3 1/2 inch), 84 mm (3 inch) and 65mm (2 1/2 inch) diameter disks. The 95mm product, which accounts for substantially all of the Company's current disk substrate sales, is used primarily in the hard disk drives of desktop computers, network servers and add-on storage devices. The 65mm diameter product is used primarily in laptop computers. The Company's aluminum disk substrates have evolved significantly over time. For example, the Company's 95mm product, which the Company has been selling since 1987 for thin-film disk applications, has been enhanced over time to incorporate greatly improved characteristics for smoothness, flatness and dimensional variations.

     Most laser printers and certain office copiers contain an organic photoconductor ("OPC") imaging drum which accepts an electric charge that attracts toner for transfer to paper. These OPC drums use a precision-machined aluminum substrate onto which a photo-reactive coating is applied. OPC drums are incorporated into laser printer cartridges that are consumed during operation and replaced on a regular basis. The Company has not produced any OPC drums for sale since the latter part of 1996.

MANUFACTURING PROCESSES AND PROPRIETARY EQUIPMENT

     The Company's manufacturing methods are derived from careful attention to the practice of continuous improvement and statistical methods of data analysis. Together with its engineering expertise and internally developed proprietary equipment, the Company believes its manufacturing and processing methods provide it with lower capital equipment costs relative to certain of its competitors, as well as superior yields and product quality. In the application of these processes, the Company has arranged its manufacturing operation in a cellular manner. The Company staffs each cell with a team of cross-trained employees. These teams monitor the productivity of their individual cells and are trained to prevent and, if necessary, correct quality problems within their cells. In addition, teams are encouraged to suggest process improvements. These individual manufacturing cells are built around equipment necessary for most process steps, thus allowing each cell to operate, in many respects, as a mini-factory. This cellular approach substantially reduces in-process inventory, facilitates more effective communication, and improves both quality and productivity.

     The following diagram summarizes the stages in the Company's aluminum disk substrate manufacturing process:

                    STAGE                                                DESCRIPTION
                    -----                                                -----------
                                                     Raw aluminum blanks are received by the Company and
           Raw Material Preparation                  sorted by individual thickness to a resolution of
                                                     .0001 of an inch.

                                                     Blanks are chemically etched to reduce thickness
               Chemical Etching                      variation and remove the hard oxide layer on the
                                                     surface, making the disks easier to grind.

                                                     The inner and outer diameters of the disks are
          Edge and Chamfer Machining                 machined to exacting tolerances and are finished to
                                                     specific chamfer angles.

                                                     The disks are subjected to high temperatures to
                  Annealing                          release stresses built up during the preceding
                                                     machining step.

                                                     Very fine abrasive grinding stones are applied to
                   Grinding                          the disk to produce the final surface finish,
                                                     thickness and flatness either in a one-step or
                                                     two-step process.

     Even though there are extensive quality checks throughout the process, some parameters can be checked only after the grinding stage. Those parameters include visual quality, surface finish, thickness and flatness.

     The Company's real-time statistical monitoring of its processes results in greater product uniformity and higher production yields, and provides its customers with more detailed statistical information regarding product consistency.

     The greater uniformity of the Company's products can improve the customers' individual production yields relative to competing aluminum disk substrates. Proprietary real-time tracking systems allow the Company to pinpoint where in the manufacturing process a defect may have occurred, so that any disks affected may be isolated and removed. It also provides for feedback to the operators in order to eliminate the source of the defect immediately.

     The Company's study of its customers' manufacturing processes has led to the adoption of certain manufacturing and processing methods that the Company believes to be unique. For instance, Cerion has pioneered the use of chemical etching in the manufacture of aluminum disk substrates. This process was developed in collaboration with the University of Illinois chemical engineering department and certain of the Company's suppliers. Today, substantially all the aluminum disk substrates produced by the Company are chemically etched.

  Proprietary Equipment and Processes

     The Company has developed proprietary equipment and processes that allow it to produce aluminum disk substrates within narrow specifications of smoothness, flatness and uniformity. For example, the Company has internally developed and built proprietary grinding machines for its own use, that the Company believes provide it with both a cost advantage and a superior substrate over that produced by commercially available grinders. The capital cost of the Company's custom-built proprietary grinding machine is less than 25 percent of the list price of comparable grinders from a leading manufacturer.

     The Company's internally developed and manufactured proprietary abrasive stones used in the grinding process are significantly less expensive than typical commercially available alternatives. In-house control of grinding stone fabrication enables the Company to produce superior products with less machining time and allows for the custom fabrication of grinding stones for specific products. Custom fabrication of grinding stones has enabled Cerion to pioneer its new FFX product, which has a mirror-like surface with an average surface roughness of less than 20 angstroms (a unit of length equal to one ten-millionth of a millimeter), as opposed to the 80 angstrom average of the current disk substrates sold by the Company.

  Employee Participation

     Cerion believes that a critical component of its program of continuous process improvements and quality control is the active participation of its employees in these efforts. Employee teams are aware of production targets and meet regularly to discuss and evaluate process improvements. As incentive to such involvement, the Company distributed 4 percent of its pre-tax operating earnings to its employees (other than executive officers) as profit sharing when the Company had positive operating performance.

     To facilitate process improvements, the Company encourages employees to pursue their own ideas by providing a procedure in which an employee writes a detailed description of a process improvement that is then reviewed by key engineering, manufacturing, training, maintenance and safety personnel. If approved, the Company provides support, such as process or safety engineering, to the employee, who is then responsible for implementation of his or her suggestion on a trial basis. At the end of the trial period, the employee prepares a report, including results and recommendations, and if the trial is successful, a change notification document is issued. Upon approval of key areas, the change is implemented system-wide. The Company assigns a training instructor full time to facilitate employee team meetings to review process improvement issues.

     The Company places significant emphasis on training and education. Cerion provides a tuition payment benefit available to all employees. In addition, the Company's hourly pay system works on a pay-for-skills basis. Employees are certified to pre-set standards in various skills relating to their job assignments. As the employees earn additional certifications, their pay increases. Classroom training in statistics, decision-making, business basics, teamwork and systems-thinking are being added to this skill certification system. The Company believes these practices foster a Company-wide dedication, sense of common ownership and increased skills that contribute to higher product quality and manufacturing yields.

CUSTOMERS AND MARKETING

     Aluminum disk substrates represented over 95 percent of the Company's sales in 1996 and 100 percent in 1997. During 1997, Cerion shipped the majority of its aluminum disk substrates to two companies, StorMedia Incorporated ("StorMedia") and Trace Storage Technologies Inc. ("Trace"), representing approximately 41 percent and 43 percent, respectively, of the Company's net sales. During the fourth quarter of 1997, the Company shipped substantially all its aluminum disk substrates to two companies, Trace and StorMedia representing approximately 59 percent and 41 percent, respectively. Cerion's customer base, and each customer's relative importance, has fluctuated significantly and the Company believes it will continue to do so. In addition, as is customary in the industry, Cerion's sales generally are made pursuant to purchase orders that are subject to cancellation, modification or rescheduling generally without penalties. In the past, certain orders have been canceled or deferred.

     The Company, which has produced aluminum disk substrates since 1982, emerged in 1994 from a primarily captive supplier relationship with Nashua Corporation's ("Nashua") Computer Products Divisions. Since the sale by Nashua of that division in 1994, Cerion has expanded its customer and product base in response to growth in market demand for substrates, and it continues its efforts to broaden this customer base in the aluminum disk substrate market. Nevertheless, the Company believes that its dependence on a small number of customers will continue. Consequently, the loss of, or reduction in demand from, one or more aluminum disk substrate customers through backwards integration, consolidation, adverse financial circumstances, production disruptions or otherwise, does from time to time have a material adverse effect on the Company's business, results of operations and financial condition.

     Cerion, like other suppliers to the thin-film disk industry, is required to work closely with thin-film disk manufacturers in order to meet their specifications and to become qualified as a supplier. Qualifying aluminum disk substrates requires the Company to work extensively with the customer to meet product specifications. Therefore, customers often require a significant number of product presentations and demonstrations as well as substantial interaction with the Company's senior management before making a purchasing decision. Accordingly, Cerion's products typically have a lengthy sales cycle during which the Company may expend substantial financial resources and management time and effort with no assurance that a sale will result.

     To meet these demands, the Company uses a system of multi-tiered communication for sales, marketing and customer service. Senior management of the Company, as well as production, operation and engineering personnel, directly market and interact with their counterparts at the Company's customers. The Company believes that this multi-tiered approach has resulted in strong, active relationships with both customers and suppliers and has helped Cerion pursue close technical collaboration with its customers during the design phase of new products and throughout the products' subsequent life cycle.

SOURCES OF SUPPLY

     The Company relies on Alcoa Memory Products, Inc. ("Alcoa") as its primary source of supply for the aluminum disk blanks used in producing substrates. A limited number of suppliers provide certain chemicals used in the Company's manufacturing processes. These chemicals often are customized to meet the Company's needs. Cerion has no long-term supply agreement with Alcoa or any of its other suppliers. The Company's reliance on Alcoa and its chemical suppliers therefore entails risk. If their products were to become unavailable or available in significantly reduced quantities or increased prices, it would have a significant impact on the Company's operating results. Locating and qualifying a substitute supplier could be a time-consuming and uncertain process. Changing suppliers for certain materials could require that the product be requalified with the customer. Moreover, a substitute supplier might be reluctant to undertake such a project without a significant commitment by the Company to higher prices or future purchases.

     Cerion believes, however, that the advantage of working closely with these suppliers may offset the foregoing risks. For example, Alcoa works closely with the Company to optimize Alcoa's production processes to meet Cerion's specifications.

COMPETITION

     The disk industry is characterized by intense competition. The Company believes that the principal competitive factors affecting its business are product availability, quality and price. The Company believes that a majority of the machined aluminum disk substrates are supplied by vertically integrated thin-film media and disk drive manufacturers, such as Seagate, Komag, StorMedia and HMT, and that the balance is supplied by independent aluminum disk substrate manufacturers such as Cerion. Shortage of supply in the past has influenced disk drive manufacturers and thin-film disk manufacturers to vertically integrate substrate manufacturing into their own operations.

     Cerion's direct competitors include both independent aluminum disk substrate manufacturers such as Kobe (which is much larger and has substantially greater production capacity than the Company), and vertically integrated companies that perform additional manufacturing processes on the substrates. These vertically integrated companies include manufacturers of hard disk drives. These competitors operate in both the United States and overseas. The Company believes that all its competitors have significantly greater financial, technical, and marketing resources. Furthermore, certain of these competitors have the advantage of being supplied by affiliated companies with the aluminum blanks used for their aluminum disk substrates.

     Intense competition by companies otherwise focused on other segments of the hard disk drive industry began in 1996 and continued throughout 1997 because of these companies adding or growing internal aluminum disk substrate manufacturing capacity that exceeded internal usage requirements, as the hard disk drive industry experienced a slowdown in growth in the latter half of 1996 which is expected to continue throughout at least the first half of 1998. The following specific actions by the Company's customers in 1996 and 1997 illustrates the impact backwards integration has had on the Company. In the first half of 1996, StorMedia, the Company's largest customer in 1997, announced that it would produce aluminum disk substrates as part of the production of nickel plated and polished substrates at a new manufacturing facility in Singapore. Furthermore, StorMedia completed in December 1997 its acquisition of Akashic, which has significant production capacity to produce substrates. In addition, HMT acquired a facility in 1996 in Oregon for aluminum disk substrate production, as well as for nickel plating and polishing. HMT expanded the capacity of this facility and as a result regular shipments to HMT were reduced to zero in December 1996. Several other disk drive and thin-film disk manufacturers, including Seagate and Komag, Inc., produce aluminum disk substrates internally for their own use.

     Moreover, backwards integrated companies could make their aluminum disk substrates available for distribution in the market as direct competitors of the Company. Any of these changes would reduce the already small number of current and potential customers and increase competition for the remaining market. Such competition could materially adversely affect the Company's business, results of operations and financial condition. In addition, because of the limited number of potential customers in the disk drive industry, the loss of one or more of its customers through backwards integration, consolidations, adverse financial circumstances or otherwise, has during 1996 and 1997 and could again have a material adverse effect on the Company's business, results of operations and financial condition.

     The Asian economic conditions that occurred in 1997 have impacted the Company's competitive position in primarily two ways. First, certain of the Company's competitors have experienced a reduction in cost of raw materials and labor costs that are obtained from Asian economies. The Company has not realized any benefit from the reduction in such raw material costs because the Company's primary suppliers are located in the United States. Additionally, the Asian domestic markets have softened in terms of demand which has resulted in under-utilized capacity of aluminum disk substrate production being made available to export to the United States. These factors have created new entrants to the competitive United States market and have increased the ability of these new entrants to drive pricing downward to gain market share.

     The Company believes that both the independent aluminum disk substrate producers and certain vertically integrated disk drive manufacturers have been attempting to increase aluminum disk substrate manufacturing capacity. These efforts, together with the Company's own efforts in 1996 and 1997 to increase production, have resulted in significant additional capacity for the aluminum disk substrates. This additional capacity has resulted in industry capacity in excess of demand. In addition, Cerion has experienced increased competition, which has materially adversely affected the Company's business, results of operations and financial condition.

BACKLOG

     Cerion's sales generally are made pursuant to supply agreements, purchase orders and releases that are subject to cancellation, modification or rescheduling, generally without penalty. The Company's backlog of supply agreements and purchase orders requesting delivery in the following quarter was approximately $2.7 million as of December 31, 1997, $3.7 million as of December 31, 1996, and $7.9 million as of December 31, 1995. Because these purchase orders may be canceled, modified or rescheduled by customers on short notice and generally without penalty, the Company does not believe that its backlog as of any particular date should be considered indicative of sales for any future period.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company regards elements of its manufacturing processes, product designs and internally developed equipment as proprietary and seeks to protect its proprietary rights through a combination of employee and third-party non-disclosure agreements, internal security procedures and trade secret laws. Because patent protection requires public disclosure of a process or design, which gives potentially valuable knowledge to a competitor even if the patent is issued, Cerion evaluates the advantages and disadvantages of seeking patent protection for its proprietary processes and designs versus continuing to rely on trade secret protections. To date, the Company has generally opted to protect its proprietary rights as trade secrets but may file patent applications in the future.

     Although Cerion intends to defend its proprietary interests, there can be no assurance that these measures will be successful. The Company believes, however, that because of the rapid pace of change in manufacturing processes and product design in the aluminum disk substrate industry, legal protections of its proprietary rights are less significant factors in the Company's success than the innovative skills, experience and technical competence of its employees.

     The Company attempts to ensure that its products and processes do not infringe patents and other proprietary rights of third parties. Nevertheless, there can be no assurance that such a claim will not arise at some future date. If a patent claim were to arise, the Company may be required to seek a patent license from a third party. Although patent holders commonly offer such licenses, no assurance can be given that licenses would be offered or that the terms of any offered licenses would be acceptable to the Company. If a patent license were to become necessary, the failure to obtain such a license could cause Cerion to incur substantial liabilities and possibly suspend use of the process or equipment utilizing the patented invention.

EMPLOYEES

     On March 5, 1998 the Company reduced its workforce by 110 employees representing approximately 30 percent of the Company's full-time workforce. The workforce reduction was necessitated to align production capacity with expected future order volume. As of March 13, 1998, Cerion had 255 full-time employees located at its facility in Champaign, Illinois, with approximately 228 in manufacturing and research, development and engineering, and the remainder in administration and marketing. None of Cerion's employees is represented by a labor union. The Company believes that attracting and motivating skilled technical talent and managing turnover is vital to its success.

ENVIRONMENTAL REGULATION

     The Company's operations and manufacturing processes are subject to certain federal, state and local environmental protection laws and regulations relating to Cerion's use, handling, storage, discharge and disposal of certain hazardous materials and hazardous and non-hazardous wastes. The Company has not suffered any material adverse effect in complying with applicable environmental regulations. However, environmental laws and regulations, especially those relating to the use of hazardous materials or generation of hazardous wastes, may become more stringent over time. There can be no assurance that Cerion has complied or will comply in all respects with environmental laws and regulations, nor can there be any assurance that the Company will be able to obtain all necessary permits that will be required under such laws and regulations. Any modified environmental regulations, and any failure by the Company with respect to any of the other matters described above, might subject Cerion to significant penalties, compliance expenses, or production suspensions or delays, and might require the Company to acquire costly equipment.

ITEM 2.  FACILITIES AND PROPERTIES

     The Company's headquarters and manufacturing facility are located in one 49,000 square foot building in Champaign, Illinois. At this Company-owned facility, Cerion operates 20 manufacturing cells for aluminum disk substrates.

     Cerion also has an option to purchase 3.1 acres of land adjacent to its headquarters. In addition, the Company leases 12,000 square feet in Urbana, Illinois for cleaning and storage of shipping containers and for storage of finished goods and raw materials.

     The Company's existing facility is operating three shifts per day, five days per week and is using all remaining manufacturing space at this facility. Any significant expansion of capacity would require Cerion to return to a seven days per week manufacturing schedule, or if this was insufficient, to build, purchase or lease a new facility.

ITEM 3.  LEGAL PROCEEDINGS

     On August 8, 1996, an individual plaintiff, Joshua Tietelbaum, initiated a lawsuit against the Company, Nashua Corporation ("Nashua"), William Blair & Co. ("Blair") and certain Cerion directors and officers in the Circuit Court of Cook County, Illinois. On September 4, 1996, a second individual plaintiff, Philippe Olczyk, initiated a similar lawsuit against the Company, Nashua, Blair and certain Cerion directors in the Circuit Court of Cook County, Illinois. Both lawsuits purport to be brought on behalf of a class consisting of all persons (other than the defendants) who purchased the common stock of Cerion between May 24, 1996 and July 9, 1996.

     These two cases were consolidated before the same judge. On March 24, 1997, Teitelbaum and Olcyzk, joined by a third plaintiff, Robert K. Pickup, filed a Consolidated Amended Class Action Complaint ("Consolidated Complaint") against the Company, Nashua, Blair, and certain Cerion directors and officers. The Consolidated Complaint supersedes the prior complaints and also purports to be on behalf of a class consisting of all persons (other than the defendants) who purchased the common stock of Cerion between May 24, 1996 and July 9, 1996. The Consolidated Complaint alleges that, in connection with the Cerion initial public offering, the defendants issued certain materially false and misleading statements and omitted the disclosure of material facts regarding, in particular, certain significant customer relationships. The Consolidated Complaint alleges that the defendants violated sections 11, 12(a)(2), and 15 of the 1933 Securities Act, section 13 of the Illinois Blue Sky Law, and the Illinois Consumer Fraud and Deceptive Practices Act. The Consolidated Complaint seeks a declaration that the case may proceed as a class action, damages and rescission of the sale of Cerion common stock by Cerion and Nashua, to the extent purchasers still hold Cerion shares, or rescissory damages, if they sold their Cerion stock; attorneys fees and costs; and other relief.

     On October 9, 1997, the Circuit Court of Cook County, Illinois dismissed the class action lawsuit filed against all defendants providing the Plaintiffs with the option to file an amended complaint in which they may attempt to state a claim against the Company and the other defendants. On December 5, 1997, the Plaintiffs filed an amended complaint against the same defendants with substantially similar alleged claims. The Company believes the Amended Consolidated Complaint to be without merit and is defending vigorously against the amended case.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted during the fourth quarter of the year ended December 31, 1997 to a vote of the Company's security holders.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded in the over-the-counter market and prices are quoted on The Nasdaq National Stock Market under the symbol "CEON." The following table sets forth the high and low bid prices as reported by The Nasdaq National Stock Market for the periods indicated beginning on May 24, 1996, the first day of trading, after the Company completed its initial public offering:

                                                               HIGH        LOW
                                                               ----        ---
1997
     First Quarter..........................................  $ 6.88      $3.63
     Second Quarter.........................................    4.38       2.63
     Third Quarter..........................................    3.00       1.94
     Fourth Quarter.........................................    3.44       1.97
1996
     Second Quarter.........................................  $19.50      $8.00
     Third Quarter..........................................   11.25       2.25
     Fourth Quarter.........................................    9.19       2.75

     On March 9, 1998, the closing price of the Company's Common Stock as reported by The Nasdaq National Stock Market was $2.094 per share. There were approximately 2,500 shareholders of the Common Stock of the Company as of such date. Cerion has not paid cash dividends on its Common Stock and does not intend to do so in the foreseeable future.

     There has been no change in the information required by paragraphs (f)(2) through (f)(4) of Item 701 of Regulation S-K from that previously reported by the Company on Form S-R, except as follows with respect to the Company's use of net offering proceeds to the Company from its initial public offering after deducting previously reported expenses, as of December 31, 1997.

     The proceeds of $19,525,350 from the initial public offering were utilized as follows as of December 31, 1997:

Construction of plant, building and facilities..............  $ 1,163,208
Purchase and installation of machinery and equipment........    4,426,290
Purchase of real estate.....................................       75,000
Repayment of indebtedness -- First Nashua Note..............    1,156,429
Repayment of indebtedness -- Second Nashua Note.............   10,184,973
Working capital, including cash and cash equivalents........    2,519,450

     Cash and cash equivalents included in working capital will continue to be used for general corporate purposes.

     In the Company's Prospectus, dated May 24, 1996, the Company stated that it planned to use approximately $9.0 to $12.0 million of the proceeds of the offering to build, purchase or lease a new facility and related equipment. As a result of a change in market conditions during the second half of 1996 and throughout 1997, the Company canceled its capacity expansion plans, which included the new facility.

ITEM 6.  SELECTED FINANCIAL DATA

     The following table summarizes certain selected financial data for each of the five years in the period ended December 31, 1997. The information presented should be read in conjunction with the financial statements included elsewhere in this report.

                                                         YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------------------
                                                                       PRO
                                                                      FORMA
                                        1993      1994      1995     1995(1)       1996      1997
                                        ----      ----      ----     -------       ----      ----
STATEMENTS OF OPERATIONS DATA:
Net sales............................  $14,612   $14,553   $28,175   $28,175      $36,540   $31,810
Cost of sales........................   12,306    12,995    19,668    19,668       26,729    26,606
                                       -------   -------   -------   -------      -------   -------
  Gross profit.......................    2,306     1,558     8,507     8,507        9,811     5,204
Selling, general & administrative
  expenses...........................    1,651     1,731     2,537     3,510        5,561     4,405
                                       -------   -------   -------   -------      -------   -------
  Operating income (loss)............      655      (173)    5,970     4,997        4,250       799
Interest income (expense)............      (94)     (115)     (316)   (1,129)         169       366
                                       -------   -------   -------   -------      -------   -------
  Income (loss) before provision
     (benefit) for income taxes......      561      (288)    5,654     3,868        4,419     1,165
Provision (benefit) for income
  taxes..............................      222      (105)    2,210     1,512        1,914       338
                                       -------   -------   -------   -------      -------   -------
Net income (loss)....................  $   339   $  (183)  $ 3,444   $ 2,356      $ 2,505   $   827
                                       =======   =======   =======   =======      =======   =======
Net income per share, basic and
  diluted............................  $   .06   $  (.03)  $   .64   $   .44      $   .39   $   .12
Average common shares outstanding....    5,400     5,400     5,400     5,400(2)     6,379     7,024

                                          1993     1994     1995                   1996      1997
                                          ----     ----     ----                   ----      ----
BALANCE SHEET DATA:
Working capital........................  $  (27)  $2,645   $ 3,436                $10,248   $11,764
Total assets...........................   4,629    7,546    11,874                 23,333    25,265
Short-term debt........................      23       26        --                     --        --
Long-term debt.........................     342      316        --                     --        --
Stockholders' equity(3)................   3,182    6,121     8,458                 19,366    20,233

---------------
(1) The pro-forma statement of operations data presents the results of the Company after giving effect to the following, as if each had occurred as of January 1, 1995: (i) interest expense of $1.1 million (less $304,000 allocated interest expense to the Company) related to dividends to Nashua in the form of certain promissory notes payable to Nashua in the aggregate original principal amount of approximately $11.1 million; (ii) the elimination of a $227,000 corporate charge paid to Nashua; and (iii) the inclusion of $1.2 million in estimated selling, general and administrative expenses that would have been incurred if the Company were an independent public company during 1995.

(2) Reflects shares outstanding as of December 31, 1995, giving effect to a stock split. See Stockholders' Equity and Parent Company Investment Notes to the Financial Statements.

(3) Represents parent company investment at December 31, 1993, 1994 and 1995 and stockholders' equity at December 31, 1996 and 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Information required not included hereunder by this item may be found in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the 1997 Annual Report to Shareholders, and is incorporated herein by reference. (1)

MATTERS AFFECTING FUTURE RESULTS

     This Report contains certain forward-looking statements, including the statement below regarding the possible impact of cancellation of orders by a major customer and backwards integration within the industry towards the manufacture of aluminum disk substrates. Moreover, from time to time in both written releases and reports and oral statements, the Company and its Senior Management may express expectations regarding future performance of the Company. All of these "forward-looking statements" are inherently uncertain, and investors must recognize that actual events could cause actual results to differ materially from the Company's expectations. Key risk factors that could, in particular, have an adverse impact on current and future performance include the Company's dependence on a small number of customers, as witnessed by the cancellation of orders in July 1996 by one of the Company's two largest customers, a trend towards vertical integration among thin-film disk manufacturers that may reduce demand for the Company's products, as evidenced by the Company's largest customer in 1996 and the Company's largest customer in 1997, dependence on the intensely competitive and cyclical hard-disk drive industry, absence of long-term purchase commitments from the Company's customers and risk of excess industry capacity.

     Dependence on a Small Number of Customers. Aluminum disk substrates, all sales of which were to thin-film disk manufacturers, represented over 95 percent of the Company's sales in 1997 and 1996. The Company's aluminum disk substrate customers in 1997 were primarily Trace, StorMedia, Seagate and HMT, which represented approximately 43%, 41%, 11% and 2%, respectively, of the Company's aluminum disk substrate sales. There are a relatively small number of thin-film disk manufacturers worldwide. Because many of these thin-film disk manufacturers supply all or part of their aluminum disk substrate needs either through captive suppliers or vertically integrated operations, the Company believes that its dependence in this business on a few customers will continue in the future. The Company's customer base, and each customer's relative importance, fluctuated significantly during 1997 and may continue to fluctuate. The loss of one or more of the Company's customers or potential customers through consolidations, adverse financial circumstances or otherwise, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's customers and the overall disk drive and component market has experienced a prolonged period of volatility and oversupply during the past 18 months beginning in the second quarter of 1996. A chronology of market events that have impacted the Company highlights the impact that changes in market conditions and customer manufacturing strategies have on the Company's operating performance. In the first half of 1996, the Company's largest customer in 1997, StorMedia, announced that it would produce aluminum disk substrates, as part of the production of nickel plated and polished substrates, at a new manufacturing facility in Singapore. Subsequent to this announcement, in July of 1996 the Company announced the cancellation of subsequent orders from StorMedia because of a loss of orders from StorMedia's largest customer, not because of StorMedia's internal capability to manufacture aluminum disk substrates in Singapore. However, in 1997 StorMedia made the Company its sole external source of aluminum disk substrates, allowing StorMedia to become the Company's largest customer. Furthermore, StorMedia completed in December 1997 its acquisition of Akashic, which has significant production capacity to produce substrates. In addition, HMT acquired a facility in Oregon for aluminum disk substrate production, as well as for nickel plating and polishing. HMT expanded the capacity of this facility and regular shipments to HMT ceased in December 1996.

     The internal production of aluminum disk substrates in 1996 by the Company's principal customers resulted in the reduction or elimination of purchases from the Company and could result in further reduction or elimination of purchases from the Company or the sale by such customers of aluminum disk substrates in competition with the Company. Moreover, the decision by one or more of the Company's customers to move to a single supply source could materially adversely affect the Company if the Company were not chosen as the single supply source. Similarly, a decision by one or more of the Company's customers to expand its base of suppliers could result in that customer reducing its purchases from the Company and materially adversely affect the Company's business, results of operations and financial condition.

     There also has been a trend toward consolidation in the disk drive industry, which the Company expects may continue. If any of the Company's customers or competitors were to combine, it would result, among other things, in a reduction of the number of their suppliers or increased pricing pressures, which could materially adversely affect the Company's business, operating results and financial condition.

     There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods or that customers will not cancel existing orders (which they did in 1996 and may generally do without penalty), nor can there be any assurance that the Company will be able to obtain orders from new customers. The level of orders for aluminum disk substrates also depends on the production levels of thin-film disk manufacturers, which may be subject to disruptions and delays as well as fluctuations in market demand. The loss of one or more of the Company's current customers or a significant reduction in the level of their orders could materially adversely affect the Company's business, operating results and financial condition.

     Dependence on Intensely Competitive and Cyclical Hard Disk Drive Industry; Price Reductions. The demand for the Company's aluminum substrates for thin-film disks depends solely upon the demand for hard disk drives, which in turn depends on the demand for new personal computers, storage upgrades and add-ons to existing computers and the growing use of sophisticated network servers. The disk drive industry is cyclical and historically has experienced periods of oversupply and reduced production levels, resulting in significantly reduced demand for thin-film disks, as well as pricing pressures as evidenced by recent market price reductions as much as 28 percent for the Company's aluminum disk substrates in the 18 months ended December 1997. The effect of these cycles on suppliers, including manufacturers of thin-film disks and aluminum disk substrates, has been magnified by the hard disk manufacturers' practice of ordering components, including thin-film disks, in excess of their current needs during periods of rapid growth. As announced by several of the hard drive and thin-film media manufacturers in the fourth quarter of 1997 and first quarter of 1998, the market is changing with a period of over-production causing a supply/demand imbalance within the industry. Although the media segment of the disk drive industry experienced in excess of 20 percent annual growth in 1997, several disk drive manufacturers initiated cutbacks in production plans for 1998 in response to supply/demand imbalances within the industry which has reduced demand in the first quarter of 1998 and possibly for a longer period. There can be no assurance that growth in the disk industry will continue at recent rates or at all, that the level of demand for disk drives will not decline, or that future demand will be sufficient to support existing and future capacity. In addition, the growth rate of personal computer unit sales may decline, which may adversely affect the demand for hard disk drives. A decline in demand for hard disk drives could further reduce the Company's sales of its product line and have a material adverse effect on the Company's business, operating results and financial condition.

     Absence of Long-Term Purchase Commitments. As is customary in this industry, the Company's sales are usually made pursuant to purchase orders that are subject to cancellation, modification or rescheduling, generally without penalties. Customers typically provide the Company with forecasts of expected requirements for the next three- to six-month period in the past; prior to the third quarter of 1996, and submit purchase orders or releases 14 to 60 days in advance of shipment dates. However, beginning in late 1996, customers began only forecasting four to six weeks in advance. In the past, certain forecasts of the Company's customers have failed to materialize or have been altered and delivery schedules have been deferred. For instance, in 1994 and 1996, sharp reductions in two large customers' orders adversely affected the Company's results of operations. Changes in forecasts, rescheduling and quantity reductions may result in inventory losses and under-utilization of production capacity. From time to time, customers have changed certain specifications or standards for their products, resulting in lower production yields, higher manufacturing costs and lower productivity and margins than anticipated by the Company.

     Risk of Excess Industry Capacity. The Company believes that both independent aluminum disk substrate manufacturers and vertically integrated companies are attempting to increase aluminum substrate manufacturing capacity. The Company increased its own manufacturing capacity in 1996 and 1997, through equipment expansion and manufacturing process changes that improved the output capacity of existing equipment and some or most of the vertically integrated, thin-film disk or hard drive manufacturers did the same in 1996 and 1997 and are expected to continue in the future, including the Company's largest customer in 1996; HMT and largest customer in 1997; StorMedia. These efforts may result in significant additional capacity in the industry. The Company has faced increased pricing pressures since the latter half of 1996, with price reductions that averaged 28 percent in the eighteen months ending December 1997 for the Company's products. To the extent the efforts described above result in industry capacity in excess of levels of demand, the Company has experienced and will continue to experience increased levels of competition and increased pricing pressures, which are likely to have a material adverse effect on the Company's business, results of operations and financial condition.

     Intense Competition Among Manufacturers of Aluminum Disk
Substrates. Cerion's direct competitors include both independent aluminum disk substrate manufacturers such as Kobe (which is much larger and has substantially greater production capacity than the Company) and vertically integrated companies that perform additional manufacturing processes on the substrates. These vertically integrated companies include manufacturers of hard disk drives. These competitors operate in both the United States and overseas. The Company believes that all its competitors have significantly greater financial, technical, and marketing resources. Furthermore, certain of these competitors have the advantage of being supplied by affiliated companies with the aluminum blanks used for their aluminum disk substrates.

     Intense competition by companies otherwise focused on other segments of the hard disk drive industry began in 1996 and continued throughout 1997 because of these companies adding or growing internal aluminum disk substrate manufacturing that exceeded internal usage requirements, as the hard disk drive industry experienced a slowdown in growth in the latter half of 1996 which is expected to continue throughout at least the first half of 1998. The following specific actions by the Company's customers in 1996 and 1997 illustrates the impact backwards integration has had on the Company. In the first half of 1996, StorMedia, the Company's largest customer in 1997, announced that it would produce aluminum disk substrates as part of the production of nickel plated and polished substrates at a new manufacturing facility in Singapore. Furthermore, StorMedia completed in December 1997 its acquisition of Akashic, which has significant production capacity to produce substrates. In addition, HMT acquired a facility in 1996 in Oregon for aluminum disk substrate production, as well as for nickel plating and polishing. HMT expanded the capacity of this facility and as a result regular shipments to HMT were reduced to zero in December 1996. Several other disk drive and thin-film disk manufacturers, including Seagate and Komag, produce aluminum disk substrates internally for their own use. Moreover, Seagate, StorMedia, HMT, Komag and several other industry participants currently produce aluminum disk substrates internally for their own use, and the Company believes that a majority of the thin-film disk market currently is supplied by such vertically integrated manufacturers. These companies could make their products available for distribution into the market as direct competitors of the Company. Additionally, one of the Company's principal current aluminum disk substrate customers announced in 1996 that they will produce aluminum disk substrates for internal use and achieved this internal capability through the purchase of Akashic in December 1997. Any of these changes could reduce the already small number of current and potential customers for the Company's products and increase competition for the remaining market.

     The Asian economic conditions that occurred in 1997 have impacted the Company's competitive position in primarily two ways. First, certain of the Company's competitors have experienced a reduction in cost of raw materials and labor costs that are obtained from Asian economies. The Company has not realized any benefit from the reduction in such raw material costs because the Company's primary suppliers are located in the United States. Additionally, the Asian domestic markets have softened in terms of demand which has resulted in under-utilized capacity of aluminum disk substrate production being made available to export to the United States. These factors have created new entrants to the competitive United States market and have increased the ability of these new entrants to drive pricing downward to gain market share.

     The Company believes that both the independent aluminum disk substrate producers and certain vertically integrated disk drive manufacturers have been attempting to increase aluminum disk substrate manufacturing capacity. These efforts, together with the Company's own efforts in 1996 and 1997 to increase production, have resulted in significant additional capacity for the aluminum disk substrates. This additional capacity has resulted in industry capacity in excess of demand. In addition, Cerion has experienced increased competition, which has materially adversely affected the Company's business, results of operations and financial condition.

     Moreover, the disk industry is characterized by intense price competition. Although the Company's products compete on the basis of availability and quality, price also is an important competitive factor as evidenced by market price reductions as much as 28 percent for the Company's products in the 18 months ended December 1997. Any increase in price competition will have a material adverse effect on the Company's gross margins and on its business, operating results and financial condition. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors.

     Although the Company believes its products are competitive, the Company also believes that certain factors have had a negative impact on its products' competitiveness. The Company currently lacks the capability to nickel plate and polish its substrates, a capability considered important by certain customers. Moreover, the Company's manufacturing facility in Illinois is a significant distance from its principal customers. The Company's manufacturing process also is more labor intensive than a number of its competitors and, as a result, may be more adversely affected by rising labor costs.

     Lengthy Qualification Process for New Products and Changes in Manufacturing Processes. The Company is required to work closely with manufacturers in the thin-film disk industry in order to become qualified as a supplier. In addition, changes in products or, in certain cases, manufacturing processes, also may require additional customer qualification. Qualifying aluminum disk substrates requires the Company to work extensively with the customer to meet product specifications. Therefore, customers often require a significant number of product presentations and demonstrations as well as substantial interaction with the Company's senior management before making a purchasing decision. Accordingly, the Company's products typically have a lengthy sales cycle during which the Company may expend substantial financial resources and management time and effort with no assurance that a sale will result. In the event the Company's products do not become qualified for a particular product development program on a timely basis, the Company could be excluded as a supplier of aluminum disk substrates for such program entirely or could become a secondary source of supply for such program, which typically results in lower sales. In addition, the Company may be prevented or delayed from making certain manufacturing process improvements due to the qualification process. Such failure to become qualified or timely qualified could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence on Suppliers. The Company relies on Alcoa Memory Products, Inc. a subsidiary of Aluminum Company of America, Incorporated ("Alcoa"), as its primary supplier of the aluminum blanks used by it for producing aluminum disk substrates. It also relies on a limited number of suppliers for certain materials used in its aluminum disk substrate manufacturing processes, including etching chemicals and coolants. The Company does not have any long-term supply contracts with Alcoa or any of its other major suppliers. Changing suppliers for certain materials would be expensive and require long lead times. For certain materials, a change in supplier could result in the Company being required to requalify its products with certain of its customers. Any significant limitations on the supply of raw materials could disrupt, limit or halt the Company's production of aluminum disk substrates and could have a material adverse effect on the Company's business, operating results and financial condition. Further, a significant increase in the price of one or more of these components also could materially adversely affect the Company's business, results of operations and financial condition.

     Future Capital Needs. Based upon anticipated cash flows from operating activities, remaining proceeds from the initial public offering completed in 1996 and credit availability, the Company believes that it has the liquidity and capital resources needed to meet its financial commitments through 1998. Unless the Company achieves substantial cost improvements, increased demand and no further price reductions beyond the cost reductions achieved in the future, the Company may incur net losses and negative cash flows from operating activities. Without such cost improvements and increased demand, at present cost levels and planned capital expenditures of approximately $3.0 million annually, the Company over an extended period of time could exhaust all or substantially all of its cash resources and borrowing availability under its credit facility. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of certain capital expenditures and obtaining additional sources of funds. No assurance can be given that the Company will be able to successfully pursue such alternatives. During the first quarter of 1998, one of the Company's significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customers liquidity. This customer's outstanding balance due to the Company exceeds an average of approximately 110 days compared to normal trade terms provided to this customer of 60 days. Future payment of this amount by the customer is expected to be structured payments over a time frame not to exceed one year. This anticipated structuring of future payments will reduce the Company's liquidity and financial flexibility. Furthermore, in the event that this customer's financial position worsens during the payment period, the risk of default increases. Thus, any significant default by customers on the payment of outstanding amounts due to the Company could cause a significant reduction in liquidity and may exhaust the Company's cash resources.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Information with respect to this item may be found in the Financial section of the 1997 Annual Report to Shareholders on pages 12 through 23, and is incorporated herein by reference.(1)
---------------
(1) The Company's 1997 Annual Report to Shareholders is not to be deemed filed as part of this report except for those parts thereof specifically incorporated by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers and directors of the Company are as follows:

                    NAME                       AGE                       POSITIONS
                    ----                       ---                       ---------
David A. Peterson(3).........................   58   Chief Executive Officer, President and Director
Michael F. Brown.............................   39   Vice President-Marketing
Richard A. Clark(3)..........................   33   Chief Financial Officer, Vice President-Finance
                                                     and Treasurer
Paul A. Harter(3)............................   32   Vice President-Operations
William A. Hughes............................   35   Vice President-Product Development
Gerald G. Garbacz(2)(3)......................   61   Chairman of the Board of Directors
Joseph A. Baute(2)...........................   70   Director
Sheldon A. Buckler(1)........................   66   Director
Osmund M. Fundingsland(1)....................   54   Director
Daniel M. Junius(1)(3).......................   46   Director
Ross W. Manire(2)............................   46   Director
Gerard V. Schenkkan..........................   42   Director
Ronald D. Verdoorn...........................   48   Director

---------------
(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

(3) Individual is named as a defendant in the Consolidated Amended Class Action Complaint as discussed in Item 3 of this document

     The following is a biographical summary of the experience of the executive officers, key employees and existing directors of the Company.

     David A. Peterson is a co-founder of the original operations of the Company and has served as Chief Executive Officer, President and a director of the Company since its incorporation on December 31, 1995. From December 1991 through December 1995, Mr. Peterson served as President and General Manager of the Precision Technologies division of Nashua, the predecessor of the Company. From April 1991 until December 1991 he served as Vice President-Operations of the Thin-film unit of the Computer Products Division of Nashua. From July 1986 until April 1991, Mr. Peterson served as Vice President-Manufacturing of Disk-Tec (acquired by Nashua in July 1986 and became the Precision Technologies division of Nashua). From June 1982 until July 1986 he served as Director of Operations of Disk-Tec.

     Michael F. Brown has served as Vice President-Marketing of the Company since January 1996. From December 1995 until February 1996, Mr. Brown served as Market Development Manager of the Company. From September 1991 to December 1995, Mr. Brown was the Director of Sales and Marketing for Frisby Manufacturing Co., a precision-component manufacturer for the automotive and home appliance industries. From January 1986 to August 1991, Mr. Brown served as Manufacturer's Representative of J.A. Shoemaker & Associates, a manufacturing company.

     Richard A. Clark has served as Chief Financial Officer, Vice President-Finance and Treasurer of the Company since March 1996. From May 1995 through March 1996, Mr. Clark served as Director of Internal Audit of Nashua. From January 1992 to May 1995, Mr. Clark served as Manager within the Business Assurance practice of the accounting firm of Coopers & Lybrand L.L.P. From July 1988 to January 1992, Mr. Clark was a Senior Associate with Coopers & Lybrand L.L.P. Mr. Clark is a certified public accountant.

     Paul A. Harter has served as Vice President-Operations of the Company since February 1996. From August 1994 until February 1996 Mr. Harter served as Director of Operations of the Company. From July 1987 to August 1994, Mr. Harter served the Company in various management and staff positions.

     William A. Hughes has served as Vice President-Product Development of the Company since February 1996. Mr. Hughes has served the Company as Director of Product Development from September 1995 until February 1996, Product Development Manager from December 1993 to February 1996, Technical Supervisor from June 1989 until December 1993, and in a variety of other management and staff positions from June 1983 until June 1989.

     Gerald G. Garbacz has served as director of the Company since January 1996. Mr. Garbacz has been President , Chief Executive Officer and the Chairman of the Board of Nashua Corporation since January 1996. From 1994 through 1995, Mr. Garbacz was a private investor. He was Chairman and Chief Executive Officer of Baker & Taylor Inc., an information distribution company from 1992 to 1994. He is also a Director of Handy & Harman Inc.

     Joseph A. Baute has served as a director of the Company since March 1996. Mr. Baute served as a Director of Nashua from 1984 through June 1996, as Chairman of its Board of Directors from April 1995 through June 1996, and in an interim capacity as its President and Chief Executive Officer from November 1995 through December 1995. From 1979 until his retirement in 1993, Mr. Baute served as Chairman and Chief Executive Officer of Markem Corporation, an information application systems company. Mr. Baute is a director of Houghton Mifflin Company, State Street Boston Corporation, INSO Corporation, Metrika Systems and several private corporations. He also is a former director and Chairman of the Federal Reserve Bank of Boston and a former director and past Chairman of the Board of Directors of the The New England Council for Economic Development.

     Sheldon A. Buckler has served as a director of the Company since March 1996. Mr. Buckler has been Chairman of the Board of Commonwealth Energy System since May 1995. He was Vice Chairman of the Board of Polaroid Corporation from 1990 until his retirement in 1994. He also is a Director of Nashua Corporation, ASECO Corporation, PARLEX Corporation, Commonwealth Energy Corporation and Spectrum Information Technologies, Inc.

     Osmund M. Fundingsland has served as a director of the Company since February 1997 and has been the Chief Executive Officer of OSF International, a sales marketing consulting company, since its inception in 1995. From 1983 through 1994, Mr. Fundingsland was an Executive Vice-President of Applied Magnetics Corporation, an independent manufacturer of magnetic recording heads and head stack assemblies for disk drives. Mr. Fundingsland is a director of the ISERA group, a software company. He also serves on the board of directors for the International Disk Drive Equipment and Materials Association (IDEMA).

     Daniel M. Junius has served as a director of the Company since January 1996. Mr. Junius has served as Vice President-Finance and Chief Financial Officer of Nashua Corporation since 1995 and as Treasurer of Nashua since 1985.

     Ross W. Manire has served as a director since February 1997. Mr. Manire has been a Senior Vice President of the Carrier Systems Business Unit at 3Com since the merger of 3Com Corporation and U.S. Robotics Corporation in June 1997. Mr. Manire served as Senior Vice President and General Manager of the Networks Systems Division of U.S. Robotics, Inc. from May 1995 through June 1997 and served as its Senior Vice President-Operations and Chief Financial Officer from early 1993 through May 1995. U.S. Robotics, Inc. was an international designer, manufacturer and marketer of high-performance information access products. 3Com is a supplier of local area network and wide area network systems for the large enterprise, small business, home and service provider markets. Mr. Manire also is a director of AT Financial Corp. and EA Industries, Inc.

     Gerard V. Schenkkan has served as a director of the Company since March 1998. Mr. Schenkkan has been Vice President and General Manager of the Optical Storage Business Unit of Quantum Corporation since November 1997. He also served as Vice President of Corporate Development at Quantum Corporation from July 1996 until late 1997. From 1993 through 1996, Mr. Schenkkan was Marketing Manager of the Storage Systems Division of Hewlett-Packard Company. Quantum Corporation designs and manufactures storage products and is one of the largest global suppliers of hard disk drives.

     Ronald D. Verdoorn has served as a director of the Company since March 1998. Mr. Verdoorn has been a consultant since 1997. Mr. Verdoorn served as Executive Vice President and Chief Operating Officer of the Storage Products Group Media and LSI at Seagate Technologies, Inc. from 1995 through 1997. Mr. Verdoorn was Senior Vice President of Worldwide Manufacturing Operations at Seagate Technologies, Inc. from 1992 through 1995. Seagate Technologies, Inc. develops and manufacturers advanced information technology, including disk and tape storage devices, magnetic recording heads and media, precision motors, microelectronics, and data access and management software. Mr. Verdoorn is also a director of EA Industries, Inc. and Marvell.

     The executive officers of the Company are Messrs. Peterson, Brown, Clark, Harter and Hughes. Officers are elected on an annual basis to serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS STRUCTURE INTO CLASSES

     The Board of Directors of Cerion Technologies Inc. is divided into three classes. The Class II Directors' term will expire at the Meeting and the Class III and Class I Directors' terms will expire in 1999 and 2000, respectively. All Directors elected at this and future Annual Meetings of Stockholders will be elected for three-year terms. All directors will hold office until their successors have been duly elected and qualified. Prior to the Meeting, Ross W. Manire, David A. Peterson and Gerard V. Schenkkan were the Class I Directors; Sheldon A. Buckler, Osmund M. Fundingsland and Joseph A. Baute were the Class II Directors; and Gerald G. Garbacz, Daniel M. Junius and Ronald D. Verdoorn were the Class III Directors. Mr. Baute's term as director will expire at the Annual Meeting.

     The nominees for Class II Directors are Sheldon A. Buckler and Osmund M. Fundingsland. Mr. Buckler and Mr. Fundingsland currently are serving as Class II Directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Mr. Buckler and Mr. Fundingsland will be voted FOR the election of both nominees. Messrs. Buckler and Fundingsland would be elected to hold office until the Annual Meeting of Shareholders to be held in 2001 and until their respective successors are duly elected and qualified. Both of these nominees have indicated their willingness to serve, if elected; however, if either should be unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number.

     The following table sets forth for each nominee to be elected at the Meeting and for each director whose term of office will extend beyond the Meeting, his age, the position(s) currently held by each nominee or director with the Company, the year such nominee or director was first elected a director, the year each nominee's or director's term will expire and the class of director of each nominee or director.

                                                                     DIRECTOR    YEAR TERM    CLASS OF
      NOMINEE OR DIRECTOR'S NAME        AGE     POSITION(S) HELD      SINCE     WILL EXPIRE   DIRECTOR
      --------------------------        ---     ----------------     --------   -----------   --------
Gerald G. Garbacz.....................  61    Chairman of the Board    1996        1999        III
                                                of Directors
Daniel M. Junius......................  45    Director                 1996        1999        III
Ronald D. Verdoorn....................  42    Director                 1998        1999        III
Sheldon A. Buckler....................  66    Director                 1996        1998        II
Osmund M. Fundingsland................  54    Director                 1997        1998        II
Ross W. Manire........................  46    Director                 1997        2000         I
David A. Peterson.....................  58    President, Chief         1996        2000         I
                                                Executive Officer
                                                and Director
Gerard V. Schenkkan...................  48    Director                 1998        2000         I

COMPLIANCE WITH SECTION 16(a) of the Securities and Exchange Act

     The Company is not aware of any failure to file on a timely basis the forms required by Section 16(a) of the Exchange Act during the most recent fiscal year.

ITEM 11.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid to the person who served as Cerion's Chief Executive Officer during 1997 and Cerion's other executive officers who earned a salary and bonus in excess of $100,000 in 1997 and 1996:

                                         ANNUAL COMPENSATION
                             -------------------------------------------    LONG-TERM
         NAME AND                                          OTHER ANNUAL    COMPENSATION      ALL OTHER
    PRINCIPAL POSITION       YEAR   SALARY $   BONUS $    COMPENSATION $    OPTIONS #     COMPENSATION(1)
    ------------------       ----   --------   -------    --------------   ------------   ---------------
David A. Peterson..........  1997   $163,070   $144,193      $     --        128,390          $7,736
  President & Chief          1996    160,611         --            --        136,780           5,340
  Executive Officer          1995    148,874     83,567            --         11,500(2)        4,285
Michael F. Brown...........  1997    112,127     66,095            --         51,300           3,413
  Vice President-Marketing   1996    110,434(3)       --       56,636(4)      52,600           2,884
Richard A. Clark...........  1997    112,127(3)   66,095           --         51,300           3,372
  Vice President-Finance     1996     85,567         --       117,427(5)      52,600           1,280
Paul A. Harter.............  1997     91,732(3)   54,074           --         56,550           1,574
  Vice President-Operations  1996     91,318         --            --         63,100           3,334
William A. Hughes..........  1997     92,771(3)   54,074           --         56,550           3,488
  Vice President-Product     1996     99,972         --            --         63,100           5,446
  Development

---------------
(1) In 1997, Messrs. Peterson, Brown, Clark, Harter and Hughes earned (i) $4,575, $2,988, $2,988, $1,434 and $2,470, respectively, as contributions to the Company's Employees' Saving Plan; (ii) $2,430, $225,

    $184, $140, and $143, respectively, as life insurance premiums and income;
    (iii) $731, $200, $200, $0, and $0, respectively, as taxable club membership dues; and (iv) $0, $0, $0, $0 and $875 as a car allowance. In 1996, Messrs. Peterson, Brown, Clark, Harter and Hughes earned (i) $2,660, $2,660, $1,234, $3,194 and $3,360, respectively, as contributions to the Company's Employees' Savings Plan; (ii) $2,430, $224, $46, $140 and $140,
    respectively, as life insurance premiums and income; (iii) $250, $0, $0, $0 and $0, respectively, as taxable club membership dues; and (iv) $0, $0, $0, $0 and $1,946, respectively, as a car allowance.

(2) In 1995, Nashua (the then-parent of the Company) granted Mr. Peterson options to purchase common stock of Nashua under Nashua's incentive plan. The options terminated unexercised six months following the Company's initial public offering.

(3) Messrs. Brown, Clark, Harter and Hughes first became executive officers in 1996.

(4) Includes moving expense reimbursements of $35,893 and tax equalization payments of $20,743.

(5) Includes moving expense reimbursements of $70,550 and tax equalization payments of $46,877.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information as to options granted during fiscal 1997 to the individuals listed in the Summary Compensation Table.

                                                                                             VALUE AT ASSUMED
                                           % OF TOTAL                                      ANNUAL RATES OF STOCK
                                SHARES      OPTIONS                                       PRICE APPRECIATION FOR
                              UNDERLYING   GRANTED TO   EXERCISE OR                           OPTION TERM (5)
                               OPTIONS     EMPLOYEES     BASE PRICE       EXPIRATION      -----------------------
                               GRANTED      IN 1997     ($/SHARE)(4)         DATE             5%          10%
                              ----------   ----------   ------------   ----------------   ----------   ----------
David A. Peterson...........   128,390(1)     33.0%     $2.25 - 4.13   2/3/07 & 7/22/07    $252,613     $640,170
Michael F. Brown............    51,300(2)     13.2%      2.25 - 4.13   2/3/07 & 7/22/07     102,148      258,864
Richard A. Clark............    51,300(2)     13.2%      2.25 - 4.13   2/3/07 & 7/22/07     102,148      258,864
Paul A. Harter..............    56,550(3)     14.5%      2.25 - 4.13   2/3/07 & 7/22/07     109,577      277,690
William A. Hughes...........    56,550(3)     14.5%      2.25 - 4.13   2/3/07 & 7/22/07     109,577      277,690

---------------
(1) Options to purchase 60,000 and 26,300 shares will become exercisable on February 3, 1998 and July 22, 1998, respectively, if Mr. Peterson remains in the employ of the Company. Options to purchase 42,090 shares are "performance-accelerated" options. These options will become exercisable in tranches of 25% each based upon the Common Stock trading, for a period of 20 consecutive trading days, at an average premium of 25%, 50%, 75% and 100%, respectively, above the exercise price, if the optionee remains an employee of the Company on such date. However, if such performance goals are met prior to the first anniversary of the grant date, the shares that would otherwise become exercisable thereby only become exercisable on the first anniversary date of the grant date, if the optionee remains an employee of the Company on such date. On the eighth anniversary of the grant date, any remaining shares subject to a "performance-accelerated" option will become exercisable, if the optionee remains an employee of the Company on such date.

(2) Options to purchase 25,000 and 15,775 shares each will become exercisable on February 3, 1998 and July 22, 1998, respectively, if Messrs. Brown and Clark remain in the employ of the Company. Options to purchase 10,525 shares are "performance-accelerated" options subject to the conditions described in footnote (1).

(3) Options to purchase 25,000 and 15,775 shares each will become exercisable on February 3, 1998 and July 22, 1998 respectively if Messrs. Harter and Hughes remain in the employ of the Company. Options to purchase 15,775 shares are "performance-accelerated" options subject to the conditions described in footnote (1).

(4) The one year vesting options granted on February 3, 1997 were granted at $4.13. The one year vesting options and performance-accelerated options granted on July 22, 1997 were granted at $2.25.

(5) In accordance with SEC rules, also shown are the hypothetical gains or "option spreads," on the pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting Cerion stock prices for the grants expiring on February 3, 2007 and July 22, 2007 would be $6.73 and $3.67, respectively, at a 5% rate of appreciation and $10.71 and $5.84, respectively, at a 10% rate of appreciation. The amounts reflected in the table may not accurately reflect or predict the actual value of the stock options.

OPTION EXERCISES IN FISCAL YEAR 1997 AND VALUE OF OPTIONS AT END OF FISCAL 1997

                                                               NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED,
                                                                  OPTIONS HELD AT              IN-THE-MONEY, OPTIONS
                         SHARES ACQUIRED       VALUE              FISCAL YEAR END                AT FISCAL YEAR END
        NAME             ON EXERCISE(#)     REALIZED($)     EXERCISABLE/UNEXERCISABLE(#)    EXERCISABLE/UNEXERCISABLE($)
        ----             ---------------    -----------     ----------------------------    ----------------------------
David A. Peterson....           0                $0                  0/128,390                         $0/$0
Michael F. Brown.....           0                $0                  0/ 51,300                         $0/$0
Richard A. Clark.....           0                $0                  0/ 51,300                         $0/$0
Paul A. Harter.......           0                $0                  0/ 56,550                         $0/$0
William A. Hughes....           0                $0                  0/ 56,550                         $0/$0

SEVERANCE BENEFITS

     The Company has entered into employment agreements with executive officers Messrs. Peterson, Brown, Clark, Harter and Hughes in order to ensure their continued service to Cerion in the event of an attempt by a person or group of persons to gain control of Cerion. Such employment agreements provide that upon termination of employment under certain circumstances within three years of a "change in control" as defined in these agreements, the employee would receive severance pay equal to three times the sum of his annual salary and bonus for Messrs. Peterson, Brown, Clark, Harter and Hughes. In addition, if within three years following the "change in control", Messrs. Peterson, Brown, Clark, Harter or Hughes elect to terminate employment for "good reason" (as defined), he would receive the above described severance pay. These severance payments are subject to reduction to the extent necessary to avoid excise taxes under Section 280G of the Internal Revenue Code.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company, Nashua or of any affiliated company ("Non-Employee Directors") will receive a fee of $750 per meeting of the Board of Directors or any committee thereof. All directors are reimbursed for their out-of-pocket expenses incurred in attending such meetings. The Company, under its 1996 Stock Incentive Plan, also grants each Non-Employee Director, on the election or re-election date of each such director, that number of shares of Common Stock which is equal in value to $10,000 (subject to adjustment annually), calculated with reference to the closing price of the Common Stock on the trading day immediately prior to the date of grant, and an option to purchase 1,000 shares of Common Stock exercisable at the same price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, which is composed of three independent directors, establishes and administers the Company's executive compensation policies and plans, and administers the Company's stock option plan. The Committee considers internal and external information in determining officers' compensation, including input from independent compensation consultants and outside survey data.

  Compensation Philosophy

     The Company's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company's shareholders. The Compensation policies are designed to achieve the following objectives:

     - Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

     - Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

     - Further the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

  Compensation Program

     The Company's executive compensation program has three major integrated components: base salary, annual incentive awards, and long-term incentives.

     Base Salary. Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Overall, the Company believes that base salaries for executive officers are approximately competitive with median base salary levels for similar positions in similar companies, but the Committee has not attempted to aim for any specific range of any particular group of companies.

     Annual Incentive Awards. The Company's executive officers are eligible to receive annual cash bonus awards designed to motivate executives to attain short-term and longer-term corporate and individual management goals. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Awards under this program are based on the attainment of specific Company performance measures established by the Committee early in the fiscal year. For 1997 and 1998, the formula for these bonuses was determined as a function of net income and cash flow objectives, thus establishing a direct link between executive pay and Company profitability. The Company's financial performance in 1997 met the objectives set by the Committee, as such, awards were earned.

     Long-Term Incentives. The Committee believes that stock options are an excellent vehicle for compensating its officers and employees. The Company provides long-term incentives through its 1996 Stock Incentive Plan, the purpose of which is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments, generally over two years. When determining option awards for an executive officer, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting the Company's long-term strategic performance goals, and industry practices and norms, but without using any specific targets or criteria. Long-term incentives granted in prior years and existing levels of stock ownership also are taken into consideration, but the Committee has no specific ownership target. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executives' compensation is directly aligned with an increase in shareholder value.

  Chief Executive Officer Compensation

     Mr. Peterson's base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Peterson's current annual base salary is $168,000 subject to annual review and adjustment by the Board of Directors of the Company. Mr. Peterson also may be entitled to an annual cash bonus depending on the Company's achievement of certain performance objectives, including certain milestones in earnings and cash flows during a fiscal year, as compared to the preceding fiscal year. Any such cash bonus shall be computed on a formula basis established by the Committee. For the year ending December 31, 1997, Mr. Peterson was paid a cash bonus totaling $144,188, or 88.4 percent of his 1997 base salary.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Company's Stock Incentive Plan meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been well below the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                                        Respectfully Submitted by the
                                        Compensation Committee
                                        Sheldon A. Buckler, Chairman
                                        Daniel M. Junius
                                        Osmund M. Fundingsland

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Sheldon A. Buckler, Daniel M. Junius and Osmund M. Fundingsland. No member of the Compensation Committee was or is an officer or employee of the Company.

PERFORMANCE GRAPHS

     The following graph compares the cumulative total returns for Cerion's Common Stock with the comparable returns for Standard and Poor's SmallCap 600 Index and the Standard and Poor's Computers (Hardware) Index for the period beginning May 24, 1996 and ending December 31, 1997.

                               [GRAPHIC OMITTED]

                                     CERION             S&P            COMPUTERS
        Measurement Period        TECHNOLOGIES        SMALLCAP        (HARDWARE)-           PEER
      (Fiscal Year Covered)           INC            500 INDEX            500              GROUP
May 96                                 100               100               100               100
1996                                 34.21            104.12            115.00            182.54
1997                                 10.36            130.76            168.33            112.50

                                             Standard & Poor's Compustat-1-15-98

     This graph assumes the investment of $100 in Cerion's Stock, the Standard and Poor's SmallCap 600 Index and the Standard and Poor's Computers (Hardware) Index and a Peer Group of eight companies within the data storage segment of the computer industry as of May 24, 1996 (the date on which Cerion's Common Stock was first registered with the SEC and began trading) and assumes dividends were reinvested. Additional measurement points are at the remaining fiscal quarter ends for the year ended December 31, 1997.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares and percentage of Cerion's common stock beneficially owned by all persons known to Cerion to be the beneficial owners of more than 5% of its common stock, as of March 9, 1998.

                                                                                          PERCENT OF
                                                                 AMOUNT AND NATURE       COMMON STOCK
                 NAME OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP    OUTSTANDING
                 ------------------------                     -----------------------    ------------
Nashua Corporation.........................................          2,599,000(b)            37.0%
State of Wisconsin Investment Board........................            686,200(a)             9.8%

---------------
(a) Based on information reported in a Schedule 13G filed with the Securities and Exchange Commission dated January 20, 1998.

(b) Based on information reported in a Schedule 13G filed with the Securities and Exchange Commission dated February 13, 1998. Shares are owned by a wholly owned subsidiary of Nashua.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table shows the number of shares and percentage of Cerion's Common Stock deemed to be beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above and by all directors and officers of Cerion as a group, as of March 27, 1998.

                                                             AMOUNT AND NATURE OF     PERCENT OF SHARES
                           NAME                             BENEFICIAL OWNERSHIP(a)      OUTSTANDING
                           ----                             -----------------------   -----------------
David A. Peterson(e)......................................           62,000                 0.9%
Michael F. Brown(f).......................................           25,100                 0.3%
Richard A. Clark(f).......................................           27,650                 0.4%
Paul A. Harter(f).........................................           25,000                 0.3%
William A. Hughes(f)......................................           25,300                 0.3%
Gerald G. Garbacz.........................................            4,000                 0.1%
Joseph A. Baute(c)........................................            5,925                 0.1%
Sheldon A. Buckler(c).....................................            9,925                 0.1%
Osmund M. Fundingsland(b).................................            4,265                 0.1%
Daniel M. Junius(d).......................................            2,500                    *
Ross W. Manire(b).........................................            8,936                 0.1%
Gerard V. Schenkkan.......................................            4,848                 0.1%
Ronald D. Verdoorn........................................            4,848                 0.1%
Directors and Officers as a group (13 persons(g)..........          210,297                 2.9%

---------------
(a) Information as to the interests of the respective nominees has been furnished in part by them. The inclusion of information concerning shares held by or for their spouses or children or by corporations in which they have an interest does not constitute an admission by such nominees of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

(b) Includes 1,000 shares each Non-Employee Director (Directors who are not employees of the Company, Nashua or of any affiliated company) has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.

(c) Includes 2,000 shares each Non-Employee Director has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.

(d) Includes 1,500 shares held in a retirement account of Mr. Junius's spouse. Mr. Junius disclaims beneficial ownership of these shares.

(e) Includes 60,000 shares Mr. Peterson has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.

(f) Includes 25,000 shares each Executive officer has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.

(g) Includes 166,000 shares which the directors and officers of Cerion have the right to acquire within 60 days of April 6, 1998 through exercises of stock options.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     No information is required with respect to this item because no such relationships or related transactions existed in 1997.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) Documents Filed as Part of Form 10-K

1.  FINANCIAL STATEMENTS

     The following financial statements and supplementary data are included in
Part II Item 8 filed as part of this report:

        -  Balance Sheets as of December 31, 1997 and 1996

        - Statements of Operations for the years ended December 31, 1997, 1996 and 1995

        - Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995

        -  Notes to Financial Statements

        -  Quarterly Financial Information (unaudited)

        -  Report of Independent Accountants

2.  FINANCIAL STATEMENT SCHEDULE

        -  Schedule II - Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are not applicable, not required or the information required is shown in the financial statements or the notes thereto.

                      REPORT OF INDEPENDENT ACCOUNTANT ON
                          FINANCIAL STATEMENT SCHEDULE
                          ----------------------------


To the Board of Directors of
Cerion Technologies Inc.

Our audits of the financial statements referred to in our report dated February 2, 1998 appearing in the 1997 Annual Report to Stockholders of Cerion Technologies Inc. (which report and financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedule listed in Item 14(a) of this Form 10-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PRICE WATERHOUSE LLP
Chicago, Illinois
February 2, 1998

3.  LIST OF EXHIBITS.

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 2.1(a)    Capital Contribution Agreement.
 3.1(a)    Amended and Restated Certificate of Incorporation of the
           Registrant.
 3.2(a)    Amended and Restated By-Laws of Cerion Technologies Inc.
 4.1(a)    Specimen Certificate for shares of Cerion Technologies
           Inc.'s Common Stock.
10.1(a)    Form of Tax Allocation Agreement between Cerion Technologies
           Inc. and Nashua Corporation.
10.2(a)    Form of Registration Rights Agreement between Cerion
           Technologies Inc. and Nashua Corporation.
10.3(a)    Form of Intercompany Agreement between Cerion Technologies
           Inc. and Nashua Corporation.
10.4(a)    1996 Stock Incentive Plan.
10.5(a)    Form of One-Year Vesting Option Agreement.
10.6(a)    Form of Performance-Accelerated Option Agreement.
10.7(c)    Financing Agreement, dated as of March 7, 1997 between
           Cerion Technologies Inc., and The CIT Group/Business Credit,
           Inc.
10.8(c)    Mortgage, Security Agreement, Financing Statement and
           Assignment of Rents and Leases by and between Cerion
           Technologies Inc. and The CIT Group/Business Credit, Inc.
10.9(b)    Employment Contract between Cerion Technologies Inc. and
           David Peterson as President and Chief Executive Officer.
10.10(b)   Form of Employment Contract between Cerion Technologies Inc.
           and the four remaining executive officers of the Company
           indicated therein.
24         Powers of Attorney
27         Financial Data Schedule (EDGAR version only).
99.1       Financial Section of the 1997 Annual Report to Shareholders,
           pages 12 through 23.
99.2       Management's Discussion and Analysis of Financial Condition
           and Results of Operations section of the 1997 Annual Report to Shareholders, pages 8 through 11.

---------------
(a) Incorporated by Reference to Form S-1 filed on March 21, 1996 amended on April 25, 1996, File No. 333-2590.

(b) Incorporated by Reference to Form 10-Q filed for the quarter ended September 27, 1996 (Exhibits 10.9, and 10.10 originally filed as Exhibits 10.1 and 10.2, respectively).

(c) Incorporated by Reference to Form 10-K filed for the year ended December 31, 1996 (Exhibits 10.7 and 10.8 originally filed as Exhibits 10.7 and 10.8, respectively.)

(b) REPORTS ON FORM 8-K

     The Company filed no reports on Form 8-K during the quarter ended December 31, 1997.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CERION TECHNOLOGIES INC.

                                          By      /s/ RICHARD A. CLARK
                                            ------------------------------------
                                                      RICHARD A. CLARK
                                               VICE PRESIDENT-FINANCE, CHIEF
                                                    FINANCIAL OFFICER AND
                                                         TREASURER

     Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   CAPACITY                    DATE
                     ---------                                   --------                    ----
               /s/ DAVID A. PETERSON                 President and Chief Executive      March 27, 1998
---------------------------------------------------  Officer (Principal Executive
                 DAVID A. PETERSON                   Officer) and Director

               /s/ RICHARD A. CLARK                  Chief Financial Officer, Vice      March 27, 1998
---------------------------------------------------  President-Finance, and Treasurer
                 RICHARD A. CLARK                    (Principal Financial and
                                                     Accounting Officer)

               /s/ JOSEPH A. BAUTE*                  Director
---------------------------------------------------
                  JOSEPH A. BAUTE

              /s/ SHELDON A. BUCKLER*                Director
---------------------------------------------------
                SHELDON A. BUCKLER

            /s/ OSMUND M. FUNDINGSLAND*              Director
---------------------------------------------------
              OSMUND M. FUNDINGSLAND

              /s/ GERALD G. GARBACZ*                 Director
---------------------------------------------------
                 GERALD G. GARBACZ

               /s/ DANIEL M. JUNIUS*                 Director
---------------------------------------------------
                 DANIEL M. JUNIUS

                /s/ ROSS W. MANIRE*                  Director
---------------------------------------------------
                  ROSS W. MANIRE

               /s/ GERARD SCHENKKAN*                 Director
---------------------------------------------------
                 GERARD SCHENKKAN

               /s/ RONALD VERDOORN*                  Director
---------------------------------------------------
                  RONALD VERDOORN

              By /s/ RICHARD A. CLARK                                                   March 27, 1998
  ----------------------------------------------
                 *RICHARD A. CLARK
                AS ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                            CERION TECHNOLOGIES INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

               COLUMN A                   COLUMN B        COLUMN C - ADDITIONS       COLUMN D          COLUMN E
               --------                   --------        --------------------       --------          --------
                                                                      CHARGED TO
                                         BALANCE AT     CHARGED TO      OTHER
                                        BEGINNING OF    COSTS AND     ACCOUNTS-     DEDUCTIONS-       BALANCE AT
             DESCRIPTION                   PERIOD        EXPENSES      DESCRIBE      DESCRIBE        END OF PERIOD
--------------------------------------      ----           ----           --           -----             ----
ALLOWANCE FOR DOUBTFUL ACCOUNTS
AND CUSTOMER RETURNS
Year ended December 31, 1997..........      $234           $151           $0           $   0             $385
Year ended December 31, 1996..........        51            187            0               4              234
Year ended December 31, 1995..........        36             21            0               6               51

INVENTORY VALUATION RESERVE
Year ended December 31, 1997..........      $469           $  0           $0           $(244)(1)         $225
Year ended December 31, 1996..........        50            419            0               0              469
Year ended December 31, 1995..........        19             31            0               0               50

DEFERRED TAX ASSET
VALUATION ALLOWANCE
Year ended December 31, 1997..........      $147           $  0           $0           $(147)(2)         $  0
Year ended December 31, 1996..........         0            147            0               0              147
Year ended December 31, 1995..........         0              0            0               0                0

---------------
(1) Adjustment due to sale of previously reserved inventory.

(2) Adjustment due to revaluation of realizable tax benefit.

EXHIBIT 99.1
FINANCIAL SECTION OF THE 1997 ANNUAL REPORT TO SHAREHOLDERS, PAGES 12 THROUGH 25, INCLUDING FINANCIAL STATEMENTS MODIFIED FOR SIGNIFICANT POST BALANCE SHEET EVENTS (EXHIBIT 99.1 ORIGINALLY FILED AS EXHIBIT 99.1 OF FORM 10-K FILED FOR THE YEAR ENDED DECEMBER 31, 1997, FILE NUMBER 1-5492-1).


                            Cerion Technologies Inc.

                            Statements of Operations

                                                     Years ended December 31
                                                --------------------------------
(In thousands, except per share data)               1997        1996        1995
--------------------------------------------------------------------------------
Net sales                                       $ 31,810    $ 36,540    $ 28,175
Cost of sales                                     26,606      26,729      19,668
                                                --------------------------------
   Gross profit                                    5,204       9,811       8,507
Selling, general and administrative expenses       4,405       5,561       2,537
                                                --------------------------------
   Operating income                                  799       4,250       5,970
Interest income (expense)                            366         169        (316)
                                                --------------------------------
   Income before provision for income taxes        1,165       4,419       5,654
Provision for income taxes                           338       1,914       2,210
                                                --------------------------------
Net income                                      $    827    $  2,505    $  3,444
                                                --------------------------------
Net income per share, basic and diluted         $    .12    $    .39    $    .64
Average shares outstanding                         7,024       6,379       5,400
                                                --------------------------------


The notes are an integral part of the financial statements.

                            Cerion Technologies Inc.

                                 Balance Sheets

                                                                         December 31,
                                                                      ------------------
(In thousands, except share and per share data)                          1997       1996
----------------------------------------------------------------------------------------
Assets
Current Assets:
   Cash and cash equivalents                                          $ 4,588    $ 9,300
   Accounts receivable, net of allowances for doubtful
      accounts and customer returns of $385 and $234, respectively     10,271      2,928
   Inventories                                                            726      1,046
   Prepaid expenses and other assets                                      208        395
   Deferred income taxes                                                  637        273
                                                                      ------------------
         Total current assets                                          16,430     13,942
Property, plant and equipment, net                                      8,769      9,391
Other assets                                                               66         --
                                                                      ------------------
                                                                      $25,265    $23,333
                                                                      ==================

Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses                              $ 4,666    $ 3,694
                                                                      ------------------
         Total current liabilities                                      4,666      3,694
Deferred income taxes                                                     366        273
Commitments and contingencies
Stockholders' Equity:
   Preferred Stock, par value $.01 per share, 100,000
      shares authorized, none issued                                       --         --
   Common Stock, par value $.01 per share, 20,000,000
      shares authorized; 7,028,337 and 7,016,184 shares issued
      and outstanding, respectively                                        70         70
   Additional paid-in capital                                          18,679     18,639
   Retained earnings                                                    1,484        657
                                                                      ------------------
         Total stockholders' equity                                    20,233     19,366
                                                                      ------------------
                                                                      $25,265    $23,333
                                                                      ==================


The notes are an integral part of the financial statements.

                            Cerion Technologies Inc.
                            Statements of Cash Flows

                                                                         Years ended December 31,
                                                              -----------------------------------------
(In thousands)                                                     1997            1996            1995
-------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:
Net income                                                    $     827       $   2,505       $   3,444
Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
      Depreciation                                                2,466           2,099           1,035
      Loss on disposal of property, plant and equipment             201               -               -
      Deferred income taxes                                        (271)           (249)            158
      Changes in operating assets and liabilities:
         Accounts receivable                                     (7,343)          3,002          (2,956)
         Inventories                                                320            (734)            109
         Accounts payable and accrued expenses                      972             621           2,152
         Prepaid expenses and other assets                          187            (413)             31
                                                              -----------------------------------------
Net cash provided by (used in) operating activities              (2,641)          6,831           3,973
                                                              -----------------------------------------
Cash flows provided by (used in) investing activities:
   Additions to property, plant and equipment                    (2,164)         (6,107)         (2,564)
   Proceeds from sale of property, plant and equipment              153               -             114
   Purchase of short-term investments                            (6,750)         (4,496)              -
   Proceeds from redemption of short-term investments             6,750           4,496               -
                                                              -----------------------------------------
Cash flows used in investing activities                          (2,011)         (6,107)         (2,450)
                                                              -----------------------------------------
Cash flows provided by (used in) financing activities:
   Payments to parent company                                         -               -          (1,107)
   Debt issuance costs                                             (100)              -               -
   Repayment of borrowings                                            -         (11,142)           (342)
   Proceeds from shares issued                                       40          19,545               -
                                                              -----------------------------------------
Cash flows provided by (used in) financing activities               (60)          8,403          (1,449)
                                                              -----------------------------------------
Increase (decrease) in cash                                      (4,712)          9,127              74
Cash at beginning of year                                         9,300             173              99
                                                              -----------------------------------------
Cash at end of year                                           $   4,588       $   9,300       $     173
                                                              -----------------------------------------
Supplemental disclosure of cash flow information:
   Interest paid                                              $       -       $      14       $     316
   Income taxes paid                                                236             226               -
                                                              -----------------------------------------


The notes are an integral part of the financial statements.

                            Cerion Technologies Inc.
                        Notes to the Financial Statements

                             Description of Business

Business Definition: Until its initial public offering in May 1996, the business of Cerion Technologies Inc. (the "Company") had been operated by Nashua Corporation ("Nashua" or the "Parent") since its acquisition in 1986 by Nashua. As of December 31, 1995, Nashua converted the Company into a wholly owned subsidiary of Nashua and contributed to it the business of the Nashua Precision Technologies division in return for the Company's stock and its assumption of the liabilities of the business. The Company was renamed Cerion Technologies Inc. on March 4, 1996.

      The Company develops, manufactures and markets precision-machined aluminum disk substrates that are used in the production of magnetic thin-film disks for hard disk drives of portable and desktop computers, network servers, add-on storage devices and storage upgrades. The Company operates in one business segment. All sales are denominated in U.S. dollars.

Basis of Presentation: The accompanying financial statements for the year ended December 31, 1995 and the period January 1, 1996 through May 24, 1996, have been prepared as if the Company had operated as an independent, stand-alone entity. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses of the Company previously included in Nashua's consolidated financial statements; however, certain adjustments have been made to reflect the operations of the Company on a stand-alone basis. Consequently, these statements include balances for other assets and liabilities related to the Company that were previously included in Nashua's consolidated financial statements except that there is no allocation to the Company of Nashua's borrowings. However, an allocation of Nashua's interest expense has been recorded as determined based upon the Company's net assets as a proportion of Nashua's consolidated net assets. Management believes that the basis for such allocations is reasonable. The Company's results of operations were included in Nashua's federal, state and local income tax returns through May 24, 1996. See "Parent Company Investment" in the following notes. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55"), these statements have been adjusted to include certain corporate expenses incurred by the Parent on the Company's behalf. The financial statements may not necessarily present the Company's financial position and results of operations as if the Company were a stand-alone entity. Beginning on May 24, 1996, the Company's financial statements have been presented on a stand-alone basis.

                   Summary of Significant Accounting Policies

Inventories: The Company values all of its inventories at the lower of cost or market on a first-in, first-out basis (FIFO).

Property, Plant and Equipment, Net: Property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is provided using the straight-line method. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated and related gains or losses reflected in the statement of operations. The estimated useful lives of the assets are as follows:

Buildings and improvements                                        10 to 40 years
Machinery and equipment                                            4 to 10 years
Furniture and fixtures                                             3 to 10 years
Shipping containers                                                      2 years

Revenue Recognition: Sales of products are recorded based on product shipment to customers.

                            Cerion Technologies Inc.

Research, Development and Engineering: Included in selling, general and administrative expenses are research, development and engineering expenditures of $567,000, $1,071,000 and $648,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Research, development and engineering expenditures are charged to operations as incurred.

Income Taxes: The results of the Company's operations have been included in the federal and state consolidated income tax returns of the Parent for the year ended December 31, 1995 and the provision for income taxes has been calculated as if the Company was a stand-alone taxpayer.

      Prepaid or deferred income taxes result principally from the use of different methods of depreciation for income tax and financial reporting purposes, the recognition of expenses for financial reporting purposes in years different from those in which the expenses are deductible for income tax purposes and the recognition of the tax benefit of net operating losses.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1997 and 1996 and the reported amounts of net sales and expenses during the three years in the period ended December 31, 1997. Actual results could differ from those estimates.

Cash Equivalents: The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and 1996, the Company held $4.6 million and $7.4 million, respectively, of various commercial paper instruments carried at cost, which approximated market.

Accounting for Stock-Based Compensation: In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company adopted SFAS 123 through disclosure only.

Impairment of Long-Lived Assets: In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). The initial adoption of SFAS 121 had no impact on the Company's financial statements.

Net Income Per Share: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). The adoption of SFAS 128 had no impact on the calculation of net income per share for the periods presented. Net income per share for the periods presented is determined by dividing the applicable net income by the weighted average number of common shares outstanding during the period. For periods prior to the initial public offering, the weighted average number of common shares outstanding was assumed to be the number of shares issued to Nashua on December 31, 1995. Options to purchase shares were outstanding during the years ended December 31, 1997 and 1996 but were not included in the diluted earnings per share computation because the exercise price exceeded the average market price for the period.

Reclassifications: Certain amounts within the footnotes related to the classification of Research, Development and Engineering Expenses and Accounts Payable and Accrued Expenses in the prior years' consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net income.

                   Related Party Transactions and Allocations

Cash: The Company utilized Nashua's centralized cash management services until May 30, 1996. Under arrangements with Nashua, excess cash generated by the Company was retained by Nashua until May 24, 1996.

                            Cerion Technologies Inc.

Product Sales: During the years ended December 31, 1997, 1996 and 1995, the Company had sales of approximately $0, $208,000 and $645,000, respectively, to divisions of Nashua. There were no amounts due from these divisions at December 31, 1997 and 1996. The Company believes that the product prices for such sales were at market prices.

Corporate Services: In accordance with SAB 55, Nashua has allocated a portion of its domestic corporate expenses and charges to its divisions, including the Company through May 24, 1996. These expenses included management and corporate overhead; benefit administration; risk management/insurance administration; tax and treasury/cash management services; environmental services; litigation administration services; and other support and executive functions. Allocations and charges for services were based on either a direct cost pass-through or a percentage allocation based on factors such as net sales, management time or headcount. Such allocations and corporate charges totaled $147,000 and $227,000 for the years ended December 31, 1996 and 1995, respectively. The allocation and charges ceased on May 24, 1996.

      Certain research and development expenses of the Parent related to the Company's business were allocated to the Company in accordance with SAB 55. These amounts totaled $70,000 and $69,000 for the years ended December 31, 1996 and 1995, respectively, and are included in selling, general and administrative expenses.

      Management believes that the basis used for allocating corporate services was reasonable. However, the terms of these transactions may have differed from those that would have resulted from transactions among unrelated parties. Management believes that related expenses that would have been incurred during the year ended December 31, 1995 had the Company operated on a stand-alone basis would have approximated $784,000 (unaudited).

      Employee fringe benefit expenses were allocated to the Company based on Nashua's total benefits costs and the proportion of Nashua's total salaries and wages represented by the Company's salaries and wages. Fringe benefit costs, which are reflected in cost of sales and selling, general and administrative expenses, include employer FICA and unemployment taxes, medical insurance and annual accruals or contributions made for the Nashua Corporation Retirement Plan for Salaried Employees, the Nashua Corporation Hourly Employees Retirement Plan and the Nashua Corporation Employees' Savings Plan. See "Employee Retirement Plans" in the following notes. The Company was allocated $168,000 and $290,000 for the years ended December 31, 1996 and 1995, respectively, for these expenses. Management believes the allocation method for fringe benefit costs was reasonable. Such allocation ceased on May 24, 1996.

                                   Inventories

Inventories consisted of the following:

                                                               December 31,
                                                     ---------------------------
                                                           1997             1996
--------------------------------------------------------------------------------
Raw materials                                        $  454,000       $  442,000
Work in progress                                         24,000           19,000
Finished goods                                          248,000          585,000
                                                     ---------------------------
                                                     $  726,000       $1,046,000
                                                     ---------------------------

                            Cerion Technologies Inc.
                          Property, Plant and Equipment

Property, plant and equipment consisted of the following:

                                                             December 31,
                                                    ----------------------------
                                                            1997           1996
--------------------------------------------------------------------------------
Land                                                $    260,000   $    260,000
Buildings and improvements                             3,908,000      3,908,000
Machinery and equipment                                8,594,000      7,571,000
Furniture and fixtures                                   310,000        302,000
Construction in progress                                 253,000          4,000
Containers                                             1,950,000      1,882,000
                                                    ----------------------------
                                                      15,275,000     13,927,000
Less: accumulated depreciation                        (6,506,000)    (4,536,000)
                                                    ----------------------------
                                                    $  8,769,000   $  9,391,000
                                                    ----------------------------

                      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

                                                               December 31,
                                                        ------------------------
                                                               1997         1996
--------------------------------------------------------------------------------
Accounts payable -- trade                               $ 2,839,000  $ 1,802,000
Container deposits                                           18,000      585,000
Accrued payroll and benefits                                925,000      727,000
Income taxes payable                                        304,000       58,000
Other                                                       580,000      522,000
                                                        ------------------------
                                                        $ 4,666,000  $ 3,694,000
                                                        ------------------------

                            Employee Retirement Plans

The Company adopted a defined contribution plan, the Cerion Technologies Inc. Employees Savings Plan ("Savings Plan") as of May 24, 1996. The Savings Plan allows full-time employees to become eligible in the month following employment to make certain tax-deferred voluntary contributions that the Company generally matches with a 50 percent contribution, limited to three percent of an employee's base pay. The Company's expense for the defined contribution plan totaled $145,000 in 1997 and $79,000 from May 24, 1996 through December 31, 1996.

      Retirement benefits were provided to the Company's employees through the Nashua Corporation Employees' Savings Plan ("Nashua Savings Plan"), the Nashua Corporation Hourly Employees' Retirement Plan and the Nashua Corporation Retirement Plan for Salaried Employees ("Retirement Plans") until May 24, 1996. The Retirement Plans were defined benefit plans. Guaranteed retirement income levels were determined based on years of service and salary levels as integrated with Social Security benefits. Employees were eligible under the Retirement Plans after one year of continuous service and were 100 percent vested after five years of service. Nashua's Retirement Plans are subject to Internal Revenue Service and ERISA funding limitations. Assets of the plans were invested in interest-bearing cash equivalents, fixed income securities and common stocks.

      Total expense under the Nashua Savings and Retirement Plans for the years presented through May 24, 1996 is included in the Company's financial statements through the fringe benefit allocations discussed in a prior note: "Related Party Transactions and Allocations." The Company's employees were terminated from future participation in the plan as of May 24, 1996. Nashua's Savings Plan had similar terms and limitations as Cerion's Savings Plan.

                            Cerion Technologies Inc.

                                     Leases

Lease agreements cover warehouse space and office equipment under operating lease arrangements. These leases have expiration dates through January 1, 2000. Rental expense was approximately $70,000 in 1997, $92,000 in 1996 and $78,000 in 1995. Future minimum rents payable under noncancelable leases with initial terms exceeding one year are as follows: $57,000 in 1998 and $54,000 in 1999.

                                  Income Taxes

                                                          Years  ended  December 31,
                                                 -----------------------------------------
                                                        1997           1996           1995
                                                 -----------------------------------------
Current:
Federal                                          $   493,000    $ 1,783,000    $ 1,736,000
State                                                116,000        380,000        316,000
                                                 -----------------------------------------
Total current                                        609,000      2,163,000      2,052,000

Deferred:
Federal                                             (244,000)      (171,000)       134,000
State                                                (27,000)       (78,000)        24,000
                                                 -----------------------------------------
Total deferred                                      (271,000)      (249,000)       158,000
                                                 -----------------------------------------
Provision for income taxes                       $   338,000    $ 1,914,000    $ 2,210,000
                                                 =========================================


Deferred tax liabilities and assets are comprised of the following:

                                                               December 31,
                                                        ------------------------
                                                              1997          1996
--------------------------------------------------------------------------------
Deferred tax liabilities:
Depreciation                                            $  366,000    $  273,000
                                                        ------------------------
Deferred tax assets:
Accrued vacation                                        $   49,000    $   63,000
Inventory reserve                                           90,000       187,000
Bad debt reserve                                           154,000        54,000
Accrued bonus                                              135,000        80,000
Accrued fees                                               160,000        25,000
Other                                                       49,000        11,000
                                                        ------------------------
                                                           637,000       420,000
Deferred tax asset valuation allowance                           -      (147,000)
                                                        ------------------------
                                                        $  637,000    $  273,000
                                                        ========================

Reconciliation between income taxes computed using the Federal statutory income tax rate and the Company's effective tax rate are as follows:

                                                        Years ended December 31,
                                                       -------------------------
                                                        1997     1996     1995
--------------------------------------------------------------------------------
Federal statutory rate                                  35.0%    35.0%    35.0%
State and local income taxes,
   net of Federal tax benefit                            5.0%     4.7%     3.9%
Tax asset valuation reserve                            (12.6)%    3.3%       -
Other, net                                               1.6%     0.3%     0.2%
                                                       -------------------------
Effective tax rate                                      29.0%    43.3%    39.1%
                                                       =========================

                            Cerion Technologies Inc.

                              Stockholders' Equity

The Company, on December 31, 1995, initially issued 5,400,000 shares of Common Stock, $.01 par value per share, to Nashua. In exchange, Nashua contributed to the Company the business of the Nashua Precision Technologies Division, including the liabilities of the business.

                                          Parent Company         Common          Paid-in         Retained
                                              Investment          Stock          Capital         Earnings
---------------------------------------------------------------------------------------------------------
Balances, December 31, 1995               $  8,458,000     $          -     $          -     $          -
Issuance of Common Stock                    (8,458,000)          54,000        8,404,000                -
Nashua Notes                                         -                -       (9,294,000)      (1,848,000)
Proceeds from initial public offering
   and selling of 1,615,000 shares                   -           16,000       19,509,000                -
Issuance of Common Stock in lieu
   of cash payment of directors' fees                -                -           20,000                -
Net income                                           -                -                -        2,505,000
                                          ---------------------------------------------------------------
Balances, December 31, 1996                          -           70,000       18,639,000          657,000
Issuance of Common Stock in lieu
   of cash payment of directors' fees                -                -           40,000                -
Net income                                           -                -                -          827,000
                                          ---------------------------------------------------------------
Balances, December 31, 1997               $          -     $     70,000     $ 18,679,000     $  1,484,000
                                          ===============================================================

Issuance of Notes Payable to the Parent: As of March 1, 1996, Cerion distributed a dividend to Nashua in the form of a Promissory Note (the "First Nashua Note") payable to Nashua in the principal sum of $10,000,000. The First Nashua Note had an annual interest rate of 7.32 percent from March 1, 1996 to September 30, 1996.

      As of March 29, 1996, the Company distributed a second dividend to Nashua in the form of a Promissory Note (the "Second Nashua Note") payable to Nashua in the principal amount of $1,142,000. The Second Nashua Note had an annual interest rate of 7.32 percent. On May 31, 1996, the Company repaid the two outstanding Promissory Notes having a combined principal sum of $11,142,000.

Stock Split: During March 1996, the Company effected a 1,800-for-one stock split. All share data in the accompanying financial statements have been retroactively restated to reflect the stock split.

      On May 30, 1996, the Company closed its initial public offering of its stock with the sale of 4,416,000 shares of its Common Stock. Of the 4,416,000 shares of Common Stock sold, 1,615,000 shares were sold by the Company and 2,801,000 were sold by Nashua. Nashua continues to own approximately 37 percent of the Company's outstanding Common Stock. The shares were sold to the public at $13.00 per share. The net proceeds to the Company after the Underwriting Discount was $19,525,350.

                            Parent Company Investment

Because the Company operated at various times as a division and as part of a wholly owned subsidiary of Nashua, its equity accounts have been combined and presented as Parent Company Investment as of December 31, 1995. Parent Company Investment also includes balances related to intercompany transactions and other charges and credits as more fully described in a prior note: "Summary of Significant Accounting Policies." No interest has been charged on Parent Company Investment. A summary of changes in Parent Company Investment is as follows:

                                                     Years ended December 31,
                                                 -------------------------------
                                                         1996              1995
                                                 -------------------------------
Beginning balance                                $  8,458,000      $  6,121,000
Net income                                                  -         3,444,000
Issuance of Common Stock                           (8,458,000)                -
Payments to Parent, net                                     -        (1,107,000)
                                                 -------------------------------
Ending balance                                   $          -      $  8,458,000
                                                 -------------------------------

                            Cerion Technologies Inc.

                      Concentration of Business Activities

Customer Concentration: During the years ended December 31, 1997 and 1996, the Company shipped the majority of its aluminum disk substrates to three customers. These three customers represented approximately 29 percent, 10 percent and 44 percent, in the year ended December 31, 1996 and approximately 41 percent, 43 percent and two percent in the year ended December 31, 1997, respectively, of net sales.

Concentration of Credit Risk: The Company sells in excess of 50 percent of its production to customers in the U.S., with approximately 43 percent of 1997 and 11 percent of 1996 sales being made to companies located in the Pacific Rim. The Company performs periodic credit evaluations of its customers. The Company does not require collateral for its receivables and maintains an allowance for potential credit losses.

Dependence on Supplier: The Company relies solely on one supplier for aluminum blanks used in the manufacture of aluminum disk substrates. Aluminum blank purchases were approximately $7,642,000, $8,536,000 and $5,729,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                            1996 Stock Incentive Plan

In February 1996, the Board of Directors adopted the 1996 Stock Incentive Plan (the "Plan") and reserved 701,500 shares of Common Stock. The Plan provides for grants of incentive stock options to employees and directors of the Company and grants of stock to non-employee directors of the Company.

      The options are separated into two categories with different vesting provisions. The first category, one-year vesting options, will become exercisable on the first anniversary date of the option grant if the optionee remains an employee or director of the Company on such date. The second category, performance-accelerated options, will become exercisable in tranches of 25 percent each based upon the Common Stock trading, for a period of 20 consecutive trading days, at an average premium of 25 percent, 50 percent, 75 percent and 100 percent, respectively, above the exercise price, if the optionee remains an employee of the Company on such date. However, if any such performance goals are met prior to the first anniversary of the grant date, the shares that would otherwise become exercisable thereby only become exercisable on the first anniversary date of the grant date, if the optionee remains an employee of the Company on such date. On the eighth anniversary of the grant date, any remaining shares subject to a "performance-accelerated" option will become exercisable, if the optionee remains an employee of the Company on such date.

      In the event of a merger, consolidation, reverse merger or reorganization, or certain other events constituting a "Change in Corporate Control" as defined in the Plan, options outstanding under the Plan automatically will become fully vested and will terminate if not exercised prior to such event.

      No option granted under the Plan may be exercised after the expiration of ten years from the date it was granted. The exercise price of options under the Plan will equal the fair market value of the Common Stock on the date prior to the grant. The Plan will terminate in January 2006, unless earlier terminated by the Board of Directors.

      Had compensation cost been determined on the basis of fair value pursuant to SFAS 123, net income and net income per share for 1997 would have been $73,000 and $.01, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants: dividend yield of zero percent for all years, expected volatility of 77 percent, risk-free interest rate of 6.3 percent and expected life of 5.9 years.

                            Cerion Technologies Inc.

A summary of the status of the Company's stock options under the incentive plan follows:

                                                 Outstanding     Options Price    Exercisable
                                                     Options         per Share        Options
---------------------------------------------------------------------------------------------
December 31, 1995                                          0                 -              -
Options granted                                      422,680    $        13.00           None
Options forfeited                                     52,500             13.00           None
                                                 --------------------------------------------
December 31, 1996                                    370,180             13.00           None
Options granted                                      389,090         2.25-4.13           None
Options forfeited                                    374,180        4.13-13.00           None
                                                 --------------------------------------------
December 31, 1997                                    385,090       $ 2.25-4.13           None
                                                 ============================================

                            Revolving Credit Facility

The Company secured on March 7, 1997 a $7.5 million revolving credit facility ("facility") that matures March 7, 2000. The facility is collateralized by all the Company's assets and the Company may borrow against the facility based upon prescribed advance rates applied to certain of the Company's accounts receivable and inventories. Availability under the facility as of December 31, 1997 totaled $3.2 million.

      The facility bears interest at the bank's prime rate plus 1/4 percent. The facility's terms include a fee for the unused portion of the credit facility equal to 3/8 percent per annum, payable monthly. The facility contains certain covenants including the maintenance of certain financial ratios.

      In connection with obtaining the facility, the Company paid a commitment fee equal to 100 basis points of the total facility and other costs totaling approximately $90,000 in 1997. These costs are being amortized over the term of the facility.

                                Legal Proceedings

In August and September 1996, two individual plaintiffs initiated lawsuits against the Company, Nashua, certain directors and officers of the Company, and the Company's underwriter, on behalf of classes consisting of all persons who purchased the Common Stock of the Company between May 24, 1996 and July 9, 1996. In March 1997, the two individual plaintiffs, joined by a third plaintiff, initiated a consolidated complaint with substantially the same allegations. In October 1997, the court dismissed the complaint and provided for the plaintiffs to file an amended complaint. The plaintiffs filed an amended complaint in December 1997. The amended complaint alleges that, in connection with the Company's initial public offering, the defendants issued certain materially false and misleading statements and omitted the disclosure of material facts, in particular, certain matters concerning significant customer relationships. The complaints seek damages and injunctive relief. The Company believes this lawsuit is without merit and it has substantial defenses and intends to vigorously defend against this action.

                                Liquidity Matters

During the second half of 1996 and throughout 1997, industry market supply exceeded demand, resulting in significant pricing and volume reductions and net losses for each of the last two quarters of 1996 and close to break-even performance for the first three quarters of 1997. No assurance can be given that further backwards integration by thin-film media manufacturers or other industry factors will not result in canceled orders or further volume reductions beyond levels experienced in the second half of 1996 and 1997. Additionally, the Company does not believe current market conditions will support substantial price increases in the foreseeable future. Unless the Company achieves substantial cost improvements, increased demand and no further price reductions that exceed cost reductions beyond year-end levels, the Company could incur net operating losses and negative cash flows from operating activities. Without such cost improvements and increased demand, at present cost levels and planned capital expenditures of approximately $3.0 million annually, the Company over an extended period of time may exhaust all or substantially all of its cash resources and borrowing availability under its credit facility (See the "Revolving Credit

                            Cerion Technologies Inc.

Facility" note for a description of the borrowing limitations under the Company's credit facility). In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of certain capital expenditures and obtaining additional sources of funds. Furthermore, any significant default by customers on the payment of outstanding amounts due to the Company could cause a significant reduction in liquidity and may exhaust the Company's cash resources sooner than would otherwise happen. No assurances can be given that the Company will be able to pursue such alternatives successfully.

         During the first quarter of 1998, one of the Company's significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customer's liquidity. This customer's outstanding balance due to the Company exceeds on average of approximately 110 days compared to normal trade terms provided to this customer of 60 days. Future payment of this amount by the customer is expected to be structured payments over a time frame not to exceed one year. This anticipated structuring of future payments will reduce the Company's liquidity and financial flexibility. Furthermore, in the event that this customer's financial position worsens during the payment period, the risk of default increases.

                         Subsequent Event - Liquidation

On September 14, 1998, the Company's Board of Directors voted to cease operations on or about November 15, 1998 and seek approval from its shareholders for an orderly liquidation of the Company's assets.

             Subsequent Event - Accounts Receivable and Fixed Asset
                    Write-Down During Fiscal 1998 (Unaudited)

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company recorded a non-cash accounting charge in the second quarter of 1998 related to the impairment of certain long-lived assets. The Company considered continuing operating losses, continuing negative cash flows, a likelihood of future reductions in market pricing for the Company's product and significant reductions in potential future orders from the Company's existing customer base, in the second quarter to be its primary indicators of potential impairment. Accordingly, the Company recognized a charge of $3.5 million, net of tax, to write down the carrying amounts of its long-lived assets to fair value. The loss is calculated as the difference between the carrying value of property, plant and equipment and the fair value of these assets based on the estimated sales value between willing buyers and sellers.

         As a result of the Board of Director's decision to sell the Company and subsequent decision to cease operations on or about November 15, 1998, the Company revised the estimated remaining useful lives of its long-lived assets during the third quarter of 1998. The composite remaining useful lives of the Company's long-lived assets approximated 5 years prior to the Company's decision to cease operations. The Company's decision to cease operations reduced the useful lives of the assets to approximately 19 weeks as of the beginning of the third quarter and as such the Company will depreciate the assets to the estimated salvage value of the assets over this period. Prior to the Board's decision, the Company intended to utilize the assets to consume 100% of the assets carrying value, and as such did not utilize a salvage value when determining the depreciation.

         During the first quarter of 1998, one of the Company's then significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customer's liquidity. The customer made payments of $0.7 million against its obligations since the customer became delinquent, leaving a balance of $3.4 million. Due to the lack of adherence in the second quarter to the payment plan established in the first quarter and the resulting heightened risk of uncollectibility of the receivable, the Company took a charge in the second quarter of 1998 of $2.85 million, net of tax, in order to reduce the receivable to the expected recoverable value in the second quarter of 1998. The customer filed for Chapter 11

                            Cerion Technologies Inc.

bankruptcy protection on October 11, 1998. Accordingly, the Company took an additional charge of $654,000 in the third quarter to reduce the carrying value of the receivable to zero and to record a liability for amounts received from this customer during the customary preference period which is 90 days prior to filing bankruptcy.

      Quarterly Operating Results and Common Stock Information (Unaudited)

                                               1st         2nd          3rd          4th
(In thousands, except per share data)      Quarter     Quarter      Quarter      Quarter         Year
-----------------------------------------------------------------------------------------------------
1997
Net sales                                 $  8,266    $  7,104     $  6,701     $  9,739     $ 31,810
Gross profit                                 1,004         947          839        2,414        5,204
Operating income (loss)                         22         (87)        (261)       1,125          799
Net income                                      66           9           45          707          827
Net income per common share                    .01          --          .01          .10          .12
Market bid price:
   High                                       6.88        4.38         3.00         3.44         6.88
   Low                                        3.63        2.63         1.94         1.97         1.94

1996
Net sales                                 $ 11,774    $ 13,440     $  5,521     $  5,805     $ 36,540
Gross profit (loss)                          4,676       4,984          560         (409)       9,811
Operating income (loss)                      3,200       3,592         (879)      (1,663)       4,250
Net income (loss)                            1,848       2,204         (467)      (1,080)       2,505
Net income (loss) per common share (1)         .34         .36         (.07)        (.15)         .39
Market bid price:
   High                                        N/A       19.50        11.25         9.19        19.50
   Low                                         N/A        8.00         2.25         2.75         2.25

1995
Net sales                                 $  5,028    $  5,890     $  7,232     $ 10,025     $ 28,175
Gross profit                                 1,148       1,607        2,131        3,621        8,507
Operating income                               640       1,123        1,478        2,729        5,970
Net income                                     338         636          854        1,616        3,444
Net income per common share (1)                .06         .12          .16          .30          .64

N/A information not applicable as the Company's stock began trading on NASDAQ on May 24, 1996.

The Company's stock is traded on the Nasdaq National Market. At March 9, 1998, there were approximately 2,500 record holders of Cerion's Common Stock.

(1) Earnings per share data prior to May 30, 1996 assumes shares issued to Nashua on December 31, 1995 were outstanding.

                        Report of Independent Accountants

          To the Board of Directors and Stockholders of Cerion Technologies Inc. In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of Cerion Technologies Inc. at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the

                            Cerion Technologies Inc.

overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in the "Subsequent Event - Liquidation" note to the financial statements, the Company's Board of Directors on September 14, 1998 voted to cease operations on or about November 15, 1998 and to seek approval from its shareholders for an orderly liquidation of the Company's assets. No amounts in the accompanying financial statements have been adjusted as a result of the Board of Directors' decision.


PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
February 2, 1998,
except as to the "Subsequent Event - Liquidation" note, which is as of September 14, 1998

                                                                      APPENDIX E

EXHIBIT 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION OF THE 1997 ANNUAL REPORT TO SHAREHOLDERS, PAGES 8 THROUGH 11.



                                                Cerion Technologies Inc.

                                               Five-Year Financial Review

(In thousands, except per share data, price
range, number of employees and percentages)                 1997          1996          1995         1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Operations
Net sales                                                 $31,810       $36,540       $28,175       $14,553        $14,612
Gross margin percentage                                      16.4%         26.9%         30.2%         10.7%          15.8%
Selling, general and administrative
   expenses as a percentage of sales                         13.8%         15.2%          9.0%         11.9%          11.3%
Operating income (loss) before interest expense
   (income) and taxes as a percentage of sales                3.7%         11.6%         21.2%         (1.2)%          4.5%
Income (loss) as a percentage of sales                        2.6%          6.9%         12.2%         (1.3)%          2.3%
Effective tax rate                                           29.0%         43.3%         39.1%        (36.5)%         39.6%
Income (loss) before provision (benefit)                  $ 1,165       $ 4,419       $ 5,654       $  (288)       $   561
   for income taxes
Net income (loss)                                             827         2,505         3,444          (183)           339
Net income per share, basic and diluted (1)                   .12           .39           .64          (.03)           .06

Financial Position
Working capital                                           $11,764       $10,248       $ 3,436       $ 2,645        $   (27)
Total assets                                               25,265        23,333        11,874         7,546          4,629
Long-term debt                                               --            --             --            316            342
Total debt                                                   --            --             --            342            365
Stockholders' equity                                       20,233        19,366         8,458         6,121          3,182
Stockholders' equity per common share                        2.88          3.04           --            --             --

Other Selected Data
Investment in plant and equipment                         $ 2,164       $ 6,107       $ 2,564       $ 1,148        $ 1,927
Depreciation and amortization                               2,466         2,099         1,035           876            770
Return on average stockholders' equity                        4.2%         18.0%         47.2%         (3.9)%         13.1%
Common Stock price range:
   High bid                                               $  6.88       $ 19.50           --            --             --
   Low bid                                                   1.94          2.25           --            --             --
   Year-end closing price                                    1.97          6.50           --            --             --

Number of employees                                           374           357           437           211            244
Average common and common equivalent shares                 7,024         6,379         5,400         5,400          5,400



(1) Earnings per share data prior to May 30, 1996 assumes shares issued to Nashua Corporation on December 31, 1995 were outstanding.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

Nashua Corporation ("Nashua") operated the business from the time of its acquisition in 1986 either as a division or wholly owned subsidiary until May 24, 1996, the date of Cerion Technologies Inc.'s ("Cerion" or "the Company") initial public offering that reduced Nashua's ownership to approximately 37 percent.

                  Results of Operations -- 1997 Compared to 1996

Net Sales: Net sales decreased 12.9 percent, or $4.7 million, to $31.8 million in 1997 from $36.5 million in 1996. The decrease in net sales resulted from average sales prices decreasing significantly between 1996 and 1997, resulting in an average sales price in 1997 that was approximately 24 percent lower than 1996. The lower average sales price was offset by a 14 percent increase in unit volume shipped. Net sales for the Company was concentrated with four customers that represented 43 percent, 41 percent, 11 percent and 2 percent in 1997, respectively, and 10 percent, 29 percent, 6 percent and 44 percent in 1996, respectively. The reduction in unit volume to our largest customer in 1996 began gradually in the second half of 1996 as it expanded its internal manufacturing capacity for aluminum disk substrates.

Gross Profit: Gross profit decreased $4.6 million to $5.2 million in 1997 from $9.8 million in 1996. Gross profit as a percentage of net sales decreased to
16.4 percent in 1997 compared to 26.9 percent in 1996. The decrease in gross profit in 1997 compared to 1996 was attributable to the 24 percent decrease in average sales price offset by higher unit volumes shipped and the spreading of fixed costs over a higher sales volume. Furthermore, the Company's continual efforts to reduce manufacturing costs through process automation, eliminating an entire step in our manufacturing process for approximately half of our products in the second half of 1997 and continuous process improvement efforts to reduce manufacturing time for the manufacturing steps for the remaining products have resulted in approximately four percent lower manufacturing costs.

Selling, General & Administrative Expenses: Selling, general and administrative expenses decreased 20.8 percent, or $1.2 million, to $4.4 million in 1997 from $5.6 million in 1996, representing 13.8 percent and 15.2 percent of net sales, respectively. The decrease was due primarily to higher nonrecurring costs included in 1996 including the relocation costs for two executive officers and costs associated with transitioning the Company from a division within Nashua Corporation to a stand-alone company. Furthermore, lower spending associated with a decrease in the work force, reduced research and development spending and lower freight costs because of customer mix contributed to the reduction in costs. Selling, general and administrative expenses in 1997 included a $250,000 charge related to the write off of equipment no longer utilized to produce aluminum organic photoconductor drum substrates for laser printer cartridges, a product line the Company exited in 1997.

Interest (Income) Expense: Interest income consists of interest income from short-term investments. Interest expense consists primarily of interest expense allocated to the Company by Nashua through May 24, 1996 (at which time the Company was a division or subsidiary of Nashua). See Related Party Transactions and Allocations in the Notes to the Financial Statements.

Provision for Income Taxes: Provision for income taxes was $338,000 in 1997 compared to $1.9 million in 1996. The Company's effective tax rate was 29.0 percent in 1997 compared to 43.3 percent in 1996, as a percentage of income before provision for income taxes. The establishment of a valuation reserve for the Company's deferred tax assets in 1996 increased the Company's effective tax rate in 1996. Uncertainty regarding the utilization of the net deferred tax asset resulted in the establishment of the valuation reserve. The reserve was reversed in 1997 after the uncertainty concerning the utilization of the net deferred tax asset was removed. The reserve reversal reduced the Company's effective tax rate.

                 Results of Operations -- 1996 Compared to 1995

Net Sales: Net sales grew 29.4 percent to $36.5 million in 1996 compared to $28.2 million in 1995. The growth experienced during the first six months of 1996 was attributable primarily to growth in the market for aluminum substrates, growth of net sales to the Company's existing customers and the addition of a significant new customer in the beginning of 1996. The second half of 1996 demonstrated the volatility within the market when, in July, Cerion announced a major customer had canceled all of its outstanding purchase orders with the Company, following a significant loss of orders by that customer. Furthermore, the Company's largest customer gradually began decreasing orders to zero in the second half of 1996 as it expanded its internal manufacturing capacity to produce aluminum disk substrates. Revenue in the third and fourth quarters of 1996 equaled only 45 percent of revenue in the first and second quarters of 1996. Selling prices decreased significantly during the second half of 1996 contributing to an average sales price that in the second half of 1996 was approximately 13 percent lower than the second half of 1995.

Gross Profit: Gross profit increased 15.3 percent, or $1.3 million, to $9.8 million in 1996 from $8.5 million in 1995. The increase in gross profit was due to increases in volume, improved utilization of existing manufacturing capacity and the spreading of fixed costs over a substantially higher sales volume during the first six months of 1996, offset by a dramatic decrease in net sales in the second half of 1996 from the comparable 1995 period. Gross profit as a percentage of sales decreased to 26.9 percent in 1996 compared to 30.2 percent in 1995. The decrease in gross margin was attributable to the underutilization of existing capacity that was expanded in the first half of 1996 and the spreading of higher fixed costs attributable to larger available production capacity over a substantially lower sales volume in the second half of 1996. Gross profit also decreased from lower average selling prices of the Company's products in the second half of 1996.

Selling, General & Administrative Expenses: Selling, general and administrative expenses increased approximately $3.1 million in 1996 to $5.6 million, compared to $2.5 million in 1995, representing 15.2 percent and 9.0 percent of net sales, respectively. This increase primarily was due to the costs of additional personnel to support the Company's growth experienced in the first six months of 1996 (including the addition of two executive officers), the costs associated with the Company becoming a stand-alone entity and increased profit-sharing and performance-based bonus expenses during the first six months of 1996. The increase in the percentage results from both growth in absolute spending and a lower revenue base during the third and fourth quarters of 1996.

Interest (Income) Expense: Interest income consists of interest income from short-term investments. Interest expense consists primarily of interest expense allocated to the Company by Nashua through May 24, 1996 (at which time the Company was a division or subsidiary of Nashua). See Related Party Transactions and Allocations in the Notes to the Financial Statements.

Provision for Income Taxes: Provision for income taxes was $1.9 million in 1996 compared to $2.2 million in 1995. The Company's effective tax rate was 43.3 percent in 1996 compared to 39.1 percent in 1995 primarily because of an increase in nondeductible items as a percentage of income before provision for income taxes and the establishment of a valuation reserve for the Company's deferred tax assets.

                        Liquidity and Capital Resources

The Company's principal capital requirements in 1997 were to fund working capital needs and capital expenditures related to manufacturing process automation. During the periods presented, these capital requirements generally were satisfied by cash flows from operations, except in 1997 when these requirements were supplemented from the proceeds of the Company's initial public offering.

         Nashua (which previously owned 100 percent of Cerion until the Company's initial public offering in May 1996, which reduced Nashua's ownership to approximately 37 percent) historically had performed cash management services for the Company. The Company's cash flow was directed to Nashua, and Nashua in turn provided cash to the Company to fund operating expenses and capital expenditures. On May 31, 1996, this arrangement ceased. Shortly thereafter, the Company and Nashua determined the respective cash flows from the Company to Nashua, and from Nashua to the Company, during the period from January 1, 1996 through May 30, 1996, and settled a net amount due from Cerion to Nashua of approximately $200,000.

         Net cash provided by (used in) operating activities was $(2.6) million, $6.8 million and $4.0 million in 1997, 1996 and 1995, respectively. The decrease in cash provided by operating activities from 1996 to 1997 was attributable to a reduction in net income and an increase in accounts receivable due to significantly higher revenues in the last half of 1997 compared to the last half of 1996. Furthermore, the Company's accounts receivable collection slowed in the fourth quarter of 1997 compared to 1996, contributing to the higher level of accounts receivable at December 31, 1997. The increase in cash provided by operating activities from 1995 to 1996 was attributable to a reduction in accounts receivable offset by increased inventories due to significantly lower revenues in the last half of 1996 compared to the last half of 1995 combined with increased depreciation from capital equipment additions in 1995 and 1996. The increase in accounts payable from December 31, 1995 to December 31, 1996 was due to the growth in the business and capital projects undertaken by the Company in connection with its expansion of capacity. The increase in accounts payable from 1996 to 1997 was associated with the overall growth of the business in the second half of 1997.

         Net cash used in investing activities was $2.0 million, $6.1 million and $2.5 million in 1997, 1996 and 1995, respectively. Cash used in investing activities was primarily for capital expenditures related to modifications of existing equipment and purchases of new equipment. The newly purchased equipment increased both manufacturing capacities and efficiencies. The Company's short-term investments are comprised of investment grade commercial paper.

         Net cash provided by (used in) financing activities was $(60,000), $8.4 million and $(1.4) million in 1997, 1996 and 1995, respectively. Net cash provided by financing activities increased in 1996 due to proceeds from the initial public offering partially offset by the repayment of indebtedness. On May 30, 1996, the Company closed its initial public offering with the sale of 4,416,000 shares of its Common Stock. Of the 4,416,000 shares of Common Stock sold, 1,615,000 shares were sold by the Company and 2,801,000 were sold by Nashua. Nashua continues to own approximately 37 percent of the Company's outstanding Common Stock. The shares were sold to the public at $13.00 per share. The net proceeds to the Company after the Underwriting Discount was $19,525,350.

         On May 31, 1996, the Company repaid the two outstanding Promissory Notes issued to Nashua Corporation in March 1996 having a combined principal sum of $11,142,000. The prepayments were made without penalty.

         Based upon anticipated cash flows from operating activities, remaining proceeds from the initial public offering completed in 1996 and credit availability, the Company believes that it has the liquidity and capital resources needed to meet its financial commitments through 1998. Unless the Company achieves substantial cost improvements, increased demand and no further price reductions that exceed cost reductions beyond year-end levels, the Company could incur net losses and negative cash flows from operating activities. Without such cost improvements and increased demand, at present cost levels and planned capital expenditures of approximately $3.0 million annually, the Company over an extended period of time may exhaust all or substantially all of its cash resources and borrowing availability under its credit facility. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of certain capital expenditures and obtaining additional sources of funds. Furthermore, any significant default by customers on the payment of outstanding amounts due to the Company could cause a significant reduction in liquidity and may exhaust the Company's cash resources sooner than would otherwise happen. No assurance can be given that the Company will be able to pursue such alternatives successfully.

         During the first quarter of 1998, one of the Company's significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customer's liquidity. This customer's outstanding balance due to the Company exceeds an average of approximately 110 days compared to normal trade terms provided to this customer of 60 days. Future payment of this amount by the customer is expected to be structured payments over a time frame not to exceed one year. This anticipated structuring of future payments will reduce the Company's liquidity and financial flexibility. Furthermore, in the event that this customer's financial position worsens during the payment period, the risk of default increases.

                                   Inflation

In the opinion of management, inflation has not had a material effect on the operations of the Company.

                        Matters Affecting Future Results

This Report contains certain "forward-looking" statements, including, but not limited to the statements regarding the possible impact of cancellation of orders by a major customer and backwards integration within the industry towards the manufacture of aluminum disk substrates. Moreover, from time to time in both written releases and reports and oral statements, the Company and its senior management may express expectations regarding future performance of the Company. All of these "forward-looking" statements are inherently uncertain, and investors must recognize that actual events could cause actual results to differ materially from senior management's expectations. Key risk factors that could, in particular, have an adverse impact on current and future performance include the Company's dependence on a small number of customers, a trend toward backwards integration among thin-film disk manufacturers that may continue to reduce demand for the Company's products, dependence on the intensely competitive and cyclical hard disk drive industry, absence of long-term purchase commitments from the Company's customers and risk of excess industry capacity. See "Matters Affecting Future Results" included in the Company's Form 10-K dated March 27, 1998 for a more detailed discussion of factors that could affect the Company's performance and the value of its Common Stock.

          With respect to forward-looking statements contained herein, we urge our shareholders to read Cerion's Form 10-K filed with the Securities and Exchange Commission.

                                    Outlook

Cerion does not provide forecasts of future financial performance. The statements contained in this Outlook are based upon current expectations. These statements are forward-looking; actual events could cause actual results to differ materially.

          Adverse industry conditions during the second half of 1996 and throughout 1997, in which available market supply exceeded demand and significant pricing reductions caused the Company to incur net losses in each of the last two quarters of 1996 and operate at essentially breakeven performance for the first three quarters of 1997, are worsening in 1998. Despite the Company's profitablity in the fourth quarter of 1997, Cerion expects that a combination of factors affecting the industry, including the acquisition of aluminum substrate capabilities by certain of the Company's customers and an oversupply of aluminum disk substrates in the market, could significantly and adversely affect the Company's performance in the first half of 1998. There can be no assurance that these or other factors will not continue to negatively impact the Company's performance in subsequent quarters. Such losses and breakeven performance have and will impair the Company's liquidity and available sources of liquidity and may continue to affect the Company adversely until significant product cost improvements are achieved, combined with increased sales volumes to return to sustainable profitability. See "Liquidity and Capital Resources."

          The Company does not believe current market conditions will support substantial price increases. Thus, any improvement in operating performance will require cost improvements and/or order volume increases to occur. Unless the Company achieves substantial cost improvements, increased demand and no further price reductions that exceed cost reductions beyond year-end levels, the Company could incur net operating losses and negative cash flows from operating activities. Without such cost improvements and increased demand, at present cost levels and planned capital expenditures of approximately $3.0 million annually, the Company over an extended period of time may exhaust all or substantially all of its cash resources and borrowing availability under its credit facility. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of certain capital expenditures and obtaining additional sources of funds. Furthermore, any significant default by customers on the payment of outstanding amounts due to the Company could cause a significant reduction in liquidity and may exhaust the Company's cash resources sooner than would otherwise happen. No assurances can be given that the Company will be able to pursue such alternatives successfully.

          During the first quarter of 1998, one of the Company's significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customer's liquidity. This customer's outstanding balance due to the Company exceeds an average of 110 days compared to normal trade terms provided to this customer of 60 days. Future payment of this amount by the customer is expected to be structured payments over a time frame not to exceed one year. This anticipated structuring of future payments will reduce the Company's liquidity and financial flexibility. Furthermore, in the event that this customer's financial position worsens during the payment period, the risk of default increases.

          The Company's gross margin percentage is largely a function of product mix sold in any period. Various other factors, including unit volumes, costs and yield issues associated with initiating production on new processes also will continue to affect the amount of cost of sales and the variability of the gross margin percentage in future quarters. Additionally, increased depreciation resulting from the significant capital spending in 1995 through 1997 and planned capital spending in 1998, will negatively impact gross margins in future periods. The planned 1998 capital spending is focused in the area of manufacturing process changes to reduce product cost.

          Reduction in demand from either a reduction in market requirements, further backwards integration by thin-film media manufacturers or a sudden loss of one or more customers will significantly impact the Company's operating performance. Volatility in demand for the Company's products will have a substantial impact on the Company's operating performance because of the fixed cost element of the Company's manufacturing costs relative to total costs.

                                                                      APPENDIX F


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-Q

(Mark One)

(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended              October 2, 1998
                              --------------------------------------------------

                                       OR

( )      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1984
For the transition period from                   to
                              ------------------   -----------------------------

Commission file number      -
                      -------------

                            CERION TECHNOLOGIES INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                DELAWARE                               02-0485458
-------------------------------------    ---------------------------------------
       (State of incorporation)          (I.R.S. Employer Identification Number)


       1401 Interstate Drive
         Champaign, Illinois                           61822-1065
-------------------------------------    ---------------------------------------
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code         (217) 359-3700
                                                  ------------------------------



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                    Yes   X             No
                        -----             -----

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.


          Class                         Outstanding as of October 2, 1998
----------------------------            --------------------------------
Common Stock, par value $.01                    7,054,593 shares

PART 1   -FINANCIAL INFORMATION
ITEM 1   -FINANCIAL STATEMENTS


                            CERION TECHNOLOGIES INC.

                                 BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                              October 2,    December 31,
                                                                1998           1997
                                                             -----------    -----------
                                                             (unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents                                  $  2,361        $ 4,588
   Accounts receivable, net of allowances for
     doubtful accounts and customer
     returns of $3,606 and $385, respectively                    2,647         10,271
   Inventories                                                   1,145            726
   Prepaid expenses and other assets                               378            208
   Income taxes refundable                                         324             --
   Deferred income taxes                                           388            637
                                                              --------        -------
       Total current assets                                      7,243         16,430
Property, plant and equipment, net                               4,075          8,769
Other assets                                                        --             66
                                                              --------        -------
                                                              $ 11,318        $25,265
                                                              ========        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued expenses                      $  2,200        $ 4,666
                                                              --------        -------
      Total current liabilities                                  2,200          4,666
Deferred income taxes                                               --            366
Commitments and contingencies
Stockholders' Equity:
   Preferred Stock, par value $.01 per share, 100,000
      shares authorized, none issued                                --             --
   Common Stock, par value $.01 per share, 20,000,000
      shares authorized; 7,054,593 and 7,028,337 shares
      issued and outstanding, respectively                          71             70
   Additional paid-in capital                                   18,728         18,679
   Retained earnings (accumulated deficit)                      (9,681)         1,484
                                                              --------        -------
      Total stockholders' equity                                 9,118         20,233
                                                              --------        -------
                                                              $ 11,318        $25,265
                                                              ========        =======


          The notes are an integral part of the financial statements.

                            CERION TECHNOLOGIES INC.

                            STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                       Three Months Ended               Nine Months Ended
                                                       ------------------               -----------------
                                                          (unaudited)                      (unaudited)
                                                   October 2,   September 26,     October 2,       September 26,
                                                      1998          1997             1998              1997
                                                   ----------   ------------      ----------       -------------
Net sales                                           $ 3,206         $ 6,701         $  9,434         $ 22,071
Cost of sales                                         3,995           5,862           10,887           19,281
                                                    -------         -------         --------         --------
  Gross profit (loss)                                  (789)            839           (1,453)           2,790
Selling, general and administrative expenses            814           1,100            2,601            3,117
Impairment loss                                         654              --            7,004               --
Costs associated with ceasing operations                621              --              621               --
                                                    -------         -------         --------         --------
  Operating loss                                     (2,878)           (261)         (11,679)            (327)
Interest income                                          32              91              145              282
                                                    -------         -------         --------         --------
  Loss before benefit for income taxes               (2,846)           (170)         (11,534)             (45)
Benefit for income taxes                                 --            (215)            (369)            (165)
                                                    -------         -------         --------         --------

Net income (loss)                                   $(2,846)        $    45         $(11,165)        $    120
                                                    =======         =======         ========         ========
Net income (loss) per share, basic
   and diluted                                      $ (0.40)        $  0.01         $  (1.58)        $   0.02
                                                    =======         =======         ========         ========

Average common shares outstanding                     7,055           7,028            7,045            7,023




          The notes are an integral part of the financial statements.

                            CERION TECHNOLOGIES INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                   Nine Months Ended
                                                                   -----------------
                                                                      (unaudited)
                                                             October 2,      September 26,
                                                                1998              1997
                                                          -----------------  -------------
Cash flows provided by (used in) operating activities:
Net income (loss)                                              $(11,165)        $   120
Adjustments to reconcile net income (loss) to cash
   provided by (used in) operating activities:
      Depreciation and amortization                               1,815           1,866
      Deferred income taxes                                        (117)           (147)
      Gain on disposal of property, plant and equipment             (50)             --
      Impairment loss on property, plant and equipment            3,500              --
      Write-off of customer receivable                            3,304              --
      Compensation expense and other non-cash charges                92              40
      Changes in operating assets and liabilities:
         Accounts receivable                                      4,320          (2,633)
         Inventories                                               (419)            513
         Prepaid expenses and other assets                         (170)            (27)
         Income taxes refundable                                   (324)             --
         Accounts payable and accrued expenses                   (2,466)            359
                                                               --------         -------

Net cash provided by (used in) operating activities              (1,680)             91
                                                               --------         -------

Cash flows provided by (used in) investing activities:
   Additions to property, plant and equipment                      (597)         (1,732)
   Proceeds from sale of property, plant and equipment               50              --
   Purchase of short-term investments                                --          (5,000)
   Proceeds from sale of short-term investments                      --           5,000
                                                               --------         -------

Cash flows used in investing activities                            (547)         (1,732)
                                                               --------         -------

Cash flows used in financing activities:
   Debt issuance costs                                               --            (100)
                                                               --------         -------

Cash flows used in financing activities                              --            (100)
                                                               --------         -------

Decrease in cash                                                 (2,227)         (1,741)
Cash at beginning of period                                       4,588           9,300
                                                               --------         -------
Cash at end of period                                          $  2,361         $ 7,559
                                                               ========         =======

Supplemental disclosure of cash flow information:
   Interest paid                                               $     --         $    --
   Income taxes paid                                                476              80



           The notes are an integral part of the financial statements.

                            CERION TECHNOLOGIES INC.
                          NOTES TO FINANCIAL STATEMENTS

1.   Earnings Per Common and Common Share Equivalents

Earnings per common and common share equivalents are computed based on the weighted average number of common shares and, as applicable, the weighted average number of common share equivalents outstanding during the periods presented.


                                                 Three Months Ended                         Nine Months Ended
                                                 ------------------                         -----------------
                                          October 2,           September 26,         October 2,       September 26,
                                             1998                  1997                1998                1997
                                          ----------           -------------         ----------       -------------
Common shares outstanding                  7,054,593           7,028,337            7,045,459            7,022,732
Common share equivalents                       None                None                  None               None


2.   Revolving Credit Facility

The Company secured on March 7, 1997, a $7.5 million revolving credit facility ("facility") that would have matured March 7, 2000. The facility was collateralized by all the Company's assets and the Company was able to borrow against the facility based upon prescribed advance rates applied to certain of the Company's accounts receivable and inventories. The Company terminated this facility on September 30, 1998 in conjunction with its intention to cease operations and seek shareholder approval to liquidate the Company.

In connection with obtaining the facility, the Company paid a commitment fee equal to 100 basis points of the total facility and other costs totaling approximately $90,000 in 1997. The unamortized portion of these costs was charged against income during the third quarter of 1998. Furthermore, the Company paid an early termination fee of approximately $11,000 upon termination of the facility.

3.   Impairment Loss

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company recorded a non-cash accounting charge in the second quarter of 1998 related to the impairment of certain long-lived assets. The Company considered continuing operating losses, continuing negative cash flows, a likelihood of future reductions in market pricing for the Company's product and significant reductions in potential future orders from the Company's existing customer base, in the second quarter to be its primary indicators of potential impairment. Accordingly, the Company recognized a charge of $3.5 million ($3.5 million net of tax, or $.50 per share) to write down the carrying amounts of its long-lived assets to fair value. The loss is calculated as the difference between the carrying value of property, plant and equipment and the fair value of these assets based on the estimated sales value between willing buyers and sellers.

During the first quarter of 1998, one of the Company's then significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customer's liquidity. The customer has made payments of $0.5 million against its obligations since the customer became delinquent, leaving a balance of $3.6 million. Due to the lack of adherence in the second quarter to the payment plan established in the first quarter and the resulting heightened risk of uncollectibility of the receivable, the Company took a charge in the second quarter of 1998 of $2.85 million ($2.85 million net of tax, or $.40 per share) in order to reduce the receivable to the expected recoverable value in the second quarter of 1998. The customer filed for Chapter 11 bankruptcy protection on October 11, 1998. Accordingly, the Company took an additional charge of $654,000 in the third quarter to reduce the carrying value of the receivable to zero and to record a liability for amounts received from this customer during the customary preference period which is 90 days prior to filing bankruptcy.

4.   Change in Depreciable Lives of Long-lived Assets

As a result of the Board of Director's decision to sell the Company and subsequent decision to cease operations on or about November 15, 1998, the Company revised the estimated remaining useful lives of its long-lived assets during the third quarter of 1998. The composite remaining useful lives of the Company's long-lived assets approximated 5 years prior to the Company's decision to cease operations. The Company's decision to cease operations reduced the useful lives of the assets to approximately 19 weeks as of the beginning of the third quarter and as such the Company will depreciate the assets to the estimated salvage value of the assets over this period. Prior to the Board's decision, the Company intended to utilize the assets to consume 100% of the assets carrying value, and as such did not utilize a salvage value when determining the depreciation. The change in useful lives of the Company's assets resulted in an additional depreciation charge of approximately $500,000 during the third quarter of 1998.

5.   Costs Associated with Ceasing Operations

The Company incurred costs in conjunction with its decision to seek shareholder approval for a plan of liquidation. These costs included severance costs associated with the termination of two executive officers on October 2, 1998, investment banking fees, unamortized loan origination costs and early termination fees associated with the Company's credit facility.

6.   Liquidity Matters

The Board of Directors has adopted a Liquidation Proposal which would include the sale or distribution of all of the Company's assets, in whole or piecemeal, and the adoption of a Plan of Complete Liquidation and Dissolution of the Company ("the Plan"). On September 14, 1998, the Board of Directors approved the Liquidation Proposal, including the Plan, subject to shareholder approval.

The Company's single line of business has been the manufacture of precision-machined aluminum disk substrates, which are the metallic platforms of magnetic thin-film disks used in the hard disk drives of portable and desk-top computers, network servers, add-on storage devices and storage upgrades. The market for these substrates and for storage media generally has been difficult, in varying degrees, for approximately two years. Since the third quarter of 1996, the market for aluminum substrates has been marked as a general rule by overcapacity, with resulting pressure on prices. This trend has been exacerbated by vertical integration, which has resulted in certain companies that were formerly significant customers of the Company acquiring their own substrate manufacturing capacity and thus curtailing business with the Company.

As a result of these difficult market conditions, the Company incurred substantial losses in the second half of 1996, was modestly profitable in 1997 and has incurred further substantial losses in 1998. During 1998 and in particular since the second quarter, the Company's results of operations and its prospects have further worsened. Adverse industry conditions have persisted and the Company suffered a further loss in customers. As a result, a single customer accounted for nearly all of the Company's net sales in the second and third quarters of 1998. Those factors influenced the Board of Directors in their decision to approve the Plan and to suspend manufacturing operations on or about November 15, 1998.

The Company will incur net operating losses and negative cash flows from operating activities during the fourth quarter of 1998. The Company expects that revenue will not exceed $1.8 million as a result of the decision to cease operations on or about November 15, 1998. This expected level of revenue would likely result in the Company incurring net operating losses in excess of $1.3 million in the fourth quarter. The Company's operating losses in 1998 have eroded its capital position and liquidity, and the projected operating losses will erode them further. Based on the assumed operating losses as outlined above and assumed future expenses of liquidation, the Company believes it has sufficient resources and liquidity to meet its financial obligations through the liquidation of the Company's business operations.

7.   Reclassification

Certain amounts on the Statement of Cash Flows related to the classification of "Proceeds from shares issued" in the prior years' consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net income.

8.   Other

The financial statements for the three month and nine month periods ended October 2, 1998 and September 26, 1997 are prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Upon approval of the plan of liquidation previously referred to in Note 6, the Company will adopt the liquidation basis of accounting. These financial statements should be read in conjunction with the financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Form 10-K filed on March 27, 1998. The results of operations for the three months and nine months ended October 2, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FORWARD-LOOKING STATEMENTS -- SAFE HARBOR

This report contains certain "forward-looking" statements, including, but not limited to the statements regarding the Company's intended liquidation. Moreover, from time to time in both written releases and reports and oral statements, the Company and its senior management may express expectations regarding future performance of the Company. All of these "forward-looking" statements are inherently uncertain, and investors must recognize that actual events could cause actual results to differ materially from senior management's expectations. Key risk factors that could, in particular, have an adverse impact on current and future performance include the Company's announcement on September 15, 1998 of its intention to cease operations and seek shareholder approval for an orderly plan of liquidation of the Company's assets and uncertainties regarding both amounts that might be realized from the sale of the Company's assets pursuant to that plan and the expenses that will be incurred and liabilities that must be satisfied by the Company in carrying it out.

RECENT DEVELOPMENTS

Nasdaq National Market listing maintenance criteria require listed issuers such as the Company to maintain a "market value of public float" of at least $5 million. Based on the reported closing price of the Company's common stock on October 30, 1998, its "market value of public float" was $828,568. Nasdaq National Market personnel have notified the Company that, if the Company's "market value of public float" remained below $5 million through October 30, 1998 as it did, the Company's common stock would be delisted from the National Market as of November 3, 1998. On October 29, 1998, however, the company requested a hearing with the Nasdaq National Market to appeal the delisting of the Company's common stock, as a result of which the delisting has been suspended at least temporarily.

Effective August 10, 1998, President and Chief Executive Officer David A. Peterson assumed the position of chairman of Cerion's Board of Directors, replacing Gerald G. Garbacz. By separate letters dated November 5, 1998, Mr. Garbacz and Sheldon A. Buckler each resigned from the Company's Board of Directors. Mr. Garbacz is the President, Chief Executive Officer and Chairman of the Board of Nashua Corporation, which owns approximately 37% of the outstanding shares of Cerion's Common Stock, while Mr. Buckler is a director of Nashua Corporation. The Board of Directors has not decided whether to fill the vacancies resulting from these resignations.

On September 15, 1998, the Company announced that it intends to cease operations on or about November 15, 1998. The Company had announced on August 13, 1998 that it was actively seeking a buyer for its business but those efforts had not to date been successful. The Company's Board of Directors concluded that continued existence as a small independent company entailed unacceptably high risks in this period of overcapacity in the overall data storage industry and continued operations beyond November 15, 1998 would not be in the best interest of the Company's shareholders. As of the date of this report, it is the present intention of the Company to seek approval from its shareholders for an orderly liquidation of the Company's assets.

THREE MONTHS AND NINE MONTHS ENDED OCTOBER 2, 1998 AND SEPTEMBER 26, 1997

     Net Sales. Net sales decreased $3.5 million, or 52.2%, to $3.2 million in the three months ended October 2, 1998 from $6.7 million in the three months ended September 26, 1997. Net sales decreased $12.6 million, or 57.3% to $9.4 million in the nine months ended October 2, 1998 from $22.1 million in the nine months ended September 26, 1997. The decrease in net sales resulted from the Company's three largest customers in 1997 decreasing their orders in the last part of 1997 and all of 1998. The largest customer in 1997 represented 40.6% of revenues in the first nine months of 1997 and 53.5% of third quarter revenues in 1997. In the fourth quarter of 1997, this customer purchased substrate manufacturing capacity sufficient to cover their requirements, resulting in no sales to them in 1998. The second largest customer, who represented 35.9% of revenues in the first nine months of 1997 and 46.2% of third quarter revenues in 1997, had excess inventory in stock, thereby reducing their requirements for substrates in the first quarter of 1998. This resulted in substantially no sales to this customer in the second and third quarters of 1998 and approximately 4.6 million fewer parts sold in the first nine months of 1998 versus the first nine months of 1997. The third largest customer, representing 16.1% of revenue in the first nine months of 1997, decreased their purchase orders to zero in the second quarter of 1997 as their substrate requirements fell within the capacity they possessed within their existing substrate manufacturing capacity. These decreases in net sales were partially offset by sales to a new customer representing nearly 100% of revenue in the second and third quarters of 1998 and $6.7 million of revenue for the first nine months of 1998.

In addition, average sales prices decreased significantly between the third quarter of 1998 and 1997, resulting in an average sales price in the third quarter of 1998 that was approximately 12% lower than in the third quarter of 1997.

     Gross Profit (Loss). Gross profit decreased $1.6 million to $(789,000) in the three months ended October 2, 1998 from $839,000 in the three months ended September 26, 1997. Gross profit as a percentage of net sales decreased to (24.6)% in the third quarter of 1998 as compared to 12.5% in the third quarter of 1997. Gross profit decreased $4.2 million to $(1,453,000) in the nine months ended October 2, 1998 from $2.8 million in the nine months ended September 26, 1997. Gross profit as a percentage of net sales decreased to (15.4%) in the first nine months of 1998 compared to 12.6% in the first nine months of 1997. The decrease in gross profit was attributable to the underutilization of existing capacity which had been expanded in the first half of 1996 and the spreading of higher fixed costs, due to a larger available production capacity, over a lower sales volume in the third quarter of 1998. Gross profit also decreased as a result of lower average selling prices of the Company's products in the first half of 1998 as compared to the first half of 1997. Another contributor to the lower gross profit in the third quarter included the write-off of certain raw material and finished goods inventory. The inventory related to one customer whose likelihood of placing any future orders was diminishing. The Company recorded an additional charge for depreciation of approximately $500,000 during the third quarter of 1998 upon changing the estimated useful lives of the Company's long-lived assets to reflect the remaining usefulness to the Company. The abbreviated useful lives resulting from the Company's change is attributable to the Company's decision to cease operations on or about November 15, 1998.

     Selling, General & Administrative Expenses. Selling, general and administrative expenses decreased $286,000, or 26.0%, to $814,000 in the three months ended October 2, 1998 from $1.1 million in the three months ended September 26, 1997. Selling, general and administrative expenses decreased $516,000, or 16.6%, to $2.6 million in the nine months ended October 2, 1998 from $3.1 million in the nine months ended September 26, 1997. The reduction in absolute spending results from lower shipping costs attributable to lower sales volume, and no profit sharing or bonuses in 1998 due to the Company not achieving its operating targets. Selling, general and administrative expenses as a percentage of net sales increased to 25.4% in the third quarter of 1998 compared to 16.4% in the third quarter of 1997. The increase in the percentage resulted from lower net sales.

     Impairment Loss. An impairment loss of $6.4 million was recorded in the second quarter of 1998. The non-cash accounting charge included a charge of $3.5 million related to the write-down of certain long-lived assets and a $2.85 million charge to establish a reserve for doubtful accounts receivable from one customer. An additional charge of $654,000 was recorded in the third quarter to reduce the carrying value of the receivable to zero and to record a liability for amounts received from this customer during the customary preference period which is 90 days prior to filing bankruptcy. The customer filed for Chapter 11 bankruptcy protection on October 11, 1998.

     Costs Associated with Ceasing Operations. The Company incurred during the third quarter of 1998 costs in conjunction with its decision to seek shareholder approval for a plan of liquidation. These costs included severance costs associated with the termination of two executive officers on October 2, 1998, investment banking fees, unamortized loan origination costs and early termination fees associated with the Company's credit facility.

     Interest Income. Interest income consists of interest income from short-term investments.

     Benefit for Income Taxes. The Company recorded no benefit for income taxes for the three months ended October 2, 1998 as compared to a benefit for income taxes of $215,000 for the three months ended September 26, 1997. The Company's effective tax rate was 0% and 126% in the third quarter of 1998 and 1997 respectively. The carrying value of the Company's net deferred tax assets equals the estimated tax liability in the past that may be refunded from the carry back of net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal capital requirements in 1997 were to fund working capital needs and capital expenditures related to manufacturing process automation. The Company's principal capital requirements in 1998 have been to fund working capital needs and capital expenditures related to a pollution control and recycling system. During the periods presented, these capital requirements generally were satisfied by cash flows from operations in certain periods and from the remaining proceeds of the Company's initial public offering that occurred in 1996.

Net cash provided by (used in) operating activities was $(1.7) million and $91,000 in the nine months ended October 2, 1998 and September 26, 1996. Cash used in operating activities increased significantly from the first nine months of 1997 to the first nine months of 1998 primarily due to the increase in operating losses excluding the impairment charges and costs associated with ceasing operations, the increase in inventory over the third quarter of 1998 resulting from the building of inventory levels, and the decrease in accounts payable and accrued expenses as a result of lower revenue levels in 1998. The increase in cash used was partially offset by the decrease in accounts receivable excluding the impairment allowance recorded in the second and third quarters of 1998 as revenue in the past nine months decreased compared to the previous nine months by 57%.

Net cash used in investing activities was $547,000 and $1.7 million in the first nine months of 1998 and 1997, respectively. Cash used in investing activities in 1997 was primarily for purchases involved in manufacturing process automation. In 1998, the primary investing activity was the purchase of a new pollution control and recycling system in the first quarter. The Company's short-term investments are comprised of investment grade commercial paper.

Net cash used in financing activities was $0 and $100,000 in the first nine months of 1998 and 1997, respectively. Cash used by financing activities in the first nine months of 1997 related to costs of obtaining the revolving credit facility.

Based upon anticipated cash flows from operating activities and remaining proceeds from the initial public offering completed in 1996, the Company believes that it has the liquidity and capital resources needed to meet its financial commitments through 1998 and the subsequent liquidation of the Company's assets, although there can be no assurances that it will in fact have such resources.

During the first quarter of 1998, one of the Company's then significant customers became delinquent in the payment of outstanding accounts receivable totaling $4.1 million. This delinquency occurred because of the customer experiencing significant operating losses and negative cash flow from operations that strained the customer's liquidity. The customer made payments of $0.5 million against its obligations after the customer became delinquent, leaving a balance of $3.6 million. Due to the lack of adherence in the second quarter to the payment plan established in the first quarter and the resulting heightened risk of uncollectibility of the receivable, the Company took a charge in the second quarter of 1998 of $2.85 million ($2.85 million net of tax, or $.40 per share) in order to reduce the receivable to the expected recoverable value in the second quarter of 1998. The customer filed for Chapter 11 bankruptcy protection on October 11, 1998. As a result, the Company took an additional charge of $654,000 in the third quarter to reduce the carrying value of the receivable to zero and to record a liability for amounts received from this customer during the customary preference period, which is 90 days prior to filing bankruptcy.

OUTLOOK

Cerion does not provide forecasts of future financial performance. The statements contained in this Outlook are based upon current expectations. These statements are "forward-looking"; actual events could cause actual results to differ materially.

As noted in Part II, Item 5 below, the Company has announced its intention to cease operations and seek shareholder approval for an orderly liquidation of the Company's assets. Uncertainties arising from this announcement have and will continue to adversely affect results of operations.

FINANCIAL ACCOUNTING STANDARDS NO. 128

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). The adoption of SFAS 128 had no impact on the calculation of net income (loss) per share for the periods presented. Net income (loss) per share for the periods presented is determined by dividing the applicable net income (loss) by the weighted average number of common shares outstanding during the period. Options to purchase shares were outstanding during the quarters ended October 2, 1998 and September 26, 1997 but were not included in the diluted earnings per share computation because the exercise price exceeded the average market price for the period.

INFLATION

In the opinion of management, inflation has not had a material effect on the operations of the Company.

                           PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

On August 8, 1996, an individual plaintiff, Joshua Teitelbaum, initiated a lawsuit against Cerion Technologies Inc. ("Cerion" or the "Company"), Nashua Corporation ("Nashua"), William Blair & Co. ("Blair") and certain Cerion directors and officers in the Circuit Court of Cook County, Illinois. On September 4, 1996, a second individual plaintiff, Philippe Olczyk, initiated a similar lawsuit against the Company, Nashua, Blair and certain Cerion directors in the Circuit Court of Cook County, Illinois. Both lawsuits purport to be brought on behalf of a class consisting of all persons (other than the defendants) who purchased the common stock of Cerion between May 24, 1996 and July 9, 1996.

These two cases were consolidated before the same judge. On March 24, 1997, Teitelbaum and Olcyzk, joined by a third plaintiff, Robert K. Pickup, filed a Consolidated Amended Class Action Complaint ("Consolidated Complaint") against the Company, Nashua, Blair and certain Cerion directors and officers. The Consolidated Complaint supersedes the prior complaints and also purports to be on behalf of a class consisting of all persons (other than the defendants) who purchased the common stock of Cerion between May 24, 1996 and July 9, 1996. The Consolidated Complaint alleges that, in connection with the Cerion initial public offering, the defendants issued certain materially false and misleading statements and omitted the disclosure of material facts regarding, in particular, certain significant customer relationships. The Consolidated Complaint alleges that the defendants violated sections 11, 12(a)(2), and 15 of the 1933 Securities Act, section 13 of the Illinois Blue Sky Law, and the Illinois Consumer Fraud and Deceptive Practices Act. The Consolidated Complaint seeks a declaration that the case may proceed as a class action, damages and rescission of the sale of Cerion common stock by Cerion and Nashua, to the extent purchasers still hold Cerion shares, or rescissory damages, if they sold their Cerion stock; attorneys fees and costs; and other relief.

On October 9, 1997, the Circuit Court of Cook County, Illinois dismissed the class action lawsuit filed against all defendants providing the Plaintiffs with the option to file an amended complaint in which they may attempt to state a claim against the Company and the other defendants. On December 5, 1997, the Plaintiffs filed an amended complaint against the same defendants with substantially similar alleged claims. On May 6, 1998, the Circuit Court of Cook County, Illinois dismissed the amended class action lawsuit with prejudice. On June 5, 1998, the plaintiffs filed a notice of appeal of the Court's ruling in the Appellate Court of Illinois. The Company believes the Amended Consolidated Complaint to be without merit and will continue to defend vigorously against the complaint.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

There has been no change in the information required by paragraphs (f)(2) through (f)(4) of Item 701 of Regulation S-K from that previously reported by the Company on Form S-R, except as follows with respect to the Company's use of net offering proceeds to the Company from its initial public offering after deducting previously reported expenses, as of October 2, 1998.

The proceeds of $19,525,350 from the initial public offering had been utilized as follows as of October 2, 1998:

  Construction of plant, building and facilities                     $ 1,163,209
  Purchase and installation of machinery and equipment                 5,022,911
  Purchase of real estate                                                 75,000
  Repayment of indebtedness - First Nashua Note                        1,156,429
  Repayment of indebtedness - Second Nashua Note                      10,184,973
  Working capital, including cash and cash equivalents                 1,922,828

Cash and cash equivalents included in working capital will continue to be used for general corporate purposes.

In the Company's Prospectus, dated May 24, 1996, the Company stated that it planned to use approximately $9.0 to $12.0 million of the proceeds of the offering to build, purchase or lease a new facility and related equipment. As a result of a change in market conditions during the second half of 1996, the Company canceled its capacity expansion plans, which included the new facility.

ITEM 5.  OTHER INFORMATION

See "Recent Developments" in Item 2 above for a description of important recent developments and events affecting the Company.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

A.  Exhibits

     None.

B.   Reports on Form 8-K

     None.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     CERION TECHNOLOGIES INC.
                                          (Registrant)



Date:  November 13, 1998             By: /s/ Richard A. Clark
                                         -------------------------------------
                                         Richard A. Clark
                                         Vice President-Finance,
                                         Chief Financial Officer and Treasurer
                                         (principal financial and duly
                                         authorized officer)